Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254001

PROSPECTUS

EOS ENERGY ENTERPRISES, INC.

48,771,777 Shares of Common Stock
325,000 Warrants to Purchase Common Stock

The selling securityholders named in this prospectus may offer and sell from time to time up to 48,771,777 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 325,000 shares of common stock, consisting of:

●	up to 1,994,171 shares issued to former members of EES LLC upon achievement of certain earnout milestones set forth in the Merger Agreement;

●	up to (i) 74,531 shares of common stock issued to Joe Mastrangelo, the Company’s Chief Executive Officer and a director, upon vesting of restricted stock units granted to him under the Eos Energy Enterprises, Inc. Amended and Restated 2012 Equity Incentive Plan (the “Plan”), and (ii) 5,015 shares of common stock issuable to Mr. Mastrangelo in connection with the achievement of the earnout milestones;

●	up to 748 shares of common stock issuable Mack Treece, the Company’s Chief Strategic Alliances Officer, upon satisfaction of certain vesting terms set forth in previously issued restricted stock units held by Mr. Treece;

●	up to 98,882 shares of common stock issuable to certain of the selling securityholders upon exercise of options granted under the Plan;

●	up to 2,853,750 shares of common stock issued in a private placement in connection with the business combination pursuant to the terms of the equity commitment letter and subscription agreements;

●	up to 4,375,000 shares of common stock originally issued in a private placement to the Sponsor and subsequently distributed in part to certain BMRG directors and members of the Sponsor;

●	up to 325,000 private placement warrants issued in a private placement to the Sponsor;

●	up to 29,644,680 shares of common stock held by other selling securityholders of the Company; and

●	up to 650,000 shares of common stock that were a constituent part of the private placement units.

In addition, this prospectus relates to the offer and sale of up to 8,750,000 shares of common stock that are issuable by us upon the exercise of the public warrants, which were previously registered, and up to 325,000 shares of common stock underlying private placement warrants issued in a private placement to the Sponsor.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock. The inclusion of persons listed as selling securityholders does not necessarily represent a present intention on the part of such persons to sell any or all of the securities hereby registered. See “Plan of Distribution” beginning on page 92 of this prospectus.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our common stock and warrants are listed on The Nasdaq Capital Market under the symbols “EOSE” and “EOSEW”, respectively. On March 4, 2021, the last reported sales price of our common stock was $18.13 per share and the last reported sales price of our warrants was $6.48 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendment or supplements to this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus without the ® and ™ symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation, the term “BMRG” refers to the Company prior to the consummation of the business combination. In this prospectus:

●	“AltEnergy” means AltEnergy Storage VI, LLC.

●	“BRFBR” means B. Riley Securities, Inc.

●	“B. Riley Financial” means B. Riley Financial, Inc.

●	“BRPI” means B. Riley Principal Investments, LLC.

●	“BMRG” means B. Riley Principal Merger Corp. II.

●	“business combination” means the acquisitions and transactions contemplated by the Merger Agreement, which were consummated as of November 16, 2020.

●	“Charter” means the third amended and restated certificate of incorporation of the Company.

●	“Class A common stock” means the Class A common stock of BMRG, par value $0.0001 per share.

●	“Class B common stock” means the Class B common stock of BMRG, par value $0.0001 per share.

●	“Closing” means the closing of the business combination.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“common stock” means the common stock of the Company, par value $0.0001 per share.

●	“DGCL” means the General Corporation Law of the State of Delaware.

●	“Director Nomination Agreement” means the director nomination agreement entered into at Closing between BMRG, the Sponsor, and certain of our equityholders.

●	“EES LLC” means Eos Energy Storage LLC.

●	“Equity Commitment Letter” means the Equity Commitment Letter, dated September 7, 2020, by and between BMRG and B. Riley Financial.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“founder shares” means the shares of Class B common stock purchased by BMRG’s initial stockholders.

●	“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

●	“IPO” means the Company’s initial public offering, consummated on May 22, 2020, through the sale of 17,500,000 units at $10.00 per unit.

●	“Merger Agreement” means the agreement and plan of merger, dated September 7, 2020, by and among BMRG, Merger Sub I, Merger Sub II, Eos, Newco and AltEnergy.

●	“Merger Sub I” means BMRG Merger Sub, LLC.

●	“Merger Sub II” means BMRG Merger Sub II, LLC.

●	“Nasdaq” means The Nasdaq Capital Market.

●	“Newco” means New Eos Energy LLC.

●	“PIPE Investment” means the private placement pursuant to which certain stockholders collectively subscribed for 4,000,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $40,000,000.

●	“private placement” means the private sale of the private placement units simultaneously with the closing of the IPO.

●	“private placement shares” means the shares of common stock included in the private placement units.

●	“private placement units” means the 650,000 units at $10.00 per private placement unit purchased by the Sponsor in the private placement, each of which consists of one share of common stock and one-half of one private placement warrant.

●	“private placement warrants” means the warrants underlying the private placement units issued in the private placement, each of which is exercisable for one share of common stock at $11.50 per share.

●	“public warrants” means the 8,750,000 redeemable warrants sold as part of the units in the IPO.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Sponsor” means B. Riley Principal Sponsor Co. II, LLC.

●	“Subscription Agreements” means the subscription agreements between BMRG and certain other institutional investors related to the issuance of Class A common stock.

●	“transfer agent” means Continental Stock Transfer & Trust Company.

●	“trust account” means the trust account established in connection with the IPO.

●	“units” means the units of the Company, each consisting of one share of common stock and one-half of one redeemable warrant of the Company, with each such warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share.

●	“warrants” means the private placement warrants and public warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. There can be no assurance the future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements. Forward-looking statements in this prospectus may include, but are not limited to, statements about:

●	the ability to maintain the listing of our common stock on Nasdaq;

●	our ability to raise financing in the future;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our public securities’ potential liquidity and trading;

●	changes adversely affecting the business in which we are engaged;

●	unfavorable conditions or disruptions in the capital and credit markets;

●	our ability to forecast trends accurately;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	restrictive covenants that may limit our business and our ability to engage in certain corporate and financial transactions;

●	our ability to obtain capital on commercially reasonable terms;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims, including liability claims;

●	risks related to labor disputes;

●	risks associated with changes in federal, state, or local laws;

●	risks associated with potential costs of regulatory compliance;

●	risks associated with changes to U.S. trade policies;

●	risks resulting from the impact of global pandemics, including the novel coronavirus, COVID-19;

●	general economic conditions; and

●	other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company”, “we,” “our,” “us” and other similar terms refer to Eos Energy Enterprises, Inc. and our consolidated subsidiaries. All references to “BMRG” refer to the Company before the Closing.

General

We design, manufacture and deploys reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry. Founded in 2008, we are focused on accelerating the growth of clean energy in the United States by deploying all sizes of stationary battery storage solutions that deliver reliable and cost-competitive power in a safe and environmentally sustainable way. Our flagship product, the Eos Znyth® DC battery system (“Eos Znyth® systems”), is designed to meet the requirements of the grid-scale energy storage market, is commercially available and scalable, and is manufactured in the United States. Zinc hybrid cathode (“Znyth®”) technology requires just five core commodity materials that are derived from non-rare earth and non-conflict minerals, in addition to being fully recyclable. Our battery is non-flammable and does not require any moving parts or pumps, which allows for simple upkeep and market-leading low-cost operations.

BMRG was incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. On November 16, 2020, BMRG, EES LLC, BMRG Merger Sub, LLC (“Merger Sub I”), BMRG Merger Sub II, LLC (“Merger Sub II”), New Eos Energy LLC (“Eos HoldCo”) and AltEnergy Storage VI, LLC (“AltEnergy”) consummated the transactions contemplated by the Merger Agreement, following the approval at the special meeting of the stockholders of BMRG held on October 15, 2020. At the Closing, (1) Merger Sub I merged with and into Eos HoldCo, with Eos HoldCo continuing as the surviving company and a wholly-owned subsidiary of the Company, and (2) Eos HoldCo then merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company and a wholly-owned subsidiary of the Company. In connection with the Closing, the registrant changed its name from B. Riley Merger Corp. II to Eos Energy Enterprises, Inc., and Merger Sub II changed its name from BMRG Merger Sub II, LLC to Eos Energy Enterprises Intermediate Holdings, LLC.

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is www.eosenergystorage.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Summary Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 6 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

Risks Related to Our Business and Industry

●	We have a history of losses and have to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

●	We identified material weaknesses in our internal control over financial reporting at December 31, 2020 and 2019, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate these material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

●	The relatively recent commercialization of our products makes it difficult to evaluate our future prospects.

●	If demand for low-cost energy storage solutions does not continue to grow or grows at a slower rate than we anticipate, our business and results of operations may be impacted.

●	Failure to deliver the benefits offered by our technologies, or the emergence of improvements to competing technologies, could reduce demand for our products and harm our business.

●	As we endeavor to expand our business, we will incur significant costs and expenses, which could outpace our cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

●	The loss of one or more members of our senior management team or other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.

●	The failure or breach of our IT systems could affect our sales and operations.

●	We are exposed to various risks related to legal proceedings or claims that could adversely affect our operating results. The nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage resulting in us not being fully protected.

Risks Related to our Products and Manufacturing

●	We must obtain environmental, health and safety certifications for our Gen 2.3 product.

●	Compared to traditional energy storage technologies, our products have less power density and round-trip efficiency and may be considered inferior to competitors’ products.

●	We rely on our contract manufacturer and its respective business practices to manufacture our products.

●	We may experience difficulties in establishing manufacturing capacity to scale and estimating potential cost savings and efficiencies from anticipated improvements to our manufacturing capabilities.

●	We may experience delays, disruptions, or quality control problems in our manufacturing operations.

●	We may not have sufficient insurance coverage to cover business continuity.

●	Defects or performance problems in our products could result in loss of customers, and decreased revenue, as well as warranty, indemnity, and product liability claims.

●	If we elect to expand our production capacity by constructing one or more new manufacturing facilities, we may encounter challenges relating to the construction, management and operation of such facilities.

Risks Related to our Future Growth

●	If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

●	We will require additional financing to achieve our goals and a failure to obtain this capital on acceptable terms, or at all, may adversely impact our ability to support our business growth strategy.

●	Our planned expansion into new geographic markets or new product lines or services could subject us to additional business, financial, and competitive risks.

●	Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

●	Forecasts of market growth in this prospectus may not be accurate.

Risks Related to our United States and Foreign Operations

●	The reduction, elimination or expiration of government subsidies and economic incentives related to renewable energy solutions could reduce demand for our technologies and harm our business.

●	Changes in the U.S. trade environment, including the recent imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows.

●	Changes in applicable law, regulations or requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

●	We could be adversely affected by any violations of the FCPA, the U.K. Bribery Act, and other foreign anti-bribery laws, as well as violations against export controls and economic embargo regulations.

Risks Related to Intellectual Property

●	If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, then our business and results of operations could be materially harmed.

●	Third parties may assert that we are infringing upon their intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate.

Risk Related to Our Securities

●	Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

●	Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

●	We may redeem the public warrants prior to their exercise at a time that is disadvantageous to such warrant holders, thereby making your public warrants worthless.

●	Our stock price may be volatile and may decline regardless of our operating performance.

●	There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

●	There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

●	We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and that status could make our securities less attractive to investors.

THE OFFERING

Securities offered by the selling securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, of an aggregate of 48,771,777 shares of common stock and warrants to purchase 325,000 shares of common stock, which includes:

●	up to 1,994,171 shares issued to former members of EES LLC upon achievement of certain milestones set forth in the Merger Agreement;

●	up to (i) 74,531 shares of common stock issued to Joe Mastrangelo, the Company’s Chief Executive Officer and a director, upon vesting of restricted stock units granted to him under the Plan, and (ii) 5,015 shares of common stock issuable to Mr. Mastrangelo in connection with the achievement of the earnout milestones;

●	up to 748 shares of common stock issuable Mack Treece, the Company’s Chief Strategic Alliances Officer, upon satisfaction of certain vesting terms set forth in previously issued restricted stock units held by Mr. Treece;

●	up to 98,882 shares of common stock issuable to certain of the selling securityholders upon exercise of options granted under the Plan;

●	up to 2,853,750 shares of common stock issued in a private placement in connection with the business combination pursuant to the terms of the equity commitment letter and subscription agreements;

●	up to 4,375,000 shares of common stock originally issued in a private placement to the Sponsor and subsequently distributed in part to certain BMRG directors and members of the Sponsor;

●	up to 325,000 private placement warrants issued in a private placement to the Sponsor;

●	up to 29,644,680 shares of common stock held by other selling securityholders of the Company; and

●	up to 650,000 shares of common stock that were a constituent part of the private placement units.

In addition, we are registering up to 8,750,000 shares of common stock issuable upon exercise of the public warrants that were previously registered and up to 325,000 shares of common stock underlying private placement warrants issued in a private placement to the Sponsor.

Terms of the Offering	The selling securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.

Shares outstanding prior to the offering(1)	As of March 4, 2021, we had 51,801,259 shares of common stock issued and outstanding.

Shares outstanding after the offering(1)

60,975,825 shares of common stock (assuming (i) the exercise for cash of options to purchase 98,882 shares of common stock, (ii) the issuance of 748 shares of common stock to Mr. Treece, and (iii) the exercise for cash of warrants to purchase 9,075,000 shares of common stock).

Use of proceeds

We will not receive any of the proceeds from the sale of the warrants or shares of common stock by the selling securityholders except with respect to amounts received by us due to the exercise of the warrants or options. We expect to use the proceeds received from the exercise of the warrants or options, if any, for working capital and general corporate purposes.

Nasdaq ticker symbol	Our common stock and warrants are listed on Nasdaq under the symbols “EOSE” and “EOSEW.”

(1)	The number of shares of our common stock to be outstanding prior to and after this offering is based on shares of our common stock outstanding as of March 4, 2021, and excludes:

●	2,143,636 shares of our common stock issuable upon the exercise of stock options outstanding as of March 4, 2021, at a weighted-average exercise price of $9.19 per share; and

●	3,843,727 additional shares of our common stock reserved for future issuance under our 2020 Incentive Plan, or our Amended and Restated 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our 2020 Incentive Plan; and

●	9,075,000 shares of our common stock issuable upon the exercise of warrants to purchase common stock outstanding as of March 4, 2020, at an exercise price of $11.50 per share.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of outstanding options or warrants after March 4, 2021.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a history of losses and have to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

We have had net losses on a GAAP basis in each fiscal quarter since inception of our business. For the year ended December 31, 2020 and 2019, we had $68.8 million and $79.5 million in net losses, respectively. Although our available capital has increased substantially with our Merger with BMRG, we continue to have limited resources relative to certain of our competitors, especially certain Li-ion manufacturers that have a longer history, are part of large multinational corporations and are already operating at a profit. In order to achieve profitability as well as long-term commercial success, we must continue to execute our plan to expand our business, which will require us to deliver on our existing global sales pipeline in a timely manner, increase our production capacity, grow demand for our products, continue to decrease the cost of our products, and seize new market opportunities by leveraging our proprietary technology and its manufacturing processes for novel solutions. Failure to do one or more of these things could prevent us from achieving sustained, long-term profitability.

As we transition from our research and development and our system pilot phase and into a full commercial phase, we expect, based on our sales pipeline, to grow revenues. However, our revenue may not grow as expected for a number of reasons, many of which are outside of our control, including a decline in global demand for battery storage products, increased competition, or our failure to continue to capitalize on growth opportunities. If we are not able to sustain revenue growth and continue to raise the capital necessary to support operations, we may be unable to continue as a going concern.

We identified material weaknesses in our internal control over financial reporting at December 31, 2020 and 2019, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate these material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC, which will be the year ended December 31, 2021. Further, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC and the year in which revenues are $100 million or greater, or the date we no longer are an emerging growth company. At such time, our independent registered public accounting firm may issue a report with an adverse opinion on our internal controls over financial reporting in the event our controls are not effective.

Notwithstanding the foregoing, in connection with the audits of our financial statements for the years ended December 31, 2020 and 2019, we and our auditors identified certain control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

The material weaknesses resulted from our lack of (i) a formalized internal control framework, (ii) segregation of duties in the financial reporting process, (iii) review and approval of journal entries, and (iv) management review controls. These remain material weaknesses as of the date of this report. Although these material weaknesses have not been remediated, we have taken and will continue to take steps to strengthen our accounting function and plan to hire additional professionals to accommodate the expansion of our business. In addition, we are in the process of implementing, and plan to continue to implement, new controls, processes and technologies to improve our internal controls over financial reporting. We cannot provide any assurances that the measures that we have taken and are planning to take to remediate these material weaknesses will be sufficient to prevent future material weaknesses from occurring. We also cannot assure you that we have identified all of our existing material weaknesses.

In light of the control deficiencies and the resulting material weaknesses that were identified, we believe that it is possible that, had we and our registered public accounting firm performed an assessment or audit, respectively, of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline for compliance with the requirements of Section 404. If we are unable to remediate our existing material weaknesses or identify additional material weaknesses and are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

The relatively recent commercialization of our products makes it difficult to evaluate our future prospects.

Since our inception, we sold only ten (10) Eos Znyth® DC battery systems to our customers. We began commercializing our products in mid-2018, and while our research and development activities successfully established the efficiency of our chemistry we struggled to incorporate our proven technologies into an effective manufacturing design prior to 2018. Although the relatively long research and development runway has given us the time to refine our designs and optimize our technologies, the latest generation of our products have been brought to market only recently.

Our success will depend on our ability to manufacture products at scale and low cost while timely meeting customers’ demands, and overcome any negative perception in the market related to our historical manufacturing challenges, and we may not be able to generate sufficient customer confidence in our latest designs and ongoing product improvements and lower the cost due to economies of scale. Our inability to predict the extent of customer adoption of our proprietary technologies in the already-established traditional energy storage market makes it difficult to evaluate our profitability and future prospects.

If demand for low-cost energy storage solutions does not continue to grow or grows at a slower rate than we anticipate, our business and results of operations may be impacted.

Our flagship product, the Eos Znyth® system, is a Znyth® battery that can be used as an alternative to lithium-ion (“Li-ion”) batteries. Our products are being piloted by eight blue chip utilities and commercial and industrial (“C&I”) end users. The pilots are being used on several use cases including solar shifting, peak shaving, price arbitrage, utility ancillary services and microgrids. We cannot provide any assurances that utilities or C&I users will adopt our products as alternative energy storage solutions at levels sufficient to grow our business.

The viability and demand for our products, may be affected by many factors outside of our control, including:

●	cost competitiveness, reliability and performance of our products compared to Li-ion products;

●	levels of investment by end users of energy storage products, which may decrease when economic growth or energy demand slows resulting in a reduction in battery purchases generally;

●	expansion of electricity use across the global economy, including growth of the electric vehicle market. If electric vehicles sales slow, thus diminishing the demand for Li-ion, then Li-ion competitors could move capacity to the stationary battery storage market to avoid shutting factories, which could put pressures on pricing in the market;

●	strength of the renewable energy industry and associated integration opportunities for our products;

●	a favorable regulatory landscape, including: full adoption by the states in the US of FERC Order 841, which mandates that battery storage can participate in the demand response and ancillary markets; incentives for the implementation of battery storage by state regulators; and adoption by Congress of an investment tax credit for standalone battery storage; and

●	the emergence, continuance or success of other alternative energy storage technologies and products.

If we do not manage these risks and overcome these potential difficulties outside of our control successfully, our business and results of operations may suffer.

Failure to deliver the benefits offered by our technologies, or the emergence of improvements to competing technologies, could reduce demand for our products and harm our business.

We believe that, compared to Li-ion batteries, our energy storage solutions offer significant benefits, including the use of widely-available and low-cost materials with no rare earth components, full recyclability at end-of-life, a fifteen (15) to thirty (30) year product life requiring minimal maintenance, and a wide thermal operating range that eliminates the need for fire suppression and HVAC, which would otherwise be required for use with Li-ion batteries.

However, if our manufacturing costs increase, or if our expectations regarding the operation, performance, maintenance and disposal of our products are not realized, we could have difficulty marketing our products as a superior alternative to already-established technologies and impact the market reputation and adaptability of our products. In addition, developments of existing and new technologies could improve their cost and usability profile, reducing any relative benefits currently offered by our products which would negatively impact the likelihood of our products gaining market acceptance.

As we endeavor to expand our business, we will incur significant costs and expenses, which could outpace our cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

We expect to incur additional costs and expenses in the future related to the continued development and expansion of our business, including in connection with expanding our manufacturing capabilities to significantly increase production capacity, developing our products, maintaining and enhancing our research and development operations, expanding our sales, marketing, and business development activities in the United States and internationally, and growing our project management, field services and overall operational capabilities for delivering projects. We do not know whether our revenues will grow rapidly enough to absorb these costs or the extent of these expenses or their impact on our results of operations.

Disruptions in the global capital and credit markets as a result of an economic downturn, economic uncertainty, changing or increased regulation, or failures of significant financial institutions could adversely affect our customers’ ability to access capital and could adversely affect our access to liquidity needed for business in the future. Our business could be hurt if we are unable to obtain additional capital as required, resulting in a decrease in our revenues and profitability.

The loss of one or more members of our senior management team or other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.

We depend on the continued services of our senior management team, including our chief executive officer, chief strategic alliance officer, chief commercial officer and chief financial officer, and other key personnel, each of whom would be difficult to replace. The loss of any such personnel could have a material adverse effect on our business and our ability to implement our business strategy. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. We do not maintain key-person insurance for any of our employees, including senior management.

Additionally, our ability to attract qualified personnel, including senior management and key technical personnel, is critical to the execution of our growth strategy. Competition for qualified senior management personnel and highly skilled individuals with technical expertise is extremely intense. We face and are likely to continue to face challenges identifying, hiring, and retaining qualified personnel in all areas of our business. In addition, integrating new employees into our team could prove disruptive to our operations, require substantial resources and management attention, and ultimately prove unsuccessful. Our failure to attract and retain qualified senior management and other key technical personnel could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Third parties might attempt to gain unauthorized access to our network or seek to compromise our products and services.

From time to time, we may face attempts by others to gain unauthorized access through the Internet or to introduce malicious software to our IT systems. We or our products may be a target of computer hackers, organizations or malicious attackers who attempt to:

●	gain access to our network or data centers or those of our customers;

●	steal proprietary information related to our business, products, employees, and customers;

●	or interrupt our systems or those of our customers.

From time to time, we encounter intrusions or attempts at gaining unauthorized access to our network and we routinely run intrusion checks. To date, none has resulted in any material adverse impact to our business or operations; however, there can be no guarantee that such intrusions will not be material in the future. While we seek to detect and investigate all unauthorized attempts and attacks against our network and products, and to prevent their recurrence where practicable through changes to our internal processes and tools and/or changes to our products, we remain potentially vulnerable to additional known or unknown threats. In addition to intentional third-party cyber-security breaches, the integrity and confidentiality of company and customer data may be compromised as a result of human error, product defects, or technological failures. Cybersecurity breaches, whether successful or unsuccessful, and other IT system interruptions, including those resulting from human error and technological failures, could result in us incurring significant costs related to, for example, rebuilding internal systems, reduced inventory value, providing modifications to our products and services, defending against litigation, responding to regulatory inquiries or actions, paying damages, or taking other remedial steps with respect to third parties.

The failure or breach of our IT systems could affect our sales and operations.

Our email and collaboration tools are outsourced to a managed services provider, Delval Technology Solutions (“DTS”). While we regularly review the cyber security tools and other security protection provided by DTS and DTS regularly runs intrusion and other security tests on services provided to us, there can be no guarantee that a failure or breach of such systems will not occur. We operate a number of IT systems throughout our business that could fail for a variety of reasons, including the threats of unauthorized intrusions and attackers. If such failures were to occur, we may not be able to sufficiently recover to avoid the loss of data or any adverse impact on our operations that are dependent on such IT systems. This could result in lost sales as we may not be able to meet the demands for our product.

Furthermore, because our IT systems are essential for the exchange of information both internally and in communicating with third parties, including our suppliers and manufacturers, cyber-security breaches could potentially lead to the unauthorized release of sensitive, confidential or personal data or information, improper use of our systems, or, unauthorized access, use, disclosure, modification or destruction of information or defective products. If these cyber-security breaches continue, our operations and ability to communicate both internally and with third parties may be negatively impacted. Additionally, if we try to remediate our cyber-security problems, we could face significant unplanned capital investments and any damage or interruption could have a material adverse effect on our reputation, business, financial condition, and results of operations.

We may not be able to identify or complete transactions with attractive acquisition candidates. Future acquisitions may result in significant transaction expenses and we may incur significant costs. We may experience integration and consolidation risks associated with these future acquisitions.

We may from time to time selectively pursue on an opportunistic basis acquisitions of additional businesses that complement our existing business and footprint. The success of any such growth strategy would depend, in part, on selecting strategic acquisition candidates at attractive prices and effectively integrating their businesses into our own, including with respect to financial reporting and regulatory matters. There can be no assurance that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives.

We may not have sufficient management, financial and other resources to integrate and consolidate any future acquisitions. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses we acquire could have a material adverse effect on our business, financial condition or results of operations, which could decrease our profitability and make it more difficult for us to grow our business. Among other things, these integration risks could include:

●	the loss of key employees;

●	the disruption of operations and business;

●	the retention or transition of customers and vendors;

●	the integration of corporate cultures and maintenance of employee morale;

●	inability to maintain and increase competitive presence;

●	customer loss and revenue loss;

●	possible inconsistencies in standards, control procedures and policies;

●	problems with the assimilation of new operations, sites or personnel, which could divert resources from our regular operations;

●	integration of financial reporting and regulatory reporting functions; and/or

●	potential unknown liabilities.

In addition, general economic conditions or unfavorable capital and credit markets could affect the timing and extent to which we can successfully acquire or integrate new businesses, which could limit our revenues and profitability.

We are exposed to various risks related to legal proceedings or claims that could adversely affect our operating results. The nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage resulting in us not being fully protected.

We are a party to lawsuits in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against us, or legal actions that we may initiate, can be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect our business, results of operations, or financial condition, and we could incur substantial monetary liability and/or be required to change our business practices.

Our business may expose us to claims for personal injury, death or property damage resulting from the use of our products or from employee related matters. Additionally, we could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which we operate.

As disclosed at the time of the Merger Agreement, prior to the execution and delivery of the Merger Agreement, a former director and unitholder of EES asserted claims against another director and affiliated investors questioning the dilutive effect of certain historical security issuances on the former EES common unitholders. Since these allegations and claims relate to a historical dispute between the former EES unitholders regarding their relative ownership amounts of EES prior to the business combination, we do not believe these allegations implicate the Company. Consistent with the intra-unitholder nature of this dispute, and as was disclosed at the time of the Merger Agreement, the Merger Agreement requires the former EES unitholders to indemnify the Company and EES for any losses related to such potential claims. These indemnification obligations are secured by a pledge and grant to the Company of a first priority lien on forty percent (40%) of the shares of Company common stock that each former EES unitholder became eligible to receive under the Merger Agreement at closing.

As part of the Merger Agreement, the Company agreed to advance up to $5,000,000 of defense costs that may be incurred on behalf of the former EES unitholders in connection with the investigation, defense or settlement of any such potential claims. The first $2,000,000 of any such defense costs are to be borne by the Company, and any additional advance amounts are to be reimbursed by the former unitholders of EES on a pro-rata basis. We will continue to monitor this dispute and its potential implications to our business and personnel.

We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims made during the respective policy periods. However, we may be exposed to multiple claims, and, as a result, could incur significant out-of-pocket costs before reaching the deductible amount, which could adversely affect our financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance we carry as well as our historical experience and experience in our industry. Although we have not experienced any material losses that were not covered by insurance, our existing or future claims may exceed the coverage level of our insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If we are required to pay significantly higher premiums for insurance, are not able to maintain insurance coverage at affordable rates or must pay amounts in excess of claims covered by our insurance, then we could experience higher costs that could adversely affect our financial condition and results of operations.

Labor disputes could disrupt our ability to serve our customers and/or lead to higher labor costs.

As of December 31, 2020, we had eighty-four (84) employees with eighty-three (83) full-time employees and one (1) part-time employee, none of whom are represented by unions or covered by collective bargaining agreements. If a union sought to organize any of our employees, such organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of our employees, which could adversely affect our ability to serve our customers. Further, settlement of actual or threatened labor disputes or an increase in the number of our employees covered by collective bargaining agreements can have unknown effects on our labor costs, productivity and flexibility.

Risks Related to our Products and Manufacturing

We must obtain environmental, health and safety certifications for its Gen 2.3 product.

While our engineering is working closely with the Underwriters Laboratories (“UL”) and Technischer Überwachungsverein (“TÜV”) certification agencies to certify its Gen 2.3 product against all applicable safety standards, there is no guarantee that such certification shall be obtained. Based on these North American certifications, we also intend to expand our Gen 2.3 product certification to other national standards such as European Conformity (“CE”) marking in the European Union and the international certification of the International Electrotechnical Commission (“IEC”). Failure to obtain UL, IEC or CE certification would have a significant impact on our revenues, as such certifications are required by most of our customers. As Battery Storage is a relatively new market segment, additional rules will be introduced and regulation changes will occur. We must continue to adapt and ensure conformity to new standards and regulations introduced in the market.

Compared to traditional energy storage technologies, our products have less power density and roundtrip efficiency and may be considered inferior to competitors’ products.

Traditional Li-ion batteries offer higher power density and a lower self-discharge rate than our batteries. If customers were to place greater value on power density and efficient power delivery over the numerous other advantages of our technologies, including the widely-available and low-cost materials with no rare earth components, full recyclability at end-of-life, a fifteen (15) to thirty (30) year product life requiring minimal maintenance, and a wide thermal operating range that eliminates the need for fire suppression and HVAC, then we could have difficulty positioning our batteries as a viable alternative to traditional Li-ion batteries and our business would suffer.

We rely on our contract manufacturer and its respective business practices to manufacture our products.

On August 21, 2019, we entered into a joint venture agreement with Holtec Power, Inc (“Holtec”) and formed HI-POWER, LLC (“HI-POWER”), which is owned 51% by Holtec and 49% by us. While we are free to either establish our own manufacturing capability, form a joint venture with another party, or hire a contract manufacturing partner to manufacture batteries and products delivered outside of North America, HI-POWER has exclusive rights to manufacture batteries sold and delivered in North America by us, provided that HI-POWER meets cost, quality and delivery “performance metrics” as defined by HI-POWER’s board of directors and the applicable joint venture arrangements between Holtec and us. HI-POWER’s board of directors is comprised of two members designated by Holtec and two members designated by us. Actions of the board must generally be approved by a majority of the directors, except for certain actions that require unanimous approval.

We rely on HI-POWER’s board of directors’ oversight, including that of the two members designated by us who are also executives of EOS, to ensure that HI-POWER follows ethical business practices such as fair wage practices and compliance with environmental, safety, and other local laws. A lack of demonstrated compliance could lead us to seek alternative manufacturers, which could increase our costs and result in delayed delivery of our products, product shortages, or other disruptions of our operations. Violation of labor or other laws by HI-POWER or the divergence of a manufacturer’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and harm our business.

We may experience difficulties in establishing manufacturing capacity to scale and estimating potential cost savings and efficiencies from anticipated improvements to our manufacturing capabilities.

To date, our Joint Venture has only manufactured batteries in limited quantities primarily for R&D activities and to a limited extend for commercial customers. The output achieved to date is a fraction of what the Company expects will be necessary for full commercialization and to meet the demand we see in the market for our product. The manufacturing process for commercial scale is still being refined and improved. There are risks associated with scaling up manufacturing to commercial volumes including, among others, technical or other problems with process scale-up, process reproducibility, stability issues, quality consistency, timely availability of raw materials and cost overruns. There is no assurance that the Company’s manufacturer will be successful in establishing a larger-scale commercial manufacturing process that achieves our objectives for manufacturing capacity and cost per battery, in a timely manner or at all. If we are unable to produce sufficient quantities of product for commercialization on a timely basis and in a cost-effective manner, the Company’s commercialization efforts would be impaired which could materially affect our business, financial condition, results of operations and growth prospects.

We may experience delays, disruptions, or quality control problems in our manufacturing operations.

Our current manufacturing and testing processes do not require significant technological or production process expertise. However, any change in our processes could cause one or more production errors, requiring a temporary suspension or delay in our production line until the errors can be researched, identified, and properly addressed and rectified. This may occur particularly as we introduce new products, modify our engineering and production techniques, and/or expand our capacity. In addition, our failure to maintain appropriate quality assurance processes could result in increased product failures, loss of customers, increased warranty reserve, decreased production, and logistical costs and delays. Any of these developments could have a material adverse effect on our business, financial condition, and results of operations.

The ongoing Covid-19 pandemic has caused significant uncertainty in the United States and global economies as well as the markets we serve and could adversely affect our business, results of operations and financial condition.

The Covid-19 pandemic continues to spread throughout the United States and in various parts of the world and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. We remain unable to accurately predict the full impact that Covid-19 will have on our results of operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures. Our compliance with containment and mitigation measures has not yet materially impacted our day-to-day operations, but there can be no guaranty that the pandemic will not disrupt our business and operations or impair our ability to implement our business plan successfully.

To support the health and well-being of our employees, customers, partners and communities, since approximately March 19, 2020 all of our non-essential employees have been working remotely. This represents approximately 78% of our workforce. In addition, we understand that the employees of many of our customers are working remotely, which may delay the timing of some orders as well as shipments and cash collections. There can be no guaranty that disruptions, such as staff not being allowed to enter our manufacturing facility or our supply chain being disrupted, to our operations caused by Covid-19 will not result in inefficiencies, delays and additional costs in our product development, sales, marketing, and customer service efforts that we cannot fully mitigate through remote or other alternative work arrangements. For example, Covid-19 caused a several week delay in completing the UL certification of the Gen 2.3 product due to the certification company being delayed in completing the in-person witness tests.

More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets, which could affect demand for our products and services and impact our results and financial condition even after the pandemic is contained and the shelter-in-place orders are lifted. For example, we may be unable to collect receivables from those customers significantly impacted by Covid-19. Also, a decrease in orders in a given period could negatively affect our revenues in future periods, particularly if experienced on a sustained basis. The pandemic may also have the effect of heightening many of the other risks described in these “Risk Factors”, particularly those risks associated with our customers and supply chain.

We may not have sufficient insurance coverage to cover business continuity.

We rely on a single-source joint venture manufacturer. As a result, a sustained or repeated interruption in the manufacturing of our products by HI-POWER due to labor shortage, fire, flood, war, pandemic or natural disasters may interfere with our ability to manufacture our products and fulfil customers’ demands in a timely manner. Failure to manufacture our products and meet customer demands would impair our ability to generate revenues which would adversely affect our financial results.

Defects or performance problems in our products could result in loss of customers, reputational damage, and decreased revenue, facing warranty, indemnity, and product liability claims that may arise from defective products.

Since our inception, our business objectives have been focused on producing a safe, low-cost grid-scale energy storage solution to meet the increasing demand for and adoption of renewable energy generation assets. The current Gen 2.3 battery design has after years of research and prototype development resulted in robust control of cell-to-cell spacing using a method which can easily be scaled for mass manufacturing at low cost.

Although our latest Gen 2.3 products meet its stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations of products are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect the quality of our products. Any actual or perceived errors, defects, or poor performance in our products could result in the replacement or recall of our products, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our engineering personnel from our product development efforts, and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition, and results of operations.

Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against us that exceed any revenue or profit we receive from the affected products. HI-POWER provides us with a two (2) year manufacturing warranty, which we pass to our customers based on the use case of the customer and normal system degradation expected from such use case. We also offer customers an extended performance warranty of up to twenty (20) years at an additional cost to the customer. The price charged for any such extended warranty is based on the use case of the customer and the additional performance that such customer wishes to ensure. For extended warranties, this may require system augmentation or battery replacements, which would be provided at no additional charge beyond the price of the extended warranty paid by such customer.

We, in turn, provide a two (2) year design warranty to HI-POWER, which warrants that the DC battery design will be free of design defects for the two-year warranty period. As a result, we effectively bear the risk of design warranty claims for two (2) years after we or Holtec has sold any products manufactured by HI-POWER (or much longer, in the case of any extended performance warranty purchased by our customers). We also bear the full risk of any manufacturing warranty claims under its extended warranty after the initial two (2) year period covered by HI-POWER has expired. While we accrued reserves for warranty claims, our estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. Our warranty accruals are based on various assumptions, which are based on a short operating history. As a result, these assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial unanticipated expense to repair or replace defective products in the future or to compensate customers for defective products. Our failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, our financial condition.

If one of our products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation, we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the battery industry could lead to unfavorable market conditions for the industry as a whole and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance.

If we elect to expand our production capacity by constructing one or more new manufacturing facilities, we may encounter challenges relating to the construction, management and operation of such facilities.

HI-POWER will maintain its exclusive rights to manufacture the batteries for our products sold and delivered in North America if it continues to meet the quality, cost and delivery timelines set by its board of directors and as further specified in the applicable joint venture arrangements between us and Holtec. However, if HI-POWER fails to meet these required performance metrics, we would be free to establish our own manufacturing operations for North America, either directly or through other partnerships. Under these circumstances, we would have the right to transfer manufacturing processes, technology and know-how from HI-POWER to any such new facility. In addition, for sales outside of North America, we are free to establish our own manufacturing facilities or to partner with other companies to manufacture our products.

Accordingly, we may, in the future, seek to construct one or more manufacturing facilities designed to meet our product supply needs. Although we currently believe that we could build a new one (1) gigawatt-hour (“GWh”) manufacturing facility in less than eight months, we cannot provide any assurances that we would be able to successfully establish or operate our manufacturing facility in a timely or profitable manner, or at all, or within any budget that might be forecasted for such a project. The construction of any such facility would require significant capital expenditures and result in significantly increased fixed costs. If we are unable to transition manufacturing operations to any such new facilities in a cost-efficient and timely manner, then we may experience disruptions in operations, which could negatively impact our business and financial results. Further, if the demand for our products decreases or if we do not produce the expected output after any such new facility is operational, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per product fixed cost, which would have a negative impact on our financial condition and results of operations.

Our ability to expand our manufacturing capacity would also greatly depend on our ability to hire, train and retain an adequate number of manufacturing employees, in particular employees with the appropriate level of knowledge, background and skills. Should we be unable to hire such employees, our business and financial results could be negatively impacted.

Risks Related to our Future Growth

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in recent periods and intend to continue to expand our business significantly within existing and new markets. This growth has placed, and any future growth may place, a significant strain on our management, operational, and financial infrastructure. In particular, we will be required to expand, train, and manage our growing employee base and scale and otherwise improve our information technology (“IT”) infrastructure in tandem with that headcount growth. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.

Our current and planned operations, personnel, customer support, IT, information systems, and other systems and procedures might be inadequate to support future growth and may require us to make additional unanticipated investments in its infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies, or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings, or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

Our growth prospects depend on our ability to capitalize on market opportunities.

We believe that a number of market opportunities could help fuel our growth prospects, including the following:

●	the pervasiveness of electric grid congestion, creating an opportunity to deploy batteries to reduce the peak energy usage of a customer in specific locations where infrastructure constraints create a need for transmission and/or distribution upgrades;

●	the demand for co-location of battery assets on solar or wind farms to store off-peak intermittent renewable energy production and provide on-peak energy at the higher price of alternative energy;

●	C&I end users’ adoption of alternative energy generation technologies to supplement or replace on-the-grid energy usage; and

●	carbon reduction targets and lower prices from renewables may be forcing earlier retirement of conventional energy sources and drive demand for energy storage.

If these expected market opportunities do not materialize, or if we fail to capitalize on them, then we may not be able to meet our growth projections.

We require additional financing to achieve our goals and a failure to obtain this capital on acceptable terms, or at all, may adversely impact our ability to support our business growth strategy.

We intend to continue to make investments to support our business and will require additional funds. In particular, we will require additional funds to develop new products and enhance existing products, expand our operations, including our sales and marketing organizations and our presence outside of the United States, improve our infrastructure or acquire complementary businesses, technologies, products and other assets. Accordingly, we anticipate that equity or debt financings to secure additional funds will be necessary and we intend to pursue such financing to support our business strategy. If we raise additional funds through future issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing when we require it, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be adversely affected.

Our planned expansion into new geographic markets or new product lines or services could subject us to additional business, financial, and competitive risks.

In the years ended December 31, 2020 and 2019, we sold our products in a number of different countries, including the United States, India, Brazil and the United Kingdom. We have in the past, and may in the future, evaluate opportunities to expand into new geographic markets and introduce new product offerings and services that are a natural extension of our existing business. We also may from time to time engage in acquisitions of businesses or product lines with the potential to strengthen our market position, enable us to enter attractive markets, expand our technological capabilities, or provide synergy opportunities.

Our success operating in these new geographic or product markets, or in operating any acquired business, will depend on a number of factors, including our ability to develop solutions to address the requirements of the electric utility industry and C&I end users, our timely qualification and certification of new products, our ability to manage increased manufacturing capacity and production, and our ability to identify and integrate any acquired businesses.

Further, any additional markets that we may enter could have different characteristics from the markets in which we currently sell products, and our success will depend on our ability to adapt properly to these differences. These differences may include regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties, or other trade restrictions, limited or unfavorable intellectual property protection, international, political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, performance and compatibility requirements. In addition, expanding into new geographic markets will increase our exposure to presently existing and new risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with United States and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Failure to develop and introduce these new products successfully into the market, to successfully integrate acquired businesses or to otherwise manage the risks and challenges associated with our potential expansion into new product and geographic markets, could adversely affect our revenues and our ability to sustain profitability.

Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

Revenue from our battery sales is primarily recorded upon transfer of ownership of the product to the customer. Under our customer contracts, this transfer typically takes place upon shipment of the battery from our manufacturing facility but, in some instances, occurs upon delivery to a customer site or, even more infrequently, at the time of commercial operation. Because our revenues are generally derived from sales of hardware that may take many months to manufacture and prepare for delivery, such revenue can come in peaks and troughs based on the underlying customer arrangements. As a result, our quarterly results of operations are difficult to predict and may fluctuate significantly in the future based on the timing of product deliveries.

Forecasts of market growth in this prospectus may not be accurate.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for energy storage and other markets in which we participate may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus should not be taken as indicative of our future growth. In addition, these forecasts do not take into account the impact of the current global Covid-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.

Risks Related to our United States and Foreign Operations

The reduction, elimination or expiration of government subsidies and economic incentives related to renewable energy solutions could reduce demand for our technologies and harm our business.

To promote renewable energy generation and consumption, federal, state, local and foreign government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of alternative energy systems in the form of rebates, tax credits and other financial incentives such as system performance payments, payments of renewable energy credits associated with renewable energy generation and exclusion of certain renewable energy systems from property tax assessments.

Our business relies, in part, on the co-location of battery assets with solar and wind technologies. The market for on-grid applications, where solar or wind power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, often depends in large part on the availability and size of government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity may negatively affect the competitiveness of alternative electricity generation relative to conventional and non-solar renewable sources of electricity and could harm or halt the growth of the alternative electricity industries. Because our C&I end user sales are generally expected to be made into the on-grid market, these changes could harm our business. For example, in 2015 the U.S Congress passed a multi-year extension to the solar Investment Tax Credit (“ITC”), which extension helped grow the U.S solar market. As of January 1, 2020, the ITC is being gradually reduced from thirty percent (30%) to twenty-six percent (26%) for both residential and commercial in 2020 and is expected to reach ten percent (10%) for commercial only in 2022. In December 2020, the Congress passed the Consolidated Appropriations Act, 2021 which extended the 26% credit for two years until January 1, 2023 and the applicability of the 22% credit for another year until January 1, 2024. If the ITC would not be extended any further, the reduction in the ITC could reduce the demand for solar energy solutions in the United States, which would have an adverse impact on our business, financial condition, and results of operations.

In general, subsidies and incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase or as a result of legal challenges, the adoption of new statutes or regulations or the passage of time. These reductions or terminations often occur without warning.

In addition, several jurisdictions have adopted renewable portfolio standards, which mandate that a certain portion of electricity delivered by utilities to customers come from a set of eligible renewable energy resources by a certain compliance date. Some programs further specify that a portion of the renewable energy quota must be from solar electricity. Under some programs, a utility can receive a “credit” for renewable energy produced by a third party by either purchasing the electricity directly from the producer or paying a fee to obtain the right to renewable energy generated but used by the generator or sold to another party. A renewable energy credit allows the utility to add this electricity to its renewable portfolio requirement total without actually expending the capital for generating facilities. However, there can be no assurances that such policies will continue. For example, in December 2015, Nevada’s Public Utilities Commission increased the fixed service charge for net-metered solar customers and lowered compensation for net excess solar generation proposals to extend compliance deadlines, reduce targets or repeal standards which have also been introduced in a number of states.

If the foregoing or any other subsidies and incentives applicable to alternative energy implementation or usage are reduced or eliminated, or the regulatory landscape otherwise becomes less favorable, then there could be reduced demand for alternative energy solutions, which could have an adverse impact on our business, financial condition, and results of operations.

Changes in the U.S. trade environment, including the recent imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows.

We currently procure the felt required for our batteries and the electrical cables for the battery container from China, as we believe that the materials procured from our Chinese suppliers currently have the best overall performance and price compared to domestic alternatives. Escalating trade tensions between the United States and China have recently led to certain increased tariffs and trade restrictions. There can be no guarantee that these developments will not negatively impact the price of the felt used in our products. We believe we could obtain a similar performing felt and electrical cabling in the United States, but such sources would likely also charge a higher cost than our current suppliers, which would negatively impact our gross margins. It is difficult to predict what further trade-related actions governments may take, which may include additional or increased tariffs and trade restrictions, and we may be unable to quickly and effectively react to such actions, which could result in supply shortages and increased costs.

We could be subject to foreign exchange risk.

Our international sales are typically denominated in U.S. dollars or Euros. As a result, we do not have significant direct exposure to currency valuation exchange rate fluctuations. However, because our products are sold internationally, to the extent that the U.S. dollar strengthens against the foreign currency of a customer or potential customer, we may find our products at a price disadvantage as compared with other non-U.S. suppliers. This could lead to our receiving lower prices or being unable to compete for that specific customer’s business. Consequently, currency fluctuations could adversely affect the competitiveness of our products in international markets.

We have operations in the United States, which exposes us to multiple federal, state and local regulations. Changes in applicable law, regulations or requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

Applicable laws and requirements address multiple aspects of our operations, such as worker safety, consumer rights, privacy, employee benefits and more, and can often have different requirements in different jurisdictions. Changes in these requirements, or any material failure to comply with them, could increase our costs, affect our reputation, limit our business, drain management’s time and attention or otherwise, generally impact our operations in adverse ways.

We could be adversely affected by any violations of the FCPA, the U.K. Bribery Act, and other foreign anti-bribery laws, as well as violations against export controls and economic embargo regulations.

The FCPA prohibits companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Other countries in which we operate also have anti-bribery laws, some of which prohibit improper payments to government and non-government persons and entities. Our policies mandate compliance with these anti-bribery laws. However, we currently operate in and intend to further expand into, many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. In addition, due to the level of regulation in our industry and related energy industries, our entry into certain jurisdictions may require substantial government contact where norms can differ from U.S. standards. Although we expect to maintain strict internal control policies and procedures designed to guard against improper conduct, there can be no guarantee that our employees, agents, and business partners will not take actions in violation of our internal control policies. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable laws, including anti-corruption laws, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, and detecting, investigating and resolving actual or alleged violations can be expensive and require significant time and attention from senior management. Any violation of U.S. federal and state and non-U.S. laws, regulations and policies could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in the United States or other applicable jurisdictions. In addition, actual or alleged violations could damage our reputation and ability to do business. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

Furthermore, we are subject to the export controls and economic embargo rules and regulations of the United States, including, but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons. While we do not conduct business with sanctioned and embargoed countries and we expect to maintain strict internal control policies and procedures designed to guard against improper conduct, a determination that we have failed to comply, whether knowingly or inadvertently, may result in substantial penalties, including fines and enforcement actions and civil and/or criminal sanctions, the disgorgement of profits and the imposition of a court-appointed monitor, as well as the denial of export privileges, and may have an adverse effect on our reputation.

Risks Related to Intellectual Property

If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, then our business and results of operations could be materially harmed.

Our success depends to a significant degree on our ability to protect our intellectual property and other proprietary rights. We rely on a combination of patent, trademark, copyright, trade secret, and unfair competition laws, as well as confidentiality and other contractual provisions with our customers, suppliers, employees, and others, to establish and protect our intellectual property and other proprietary rights. Our ability to enforce these rights is subject to general litigation risks, as well as uncertainty as to the enforceability of our intellectual property rights in various countries. When we seek to enforce our rights, we may be subject to claims that our intellectual property rights are invalid or not enforceable. Our assertion of intellectual property rights may result in another party seeking to assert claims against us, which could harm our business. Our inability to enforce intellectual property rights under any of these circumstances would likely harm our competitive position and business.

We applied for patents in the United States, Europe, Africa, South America, Asia and Australia, some of which have been issued. We cannot guarantee that any of our pending applications will be approved or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology, and any failure to obtain such approvals or finding that our intellectual property rights are invalid or unenforceable could force us to, among other things, rebrand or re-design our affected products. In countries where we have not applied for patent protection or where effective intellectual property protection is not available to the same extent as in the United States, we may be at greater risk that our proprietary rights will be misappropriated, infringed, or otherwise violated.

Our intellectual property may be stolen or infringed upon. Despite our implementation of security measures, our IT systems and those of our service providers are vulnerable to circumstances beyond our reasonable control which may lead to the theft of our intellectual property, trade secrets or business disruption, including inappropriate retention or disclosure of trade secrets by current or former employees. To the extent that any disruption or security breach results in a loss or damage to our data or an inappropriate disclosure of confidential information, it could cause significant damage to our reputation, affect our relationships with our customers, suppliers and employees and lead to claims against the company. Any lawsuits that we may initiate to protect our significant investment in our intellectual property also may consume management and financial resources for long periods of time and may not result in favorable outcomes, which may adversely affect our business, results of operations or financial condition.

Third parties may assert that we are infringing upon their intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate.

Our competitors and other third parties hold numerous patents related to technology used in our industry. From time to time, we may be subject to claims of intellectual property right infringement and related litigation, and, if we gain greater recognition in the market, we will face a higher risk of being the subject of claims that we have violated others’ intellectual property rights. While we believe that our products and technology do not infringe in any material respect upon any valid intellectual property rights of third parties, we cannot be certain that we would be successful in defending against any such claims. If we do not successfully defend or settle intellectual property claims, we could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content, or brands. To avoid a prohibition, we could seek a license from the applicable third party, which could require us to pay significant royalties, increasing our operating expenses. If a license is not available at all or not available on reasonable terms, then we may be required to develop or license a non-violating alternative, either of which could require significant effort and expense. If we cannot license or develop a non-violating alternative, we would be forced to limit or stop sales of our offerings and may be unable to effectively compete. Any of these results would adversely affect our business, financial condition, and results of operations.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Unexpected risks may arise that cause us to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, our stockholders could suffer a reduction in the value of their shares.

Risk Related to Our Securities

Our stock price may be volatile and may decline regardless of our operating performance

Fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. The trading price of our common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for it. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.

Factors affecting the trading price of our common stock may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

To the extent that any shares of common stock are issued upon exercise of any of the warrants, the number of shares eligible for resale in the public market would increase.

We have 9,075,000 outstanding warrants to purchase 9,075,000 shares of common stock at an exercise price of $11.5 per share, which will become exercisable on May 22, 2021.

To the extent that any shares of common stock are issued upon exercise of any of the warrants to purchase shares of common stock, there will be an increase in the number of shares of common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of common stock.

Provisions in our Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or our bylaws, or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Charter contains provisions that may hinder unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

●	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

●	the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The Sponsor’s founder shares, private placement units, private placement shares, private placement warrants, and any shares of common stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement, dated May 19, 2020, between us and the Sponsor. Likewise, the shareholders who have received common stock in connection with the business combination are contractually restricted from selling or transferring any shares of our common stock they received pursuant to the lock-up provisions contained therein. However, following the expiration of these lockup-up periods, neither such shareholders nor the Sponsor are restricted from selling their shares of our common stock, other than by applicable securities laws. Additionally, the investors are not restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. A resale prospectus covering 43,744,680 shares and 325,000 warrants held by the shareholders and warrant holders and the Sponsor was declared effective by the SEC on January 21, 2021, which may be utilized to sell such securities for so long as it remains effective. A resale prospectus covering 4,000,000 shares held by the PIPE investors was declared effective by the SEC on November 16, 2020, which may be utilized to sell such securities for so long as it remains effective.

As such, sales of a substantial number of shares of our common stock in the public market could occur at any time irrespective of the Company’s performance. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Such sales may occur based upon individual investor liquidity requirements or other factors outside of our control. Upon completion of the business combination, the Sponsor, the shareholders of the common stock issued in connection with the Merger, and the investors collectively owned approximately 83.3% of the outstanding shares of our common stock.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of shares by the Sponsor, shareholders who received common stock in connection with the business combination, and the investors could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We may redeem the public warrants prior to their exercise at a time that is disadvantageous to such warrant holders, thereby making your public warrants worthless.

We will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third (3rd) trading day prior to proper notice of such redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees.

There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

The shares of our common stock and warrants are listed on Nasdaq. If Nasdaq delists the common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Risks Related our Status as a Public Company

The obligations associated with being a public company involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (“SOX”). The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. SOX requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we incur significant legal, accounting and other expenses that we did not incur prior to the business combination. Our entire management team and many of our other employees devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to information they may deem important that we may have been required to disclose if we were not an emerging growth company and smaller reporting company. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. We intend to take advantage of the benefits of this extended transition period. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period. Accordingly, if the market value of our shares of common stock held by non-affiliates continues to exceed $700 million as of June 30, 2021, we will cease to qualify as an emerging growth company or smaller reporting company as of January 1, 2022. If we are thereafter not able to implement the requirements of Section 404 of SOX, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

USE OF PROCEEDS

All of the shares of common stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $2,925,107 from the exercise of the options, and up to an aggregate of approximately $104,362,500 from the exercise of the warrants, assuming the exercise in full of all such options and warrants for cash. We expect to use the net proceeds from the exercise of the options and warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the options and warrants.

There is no assurance that the holders of the options or warrants will elect to exercise any or all of the options or warrants. To the extent that the options or warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the options and warrants will decrease.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On November 16, 2020 (the “Closing Date”), Eos Energy Enterprises, Inc. (formerly known as B. Riley Principal Merger Corp. II), a Delaware corporation (the “Company”), consummated its acquisition of Eos Energy Storage, LLC., a Delaware limited liability company (“Eos”), pursuant to the Agreement and Plan of Merger, dated as of September 7, 2020 (the “Merger Agreement”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

In connection with the closing of the Business Combination (the “Closing”), the Company changed its name from “B. Riley Principal Merger Corp II” to “Eos Energy Enterprises, Inc.”, (“EOSE”).

On November 12, 2020, the Business Combination was approved by the stockholders of the Company at a special meeting (the “Special Meeting”). The Business Combination was completed on November 16, 2020. In connection with the Business Combination, 6,442,195 shares of the Company’s common stock were redeemed at a per share price of approximately $10.10. Upon the Closing, the Company had 49,802,417 shares of common stock outstanding, 32,421,362 of which were held by non-affiliates of the Company.

For purposes of the unaudited pro forma combined financial information, the aggregate consideration for the Business Combination was $300 million or 30 million shares.

Immediately prior to the Closing, pursuant to subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors (“PIPE investors”), the Company issued an aggregate of 4 million shares of common stock for $10.00 per share, for an aggregate purchase price of $40 million.

Introduction

The following unaudited pro forma combined financial statements present the combination of the financial information of the Company and Eos, adjusted to give effect to the Business Combination and the equity financing provided by the Equity Commitment Letter and Subscription Agreements with PIPE investors. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2020 gives pro forma effect to the Business Combination and equity financing as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the date indicated. Further, the unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements.

This information has been developed from and should be read together with Eos’s audited and unaudited financial statements and related notes included in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included herein and the sections titled “BMRG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated in the Company’s amended registration statement filed with the U.S. Securities and Exchange Commission on November 13, 2020.

The Business Combination is accounted for under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, business combinations (“ASC 805”), as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Eos has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

●	Eos’s senior management comprises the senior management of the combined company,

●	Eos has greater influence in putting forth the relative majority of the members of the initial Board of Directors,

●	Eos’s operations comprises the ongoing operations of the combined company; and

●	The relative size of BMRG is larger based on assets

ASC 805 provides that in identifying the acquiring entity in a transaction effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company; the existence of a large minority voting interest in the combined entity (if no other owner or organized group of owners has a significant voting interest); the composition of the board of directors and senior management of the combined company; the relative size of each company; and the terms of the exchange of equity securities in the transaction, including payments of any premium. The preponderance of the evidence discussed above supports the conclusion that Eos is the accounting acquirer in the Business Combination. Under this method of accounting, BMRG has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Eos issuing stock for the net assets of BMRG, accompanied by a recapitalization. The net assets of BMRG was stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

At Closing Eos’s security holders received aggregate consideration with a value equal to $300 million.

In the Business Combination, the Company merged with and into Eos, and Eos became a wholly-owned subsidiary of the Company. Upon the Closing, the Company changed its name to “Eos Energy Enterprises, Inc.”

Financing for the business combination and for related transaction expenses consisted of:

●	$176.7 million of proceeds from the Company’s IPO on deposit in the trust account (plus any interest income accrued thereon since the IPO), net of $65.1 million in redemptions of shares of Class A common stock in connection with the business combination; and

●	$40 million of proceeds from the Equity Commitment Letter and Subscription Agreements with PIPE investors.

The unaudited pro forma combined financial information has been prepared after giving effect to the Business Combination, and the redemption rights exercised by the Company’s public stockholders, where 6,442,195 public shares were redeemed. As the business combination has been reflected in our balance sheet as of December 31, 2020, no pro forma balance sheet is provided in accordance with Article 11 of Regulation S-X.

EOS ENERGY ENTERPRISES, INC. UNAUDITED PRO FORMA
COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2020

	B. Riley Principal Merger Corp. II (Historical)	EOS Energy Enterprise, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Total revenues	$—	$219	$—		$219
Costs and expenses:
Cost of sales		5,509			5,509
Research and development expenses		13,983			13,983
General and administrative expenses	2,887	18,883			21,770
Grant expense (income), net		913			913
Total costs and expenses	2,887	39,288	—		42,175
Operating loss	(2,887)	(39,069)	—		(41,956)
Other income (expense):
Income from equity in unconsolidated joint venture		127			127
Interest income (expense), net	29	(115)			(86)
Interest expense – related party		(23,706)	23,706	(1)	—
Change in fair value, embedded derivative		2,092	(2,092	)(1)	—
Change in fair value, Sponsor Earnout Shares		(8,083)			(8,083)
Income (loss) before income tax expense	(2,858)	(68,754)	21,614		(49,998)
Income tax expense
Net income (loss)	$(2,858)	$(68,754)	$21,614		$(49,998)

Earnings per Share
Weighted average shares outstanding, basic and diluted		9,408,841			48,053,632	(2)
Basic and diluted net loss per share		$(7.31)			$(1.04	)(2)

NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

Basis of presentation

The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The historical financial information of BMRG and EES has been adjusted in the unaudited pro forma combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with U.S. GAAP. The transaction accounting adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

The Company’s historical results reflect the audited consolidated statement of operations for the year ended December 31, 2020. BMRG’s historical results reflect their unaudited statement of operations for the period ended November 16, 2020 under GAAP.

Description of the Business Combination

As previously mentioned, Eos Energy Enterprises, Inc. (formerly known as B. Riley Principal Merger Corp. II), a Delaware corporation (the “Company”), consummated its previously announced acquisition of Eos Energy Storage, LLC., a Delaware corporation (“EES”), on November 16, 2020 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of September 7, 2020 (the “Merger Agreement”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Under applicable accounting standards, EES is the accounting acquirer in the Business Combination, which has been treated as a reverse recapitalization. Accordingly, the accounting for the transaction is similar to that of a capital infusion to EES. Net assets of the Company have been stated at historical cost, with no goodwill or intangible assets recorded.

For purposes of the unaudited pro forma combined financial information, the table below represents the sources and uses of funds as it relates to the Business Combination:

Sources and Uses (in thousands)
Sources		Uses
BMRG Cash Held in Trust(1)	$176,655	Stock Consideration	300,000
Issuance of Shares	300,000	Fees and Expenses(3)	21,893
PIPE(2)	40,000	Cash to facilitate growth(4)	129,696
		Cash to redeeming shareholders(5)	65,066
Total Sources	$516,655	Total Uses	$516,655

(1)	Represents the amount of the restricted investments and cash held in the Trust account upon consummation of the Business Combination at Closing.
(2)	Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party investors of 4,000,000 shares of Class A common stock.
(3)	Represents the total fees and expenses incurred as part of the acquisition paid at the Closing.
(4)	Represents remaining cash that will be used to fund operations/growth and working capital needs of the Company after the Closing.
(5)	Represents the redemption of 36.8% of the Company’s public shares through the exercise of the shareholders’ redemption rights.

Basis of the Pro Forma Presentation

As a result of the consummation of the Business Combination, the Company adopted EES’s accounting policies.

Note 2 — Accounting Transaction Adjustments

(a) Adjustments to the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2020

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are as follows:

(1) Reflects the adjustment to interest expense and change in fair value associated with the conversion of EES’s convertible notes payable — related party to the common stock of the Company.

(2) Reflects pro forma net loss per share based on 48,053,632 weighted average shares outstanding of $(1.04).

(b) Other Non-recurring Costs

The unaudited pro forma combined statement of operations includes certain non-recurring expense including, among other things, costs related to legal, accounting and other professional fees totaling approximately $4.7 million that we do not expect to recur in the next 12 months.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Forward-Looking Statements” and “Risk Factors.”

Overview

We design, manufacture, and deploy reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry.

The Company was originally incorporated in Delaware on June 3, 2019 as a special purpose acquisition company under the name B. Riley Principal Merger Corp. II., in order to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses.

On November 16, 2020, the Company consummated the transactions contemplated by an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2020, by and among BMRG Merger Sub, LLC, our wholly-owned subsidiary and a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, our wholly-owned subsidiary and a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“EES”), New Eos Energy LLC, a wholly-owned subsidiary of EES and a Delaware limited liability company (“Newco”) and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy”). Pursuant to the Merger Agreement, (1) Merger Sub I merged with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I ceased, and Newco continued as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and became our wholly owned subsidiary; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Company ceased, and Merger Sub II continued as the surviving company and our wholly owned subsidiary.

Upon the closing of the business combination (the “Closing”), the Company changed its name to “Eos Energy Enterprises, Inc.”

The business combination is accounted for as a reverse recapitalization. EES is deemed the accounting predecessor and the combined entity is the successor SEC registrant, meaning that EES’ financial statements for previous periods are disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, BMRG is treated as the acquired company for financial statement reporting purposes.

As a SEC-registered and NASDAQ-listed company, we are required to implement procedures and processes to address public company regulatory requirements and customary practices and have and continue to hire additional personnel in this context. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors Affecting Operating Results

Commercialization

We began full commercial production of our Eos Gen 2.3 125|500 DC Battery System and delivering first shipments to customers in January 2021. Our testing of Gen 2.3 batteries produced in limited quantities during 2020 has indicated performance at expected levels pending movement into commercial production. While we expect the performance to be the same as we further scale commercial production, the manufacturing line for this battery system has not been fully tested. If performance of the battery system does not meet our specifications, we may need to reduce the speed of production to ensure we have quality batteries that meet our performance specifications. Any delay in production could affect the delivery of batteries to our customers.

We are also in the process of getting a third-party product safety certification from Underwriter Laboratories (UL) for the Eos Gen 2.3 125|500 DC Battery System. While we anticipate receiving UL Certification, the certification has been delayed due to Covid-19 and is expected in the second quarter of 2021.

Our growth strategy contemplates increasing sales of a commercial battery system through our direct sales team and sales channel partners. We anticipate our customers to include utilities, project developers, independent power producers and commercial and industrial companies. As we intend to expand our sales both in volume and geography, we have started discussions with several companies in North America, Europe, the Middle East and Asia about partnering on selling our product in these regions. For some of these potential partners we have begun discussions ranging from being a reseller of our product to being a joint venture partner in the manufacturing of our battery systems. We expect to continue expanding the direct sales force in North America, adding direct sales people outside North America, and entering into strategic alliances to advance our sales growth globally.

Integration of Alliance Partners

We may in the future seek to construct one or more manufacturing facilities, thereby expanding our manufacturing footprint to meet customer demand. Provided the arrangement with our joint venture partner HI-POWER continues to meet the quality, cost and delivery timelines set by the HI-POWER Board of Directors, HI-POWER would maintain its exclusivity to manufacture the batteries for products sold and delivered in North America. If HI-POWER fails to meet required performance metrics, we can establish our own manufacturing for North America either directly or through other partnerships.

For sales outside of North America, we may establish our own manufacturing facilities or may partner with other companies to manufacture our products. The construction of any such facility would require significant capital expenditures and result in significantly increased fixed costs. If we establish our own manufacturing facility, we have the right to transfer the manufacturing processes, technology and know-how from the HI-POWER JV to any new facility.

We commission and provide for the operation and maintenance of our battery storage systems deployed to date, and for those battery storage systems sold throughout the life of their operations. In addition, we also offer extended product warranties to supplement the life of these assets. As our sales expand in volume and geography, we have engaged third parties to perform this function on our behalf.

Market Trends and Competition

According to Bloomberg New Energy Finance (“BNEF”) the global energy storage market is expected to grow to a cumulative 1,095 gigawatts (“GW”), attracting an estimated $660 billion in future investment by 2040. With approximately 3.3 GW of energy storage commissioned globally in 2019, it is expected to increase to 4.7 GW in 2020. It is expected the global energy storage market will grow at a 53% compound annual growth rate from 6,480 megawatt hours (“MWh”) in 2019 to approximately 83,000 MWh by 2025.

Based on BNEF, the United States would represent over 15% of this global market. The percentage of renewable energy in total electricity generation in the United States will change from 18% in 2019 to 36% by 2030 and solar energy is estimated to contribute 20% to the total electricity supply. Favorable regulatory conditions such as the recent court decision validating FERC Order 841, along with state sponsored incentives in New York, California, Massachusetts and other states coupled with the rapid growth of solar PV plus storage applications throughout the United States are expected to grow the utility-scale energy storage market from 172 megawatts (“MW”) / 345 MWh in 2019 to 6,631 MW / 17,563 MWh by 2025. We estimate 1,250 GW of additional capacity from renewables to be delivered to the grid by 2024, leading to an increased demand for energy storage.

Factors affecting customers to make decision when choosing from different battery storage systems in the market include:

●	product performance and features;

●	safety and sustainability;

●	total lifetime cost of ownership;

●	total product lifespan;

●	power and energy efficiency;

●	duration of the batteries storage;

●	customer service and support; and

●	U.S. based manufacturing and sourced materials.

Lithium-ion currently has 95% or more market share for the stationary battery industry. We believe we are the first commercially available battery system that does not have a lithium-ion chemistry. We anticipate our battery system using Znyth® technology will gradually take some market share of the battery industry. This considers its unique operating characteristics, including a 100% discharge capability, flattened degradation curve and a 3-12 hour duration, as well as other characteristics related to safety and the cost of operating and maintaining our battery system. Our ability to successfully deploy our battery system technology and gain market share in the energy storage market will be important to the growth of our business.

Regulatory Landscape

In North America, geographic distribution of energy storage deployment has been driven by regulatory policy with both federal and state level programs contributing to stable revenue streams for energy storage. Refer to the Business section for a description of these programs and the impact on our business.

Covid-19

We have implemented operational and protective measures to ensure the safety, health and welfare of our employees and stakeholders. This includes implementing work from home policies for non-essential employees, which constitutes 78% of our workforce. We have also ensured that all employees and visitors that visit our office have access to personal protective equipment and we strictly enforce social distancing. We will maintain these precautions and procedures until Covid-19 is under adequate control. To-date, Covid-19 caused a several week delay in completing the UL certification of the Gen 2.3 product due to the certification company being delayed in completing the in-person witness tests. In addition, it caused the delay for us to deliver products to one of our customers. Other than this, Covid-19 did not have a material impact on our operations or financial condition.

The full impact of the Covid-19 pandemic on our financial condition and results of operations will depend on future developments, such as the ultimate duration and scope of the pandemic, its impact on our employees, customers, and vendors, in addition to how quickly normal economic conditions and operations resume and whether the pandemic impacts other risks disclosed in “Risk Factors” within this prospectus. Even after the pandemic has subsided, we may continue to experience adverse impacts to our business from any economic recession or depression that may occur as a result of the pandemic. Therefore, we cannot reasonably estimate the impact at this time. We continue to actively monitor the pandemic and may determine to take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine to be in the best interests of our employees, customers, vendors, and shareholders.

Components of Results of Operations

As the Merger is accounted for as reverse recapitalization, the operating results included in this discussion reflect the historical operating results of EES prior to the Merger and the combined results of Eos following the closing of the Merger. The assets and liabilities of the Company are stated at their historical cost.

Revenue

We have primarily generated revenues from limited sales as we recently launched our next generation energy storage solution Gen 2.3 that is scalable and can be used for a variety of commercial use cases. We expect revenues to increase as we scale our production to meet demand for the next generation of our product.

Cost of sales

In August 2019, we established a joint venture, HI-POWER, that manufactures the Gen 2.3 battery system on our behalf. Our cost of sales for the Gen 2.3 battery system includes the purchase of the manufactured system from Hi-Power, the joint venture which produces the Gen 2.3 battery system. Cost of sales also includes the provision for excess, obsolete and slow-moving inventories, the reserve for losses on firm purchase commitments, cost of products sold directly by the Company to our customers, depreciation of manufacturing plant and equipment, warranty accruals, as well as shipping, logistics and facility related costs. We expect our cost of sales to exceed revenues in the near term as we continue to scale our business.

Before launching commercial production of our Gen 2.3 battery system, we manufactured our battery systems ourselves and our cost of sales included material, labor, and other direct costs related to the manufacture of energy storage product for sale to customers. Other items contributing to cost of sales were manufacturing overhead such as engineering expense, equipment maintenance, environmental health and safety, quality and production control and procurement.

Research and development expenses

Research and development expenses consist primarily of salaries and personnel-related costs as well as products, materials, third party services, and depreciation on equipment and facilities used in our research and development process. We expect our research and development costs to increase for the foreseeable future as we continue to invest in research and development activities that are necessary to achieve our technology and product roadmap goals.

General and administrative expenses

General and administrative expenses consist mainly of personnel-related expenses including corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. We expect general, and administrative expenses to increase for the foreseeable future as we scale our headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Grant expense (income), net

Grant expense (income), net includes our expenses net of reimbursement related to grants provided by the California Energy Commission (“CEC”).

Sale of tax attributes

The sale of tax attributes represents the benefit recorded from the sale of our State of New Jersey net operating loss carryforwards and R&D tax credits to third parties.

Income (loss) on equity in unconsolidated joint venture

The income (loss) on equity in unconsolidated joint venture represents our proportionate share of the income (loss) from our investment in HI-POWER LLC, a joint venture established with Holtec Power, Inc.

Interest expense

Interest expense consists primarily of interest incurred on our convertible notes payable before the Merger, including the accretion of interest on convertible notes that contained embedded features that permit holders to demand immediate repayment of principal and interest. All convertible notes were converted to common stock in connection with Merger and no balance outstanding as of December 31, 2020

Change in fair value, embedded derivative

The convertible notes issued during 2019 and 2020 contained an embedded derivative feature that could accelerate the repayment of the convertible notes upon a qualified financing event not within our control. This embedded derivative resulted in the recording of a premium or discount on convertible notes that were recognized in earnings upon their issuance. In connection with the Merger, all convertible notes were converted to common stock and the embedded derivative fair value was zero as of December 31, 2020.

Results of Operations

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

The following table sets forth our operating results for the periods indicated:

	Year Ended December 31,		$	%
($ in thousands)	2020	2019	Change	Change
Revenue	$219	$496	$(277)	(56)
Cost and expenses:
Cost of sales	5,509	8,332	(2,823)	(34)
Research and development expenses	13,983	11,755	2,228	19
General and administrative expenses	18,883	7,710	11,173	145
Grant expense (income), net	913	(469)	1,382	(295)
Operating loss	(39,069)	(26,832)	(12,237)	46
Other income (expense)
Sale of state tax attributes	—	4,060	(4,060)	(100)
Interest income (expense), net	(115)	2	(117)	(5850)
Interest expense – related party	(23,706)	(49,708)	26,002	(52)
Loss on extinguishment of convertible notes – related party	—	(6,111)	6,111	(100)
Change in fair value, embedded derivative	2,092	(716)	2,808	(392)
Change in fair value, Sponsor Earnout Shares	(8,083)	—	(8,083)	NM
Income (loss) from equity in unconsolidated joint venture	127	(178)	305	(171)
Net loss	$(68,754)	$(79,483)	$10,729	(13)

Basic and diluted loss per share attributable to common shareholders
Basic and Diluted	$(7.31)	$(20.22)	$12.91	(64%)

Revenue

Revenue was $0.2 million and $0.5 million for the year ended December 31, 2020 and 2019, respectively, related to sales of our initial energy storage solution for specific customer application. Revenue decreased between 2019 and 2020 as Eos transitioned its business to launch its next generation of energy storage solution, Gen 2.3, in the second half of 2020.

Cost of Sales

Cost of sales decreased by $2.8 million or 34% from $8.3 million for the year ended December 31, 2019 to $5.5 million for the year ended December 31, 2020. The decrease results primarily from a decrease of $3.0 million for manufacturing costs incurred during the year ended December 31, 2019. In August 2019 (and as amended in August 2020), the Company entered into an agreement with Holtec Power, Inc (“Holtec”) to form the unconsolidated joint venture, HI-POWER LLC (“Hi-Power” or “JV”). The JV manufactures the products for all of the Company’s projects in North America. For the year ended December 31, 2019, $0.9 million impairment loss from manufacturing property and equipment were charged to cost of sales. For 2020, the Company incurred $1.1 million increases in losses resulting from inventory reserves related to excess and obsolescence, lower of cost or market adjustments and reserves for losses on firm inventory purchase commitment, compared to 2019.

Research and Development

Research and development costs increased by $2.2 million or 19% from $11.8 million for the year ended December 31, 2019 to $14.0 million for the year ended December 31, 2020. The increase results primarily from $3.9 million increase of expenses for material and supplies as well as leases, related to R&D activities associated with our Gen 2.3 battery system, offset by reductions in payroll expenses and personnel related cost of $0.5 million, $0.4 million in outside service, $0.7 million decrease in impairment loss for R&D property and equipment from 2019 to 2020, and $0.2 million in facility cost. As the Company transitioned its efforts from research and development activities to focus on the commercial production of its next generation energy storage solution, it reduced its R&D headcount.

General and Administrative Expenses

General and administrative expenses increased by $11.2 million or 145% from $7.7 million for the year ended December 31, 2019 to $18.9 million for the year ended December 31, 2020. Included in this is an increase of stock-based compensation for employees and service providers by $ 5 million in 2020. Vesting of certain stock options and performance-based options was accelerated in accordance with terms of the related award agreement at the Merger. The increase of General and administrative expenses was further due to a $4.1 million increase in payroll and personnel cost for the year ended December 31, 2020 as well as $2.5 million higher professional fees and marketing expenses related to our public listing efforts. As the Company is commercializing the Gen 2.3 battery storage solution, as well as since becoming a public company in November 2020, we incurred significantly higher legal, accounting and other expenses.

Grant expense (income), net

Grant expense (income), net increased by $1.4 million or (295)% from $ (0.5) million for the year ended December 31, 2019 to $0.9 million for the year ended December 31, 2020. The increase results from lower grant income earned for the year ended December 31, 2020 and level of research and development activity related to its grants from the California Energy Commission.

Sale of state tax attributes

We recognized income of $— million and $4.1 million during the years ended December 31, 2020 and 2019, respectively related to the sale of our state net operating losses and research and development credit carryforwards under the New Jersey Economic Development Authority Technology Business Tax Certificate Transfer Program. The Company has been approved for selling more state tax attributes for the year ended December 31, 2019 in 2020 and is still working to find matching purchaser in the market.

Income (loss) on equity in unconsolidated joint venture

The income (loss) on equity in unconsolidated joint venture results from our portion of HI-POWER LLC’s income and loss incurred. The joint venture was established in August 2019 and incurred initial losses in 2019. The joint venture turned a profit for the year ended December 31, 2020.

Interest expense — related party

Interest expense - related party decreased by $26.0 million from $49.7 million for the year ended December 31, 2019 to $23.7 million for the year ended December 31, 2020. Eos’s convertible notes issued during 2019 and 2020 included an embedded feature that permits holders to demand immediate repayment of all outstanding principal and interest resulting in the immediate accretion of interest expense. During the year ended December 31, 2019, proceeds allocated to the issuance of convertible notes was $19.3 million and Eos recorded $49.7 million of interest expense related to these convertible notes that include a demand feature that could require repayment of principal and interest during 2019. During the twelve months ended December 31, 2020, proceeds allocated to the issuance of convertible notes was $9.0 million, and Eos recorded $23.7 million of interest expense related to these convertible notes.

Loss on extinguishment of convertible notes — related party

The loss on extinguishment of convertible notes of $6.1 million in 2019 was the result of the modification in April 2019 of convertible notes issued during 2018 and January 2019.

Change in fair value, embedded derivative

The change in fair value of $2.1 million and $(0.7) for the years ended December 31, 2020 and December 31, 2019 reflect the change in fair value of the embedded derivative feature on our convertible notes that was recorded through earnings.

Change in fair value, Sponsor Earnout Shares

The change in fair value of $(8.1) million for the years ended December 31, 2020 reflects the change in fair value of the Sponsor Earnout Shares classified as liability as of the Merger date through the date they were released from restriction and reclassified into equity on December 16, 2020.

Liquidity and Capital Resources

As of December 31, 2020, we had cash and cash equivalents of $121.9 million. Since our inception, we have financed our operations primarily through funding received from the private placement of convertible notes and the issuance of common and preferred units. In November 2020, we received $142.3 million in connection with the consummation of the Merger and the private placement upon the Closing.

We expect capital expenditures and working capital requirements to increase as we seek to execute on our growth strategy. We currently anticipate that total capital expenditures for fiscal 2021 will be approximately $35 to $40 million which will be used primarily for additional equipment, automation, and implementation to increase our capacity and efficiency to meet our customer’s needs. Our capital expenditure and working capital requirements in the foreseeable future may change depending on many factors, including but not limited to the overall performance of existing equipment, our sales pipeline, our operating results and any adjustments in our operating plan needed in response to industry conditions, competition or unexpected events. We believe that our existing cash, together with cash from operations, will be sufficient to meet our capital expenditure and working capital requirements for the foreseeable future.

The following table summarizes our cash flows from operating, investing and financing activities for the periods presented.

	Fiscal Year Ended
($ in thousands)	2020	2019
Net cash used in operating activities	$(26,559)	$(23,834)
Net cash used in investing activities	(6,625)	(2,900)
Net cash provided by financing activities	154,175	22,098

Cash flows from operating activities:

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, manufacturing of our initial energy storage products, and other general and administrative activities. As we continue and expand commercial production, we expect our expenses related to personnel, manufacturing, research and development and general and administrative activities to increase.

Net cash used in operating activities was $26.6 million for the year ended December 31, 2020 which is comprised of our net loss of $68.8 million, adjusted for non-cash interest expense on convertible debt of $23.7 million and other non-cash charges that includes stock-based compensation of $5.1 million, depreciation and amortization of $1.6 million, change in fair value of embedded derivative of $(2.1) million, change in fair value of Sponsor Earnout Shares of $8.1 million, provision for firm purchase commitment of $1.6 million. The net cash flows inflow from to changes in operating assets and liabilities was $4.4 million for year ended December 31, 2020, primarily driven by a decrease in accounts receivable from the sale of state tax attributes of $4.1 million and an increase in accounts payable and accrued expenses of $3.0 million, offset by the increase of prepaid expense and other expense of $1.6 million.

Net cash used in operating activities was $23.8 million for the year ended December 31, 2019, which is comprised of our net loss of $79.5 million, adjusted for non-cash interest expense on convertible debt of $49.7 million and other non-cash charges that includes depreciation and amortization of $2.1 million, change in fair value of embedded derivative of $0.7 million, impairment of property and equipment of $1.6 million loss on extinguishment of convertible notes — related party of $6.1 million and other non-cash charges of $0.2 million. The net cash outflow from changes in operating assets and liabilities was $4.9 million for the year ended December 31, 2019 primarily related to an increase in accounts receivable from the sale of state tax attributes of $4.1 million and a decrease in accounts payable and accrued expenses of $1.1 million.

Cash flows from investing activities:

Our cash flows from investing activities have been comprised primarily of purchases of property and equipment of $3.6 million and $2.3 million for the year ended December 31, 2020 and December 31, 2019, respectively, as well as investments in joint venture.

In August 2019, we began to make investments in the HI-POWER joint venture, which has the exclusive rights to manufacture our battery storage systems in North America, subject to meeting certain performance targets. Our initial financial commitment to this joint venture was $4.1 million in the form of cash and special purpose manufacturing equipment. The special purpose manufacturing equipment continues to be classified as property and equipment on our balance sheet until it is fully commissioned and operational and has produced the first ten megawatts per hour of commercial product. During the latter half of 2019, the Company made cash contributions of $0.6 million to HI-POWER. In the year ended December 31, 2020, the Company made additional contributions of $3.0 million. The increase of the contribution was a result of the shorter period of time for Hi-POWER’s operation in 2019, which only included four months, compared to a full year of operation in 2020, as well as increasing production at the JV.

Cash flows from financing activities:

Through December 31, 2020, we have raised capital from the Merger with BMRG and financed our operations through the sale of common and preferred units and convertible notes.

Net cash provided by financing activities was $154.2 million in the year ended December 31, 2020 and included $142.3 proceeds from the Merger with BMRG, with $10.3 million paid for direct incremental transaction cost, and proceeds from a Paycheck Protection Program loan of $1.3 million. Prior to the Merger, the Company additionally received $11.8 million from issuance of contingent redeemable preferred units and $9.0 million from issuance of convertible notes.

Net cash provided by financing activities was $22.1 million for the year ended December 31, 2019 and included proceeds from the issuance of convertible notes payable — related party of $21.1 million, and proceeds of $2.0 million attributable to the issuance of contingently redeemable preferred units. These proceeds were partially offset by a cash outflow related to the repayment of short-term notes payable of $1.0 million.

We have certain obligations and commitments to make future payments under contracts. The following table sets forth our estimates of future payments at December 31, 2020. See Note 7 — Investment in Unconsolidated Joint Venture, Note 8 — Commitment and contingencies and Note 13 — Long term debt for a further description of these obligations and commitments.

($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Paycheck Protection Program Loan	$1,258	978	280	—	—
Operating and capital lease	$4,823	699	1,584	1,861	679
Firm purchase commitment	$2,504	2,504	—	—	—
Other loans	$93	93		—	—
Total	$8,678	4,274	1,864	1,861	679

At December 31, 2020, we had an agreement to provide a loan commitment to one of our customer for $1 million. $0.1 million were drawn on that commitment as of December 31, 2020.

Off-Balance Sheet Arrangements

On January 10, 2020, the Company entered into a one-year invoice securitization facility (the “LSQ Invoice Purchase Agreement Facility”) pursuant to (i) an Invoice Purchase Agreement (the “IPA”), as sellers, (the “Seller”), and LSQ Funding Group, L.C. (“LSQ”), as purchaser (the “Purchaser”). Under the terms of the IPA, the Company contributes certain invoices, related collections and security interests (collectively, the “Invoices”) to LSQ on a revolving basis. Under the terms of the IPA, the Company issues to the Purchasers an ownership interest in the Invoices for up to $3.5 million in cash proceeds. This facility was terminated in September 2020. During the year ended December 31, 2020, the Company sold $4.1 million of receivables from sales of state tax attributes and $1.5 million of grant receivables. Costs incurred on the sale was $0.1 million for the year ended December 31, 2020. These amounts are recorded in interest expense in the statements of operations.

As of December 31, 2020 and December 31, 2019, we did not have any off balance sheet receivables outstanding nor did we incur any costs associated with off-balance sheet arrangements. We did not have any other material off-balance sheet arrangements as of December 31, 2020 and December 31, 2019.

Critical Accounting Policies and Use of Estimates

Our consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles. In preparing our consolidated financial statements, we make assumptions, judgments, and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments, and estimates.

Our significant accounting policies are described in Note 1, “Nature of Operations and Summary of Significant Accounting Policies,” in the Notes to the audited financial statements. Our most significant accounting policies, which reflect significant management estimates and judgment in determining amounts reported in our audited financial statements were as follows:

Principles of Consolidation and Reverse Acquisition

The Merger was accounted for as a reverse recapitalization in accordance with ASC 805 Business combination. Under this method of accounting, BMRG has been treated as acquiree and EES is treated as acquirer for financial reporting purposes. This determination was primarily based on current shareholders of EES having a relative majority of the voting power of the combined entity, the operations of EES prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of EES comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of EES with the acquisition being treated as the equivalent of EES issuing stock for the net assets of BMRG, accompanied by a recapitalization. The net assets of BMRG were recognized at historical cost as of the date of the Merger, with no goodwill or other intangible assets recorded.

Inventory Valuation

Inventory is stated at the lower of cost or net realizable value. The Company capitalizes inventory costs when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed as research and development. Inventory is evaluated for impairment periodically for excess, obsolescence and for instances where cost of the inventory is in excess of its estimated net realizable value. In estimating a provision for excess, obsolete and slow-moving inventory, we consider such factors as competitor offerings, market conditions and the life cycle of the product. If inventory on-hand is determined to be excess, obsolete or has a carrying amount that exceeds its net realizable value, we will reduce the carrying amount to its estimated net realizable value.

In preparation with the launch of our next generation energy storage solution, we will begin building inventory levels based on our forecast for demand. A significant decrease in demand could result in an increase in the amount of excess inventory on hand, which could lead to additional charges for excess and obsolete inventory.

The Company assesses whether losses on purchase commitments should be accrued. Losses that are expected to arise from firm, non-cancellable, commitments for future purchases are recognized unless recoverable. The recognized loss on purchase commitments is reduced as inventory items are received and the remaining purchase commitment decreases.

Fair Value Measurement

The Company estimated the original fair value of the contingently issuable common stock (refer to Note 2 of the financial statement) that is contingently issuable based on a Monte Carlo Stimulation pricing model considering stock price of the Company, risk free rate of 0.41% and volatility of 60% utilizing a peer group based on five year term.

The fair values of the Sponsor Earnout Shares on the Closing date were estimated using a Monte Carlo simulation based on stock price of the Company, a risk free rate of 0.41% and volatility of 60% utilizing a peer group based on a five year term. The fair value of the first tranche of Sponsor Earnout Shares that vested on December 16, 2020 was based on the closing share price of the Company’s publicly traded stock on that date.

Stock-based compensation is estimated at the grant date based on the fair value of the awards and is recognized as expense over the service period. We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model.

Refer to “Fair Value of Financial Instruments” in Note 1 in our “Notes to the Consolidated Financial Statements” for additional information about fair value measurements.

Convertible Notes Payable

We record conventional convertible debt in accordance with ASC 470-20, Debt with Conversion and Other Options. Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Convertible instruments that are not bifurcated as a derivative, and not accounted for as a separate equity component under the cash conversion guidance are evaluated to determine whether their conversion prices create an embedded beneficial conversion feature at inception, or may become beneficial in the future due to potential adjustments. A beneficial conversion feature is deemed to be a nondetachable conversion feature that is “in-the-money” at the commitment date. The in-the-money portion, also known as the intrinsic value of the option, is recorded in equity, with an offsetting discount to the carrying amount of convertible debt to which it is attached. The intrinsic value of the beneficial conversion feature within its convertible debt, including amortization of the debt discount recorded in connection with a beneficial conversion feature, was not material to our audited financial statements.

The convertible notes issued during 2019 and 2020 contained an embedded derivative feature that could accelerate the repayment of the convertible notes upon either a qualified financing event or the note holders’ put exercise. For the year ended December 31, 2020, embedded derivative assets with initial fair value of $411 was recognized. Embedded derivative assets with initial fair value of $181 and embedded derivative liabilities with initial fair value of $1,145 were recognized during 2019. As of December 31, 2019, the embedded derivatives were classified as current liabilities on the consolidated balance sheet and had fair values of $1,681. The embedded derivatives were fair valued through the Merger date. During the year ended December 31, 2020 a gain from the change in fair value of embedded derivative of $2,092 was recognized, while for the year ended December 31, 2019 a loss of $716 was recorded. The fair value of the embedded derivative was zero as of December 31, 2020 as a result of the conversion of the notes in connection with the Merger.

BUSINESS

Business Combination

Eos Energy Enterprises, Inc. (the “Company” or “Eos”), a Delaware corporation, was incorporated under its prior name B. Riley Merger Corp. II as a blank check company on June 3, 2019. On September 7, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BMRG Merger Sub, LLC, our wholly-owned subsidiary and a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, our wholly-owned subsidiary and a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“EES”), New Eos Energy LLC, a wholly-owned subsidiary of EES and a Delaware limited liability company (“Newco”) and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy”).

On November 16, 2020, the transactions described above were consummated. In connection with the business combination (the “Business Combination”): (1) Merger Sub I merged with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I ceased, and Newco continued as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and became our wholly owned subsidiary; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Company ceased, and Merger Sub II continued as the surviving company and our wholly owned subsidiary.

Upon the closing of the business combination (the “Closing”), the Company changed its name to “Eos Energy Enterprises, Inc.” The business combination is accounted for as a reverse recapitalization. EES is deemed the accounting predecessor and the combined entity is the successor SEC registrant. The historical financial statements of EES became the historical financial statement of the combined entities that are disclosed in the registrant’s future periodic reports filed with the SEC.

Business Overview

We design, manufacture, and deploy safe, scalable, efficient and sustainable, low-total cost of ownership battery storage solutions for the electricity industry. Our flagship technology is the proprietary Eos Znyth aqueous zinc battery, the core of the Eos DC energy storage system (the “Eos Znyth® system”), with both front-of-the-meter and behind-the-meter applications, particularly those with three to twelve-hour use cases. The Eos Znyth® system is a first non lithium-ion stationary battery energy storage system (“BESS”) that is competitive in both price and performance, fully recyclable, does not require any rare earth or conflict materials, and is commercially available and scalable. Stationary BESS’s are used to store energy for many purposes, including stabilizing and reducing congestion of the power grid and reducing peak energy usage. When coupled with renewable energy sources such as solar photovoltaic (“PV”) and wind generation, the Eos Znyth® system can store energy that the renewable source produces and discharge it when the source is not producing energy, thus reducing the intermittency and increasing the value of the renewable energy source. Additionally, storage is used by commercial and industrial customers to save energy costs by reducing their peak usage, thus reducing the demand charges from utilities. We believe that scalable energy storage serves as a central catalyst for modernizing and creating a more reliable and resilient, efficient, sustainable, and affordable grid and that utilities are especially eager for a reliable, sustainable, safe, low-cost and scalable battery storage solution.

EES was founded in 2008 under the name Grid Storage Technologies, initially focusing on developing the chemistry of its proprietary electrolyte-based battery technology and improving mechanical design and system performance. Our products, which are manufactured and developed in the United States, have the ability to play a pivotal role in the transition to a more sustainable, resilient and low carbon energy future. We have transformed from an organization that focused primarily on research and development to one focused on commercialization of our energy storage solution and a scaled manufacturing platform. We produced our first proof of concept with generation 1 of the Eos Znyth® system in 2015 (“Gen 1”) and began commercial shipments of our generation 2 Eos Znyth® system in 2018 (“Gen 2”). As of December 31, 2020, we have delivered approximately ten Eos Znyth® systems comprised of over 2,500 Znyth® batteries or approximately 5 megawatt hours (“MWh”). We started the process of delivering Generation 2.3 Eos Znyth® systems (“Gen 2.3”) to customers in December 2020. Each Gen 2.3 container is comprised of 144 batteries, which are connected to, and monitored through, our proprietary battery management system. Each system is individually designed with the appropriate number of containers to achieve the end user’s desired energy needs.

Our competitive advantage is our Znyth® battery technology, which employs a unique zinc-halide oxidation/reduction cycle packaged in a sealed, flooded, bipolar battery. Our patented aqueous zinc-powered battery technology offers a safe, scalable, fully recyclable and sustainable alternative to lithium-ion battery power. The Znyth® technology requires just five core commodity materials derived from non-rare earth and non-conflict minerals that are abundantly available and fully recyclable. The Eos Znyth® system is also non-flammable and does not require any moving parts or pumps, allowing for simple maintenance and low-cost operation.

The Eos Znyth® system offers an alternative to Li-ion at a cost per kilowatt hour (“kWh”) that is competitive. Unlike Li-ion, and due to its wide operating temperature range, our commodity-based aqueous zinc chemistry does not require high-cost heating, ventilation, air conditioning (“HVAC”), or fire suppression equipment. Eos Znyth® is manufactured with no toxic chemicals, which limits risk of catastrophic failure. Where Li-ion batteries have a history of explosions and fires, our systems do not face this issue due to the stable, non-combustible chemistry used in our battery. Our raw materials and components are readily available commodities with fewer supply constraints than competing technologies and are environmentally benign. Li-ion batteries use scarce, toxic rare earth materials that can be in short supply due to their use in electric vehicles, mobile phones and an array of other electronics. Li-ion batteries can themselves be, and in recent months have been, in short supply. Our technology is highly scalable, easily installed and integrated into new or existing electric infrastructure. It also includes our proprietary battery management system, which optimizes our battery performance and protects the health and longevity of the battery. Our products are currently manufactured in the United States using a highly automated assembly line which requires a fraction of the capital expenditure of equivalent Li-ion manufacturing processes. Our scalable manufacturing platform can be localized anywhere in the world in fewer than twelve months. Our technology is protected by a robust patent portfolio. With over 220 patent applications filed, we have more than 140 patents pending, issued or published in thirty-three (33) countries.

We sell our products through our direct sales force and through sales channels to developers, power producers, large utilities and commercial and industrial companies. Our sales focus is on use cases that require three (3) to twelve (12) hours of battery storage, although our battery can be used for shorter durations as well. We are establishing a global sales presence by leveraging our sales channels and direct sales team. We work with customers to understand the use case for each battery storage project and propose the best solution to maximize the economics for the end user. Examples of customers and use cases for our systems include:

●	Solar developers that combine battery storage with solar fields to time shift energy by charging the battery during the day and then using the battery during peak hours, just after sundown.

●	Industrial customers that use battery storage to improve power quality and improve the efficiency of other energy sources.

●	Commercial and industrial customers utilize battery storage to safely reduce demand charges from their utility and participate in utility programs to improve grid operations. In the event of a loss of electricity from the grid, our battery can be used to provide resilience, such as running emergency systems in the building including elevators and fire alarms.

●	Utilities that use battery storage systems to offset or postpone capital expenditures and to provide congestion relief, which improves the reliability of the power grid.

Our customers include renewable power producers and developers like EnerSmart Storage LLC (“EnerSmart”), Renew Akshay Urja PVT. LTD (“ReNew Power”), Carson Hybrid Energy Storage (“CHES”) and International Electric Power, LLC (“IEP”), industrial companies such as Motor Oil Corinth Refineries S.A. (“Motor Oil”), utilities companies such as Duke Energy Corporation (“Duke”) and San Diego Gas & Electric Company (“SDG&E”) as well as microgrid developers like Verdant Microgrid LLC (“Verdant”), Nayo Tropical Technology LTD (“Nayo”) and Charge Bliss, Inc. (“Charge Bliss”).

We have formed a joint venture with Holtec Power, Inc (“Holtec”), a multi-billion dollar supplier to the nuclear power industry that is looking to “repower” decommissioned nuclear plants with renewable energy sources and battery storage. By using wind and solar energy sources combined with storage they create baseload capable energy resources that provide electricity to be sold to the utilities. In addition, we are in discussions with other partners to do the same for coal plants that are in the process of closing. Repowering such plants requires a BESS with a flexible discharge duration of three to twelve hours, the ability to cycle daily, a 100% depth of discharge and a usable energy capacity of the system that does not degrade below 70% during its product lifetime. The Eos Znyth® system meets all such requirements and we believe is well suited for this application.

Industry Overview

We believe that energy storage is on the verge of global wide scale deployment. As batteries increasingly become economical on a levelized cost of energy basis, we believe that utility-scale battery technology will be increasingly beneficial for a variety of solutions, including solar PV-plus-storage, peaking capacity, grid congestion and wind generation plus storage. We anticipate rapid increases in utility scale, co-located renewable energy-plus-storage projects, especially in the United States, with most near and medium-term installations qualifying as utility scale. By combining a battery with an intermittent renewable energy source, such as wind or solar, the energy stored in the battery can be used when the intermittent source is not available, for example if the wind is not blowing or the sun is not shining.

According to Bloomberg New Energy Finance (“BNEF”) the global energy storage market is expected to grow to a cumulative 1,095 gigawatts (“GW”), attracting an estimated $660 billion in future investment by 2040. With approximately 3.3 GW of energy storage commissioned globally in 2019, BNEF anticipated an increase to 4.7 GW in 2020. We expect the global energy storage market to grow at a 53% compound annual growth rate from 6,480 MWh in 2019 to approximately 83,000 MWh by 2025.

Based on BNEF, the United States would represent over 15% of this global market. The percentage of renewable energy in total electricity generation in the United States will change from 18% in 2019 to 36% by 2030 and solar energy is estimated to contribute 20% to the total electricity supply. Favorable regulatory conditions such as the recent court decision validating Federal Energy Regulatory Commission (FERC) Order 841, along with state sponsored incentives in New York, California, Massachusetts and other states coupled with the rapid growth of solar PV plus storage applications throughout the United States are expected to grow the utility-scale energy storage market from 172 megawatts (“MW”) / 345 MWh in 2019 to 6,631 MW / 17,563 MWh by 2025. It is estimated that 1,250 GW of additional capacity from renewables will be delivered to the grid by 2024, leading to an increased demand for energy storage. Below is a demonstration of the projected energy storage global market and the projected annual investment in the energy storage global market by region:

Limitations of Existing Technologies

Li-ion is the most prevalent incumbent energy storage technology, historically used in consumer electronics, electric vehicles and select transportation industries, and is the primary competitor to our systems. According to the U.S. Energy Information Administration, Li-ion accounted for 93% of all new energy storage capacity in the United States since 2012, growing at an annual rate of 55%. According to the Lazard Levelized Cost of Storage Version 4.0 Final report (“Lazard LCOS 4.0 Report”), Li-ion has an optimal power capacity of between 5 kiloWatts (“kW”) — 100 Megawatts (“MW”) and an anticipated useful life of ten (10) years. The two primary ingredients for Li-ion batteries are lithium and cobalt.

Due to the factors described below, we believe that even though lithium supplies are generally forecasted to accommodate the global increase in demand in the near term, supply chains will likely become strained over time. Additionally, cobalt faces significant supply chain uncertainty that may constrain Li-ion battery growth.

●	Lithium Supply. The lithium supply chain is highly concentrated, and according to an article by McKinsey & Company titled “Lithium and Cobalt: A tale of two commodities” (“McKinsey Article”) only eight (8) countries are producing lithium globally, of which Chile, Australia and China accounted for 85% of production in 2017. Only four companies — Talison Lithium Pty Ltd, Sociedad Química y Minera de Chile S.A., Albemarle Corporation and FMC Corporation — control the majority of the global mining output. Without the addition of new lithium mining projects and with growing lithium demand, especially in the electric vehicle space, demand may soon exceed supply, thus hindering the growth of lithium based products.

●	Cobalt Supply. According to the McKinsey Article, while the top three producers of cobalt comprise only 40% of the global cobalt supply, regional suppliers are more monopolistic. The Democratic Republic of the Congo (“DRC”) represented approximately 70% of global output in 2019, a share that is projected to increase further. The DRC historically experienced supply disruptions and is currently revising mining laws, with additional concerns regarding child labor, potentially threatening the market’s overall growth. Additionally, approximately 90% of the global cobalt supply is produced as a by-product from either copper or nickel mining, making cobalt expansion projects closely tied to the economics of these markets. Global forecasts for cobalt production show supply shortages arising as early as 2022, which would likely slow Li-ion battery growth.

●	Electric Vehicle (“EV”) Demand. Both the lithium and cobalt markets have been largely driven by battery demand, primarily from consumer electronics, representing 40% and 25% of demand in 2017, respectively. Lithium and cobalt could face supply constraints due to the demand for these materials in batteries for the EV industry. As the global EV market expands, we expect global demand for both materials to increase. EVs represented 1.3% of global vehicle sales in 2017, but BNEF forecasted that EVs will hit 10% of global passenger vehicle sales in 2025, with that number rising to 28% in 2030 and 58% in 2040. The proportion of Li-ion batteries consumed by the EV industry was 64% in 2019 and is forecasted to grow to 80% by 2030.

Li-ion also suffers from certain inherent technological limitations. The life cycle of Li-ion batteries can be limited under demanding conditions, due to the need for HVAC to keep the battery temperatures around 25C. Because of this, Li-ion is challenging to pair with solar in areas where the grid is not stable, which limits usage in many locations around the world. Li-ion can be susceptible to overheating, explosions and related safety issues, as the April 2019 lithium battery explosion near Phoenix Arizona demonstrated. Most urban areas restrict the use of commercial size Li-ion batteries in buildings. Finally, Li-ion technology is difficult to recycle and dispose because it contains toxic materials.

There are a number of additional battery technologies utilized in the energy storage industry, such as:

●	Flow Battery. Flow batteries store energy by chemically changing the electrolyte (vanadium) or by plating zinc (zinc bromide). According to the Lazard LCOS 4.0 Report, flow batteries have an optimal power capacity of between 25 kW — 100 MW and an anticipated useful life of twenty (20) years. While flow batteries typically have minimal storage capacity degradation and limited potential for fire, they require expensive components and have a comparatively high balance of system costs. Specifically, the raw materials are expensive, and the cost of operation and maintenance are very high. Flow batteries also have reduced efficiency due to high mechanical losses, and high maintenance requirements. They require massive scale to reach competitive cost points which, along with the above, limits applications to niche markets.

●	Lead-Acid. Lead-acid batteries are the most commonly utilized battery storage technology, and are the primary battery utilized in automotive vehicles. The Lazard LCOS 4.0 Report notes that they have an optimal power capacity of 1 — 100+ MW and an anticipated useful life of between three and five years. Furthermore, while lead-acid batteries are relatively low cost and can be utilized for multiple purposes, they have a poor depth of discharge, short lifespan, low energy density and a large footprint as compared to other technologies.

Our Solution

Our battery storage systems offer a safe, sustainable and scalable alternative to Li-ion at a lower Levelized Cost of Storage (“LCOS”). Our solution consists of the Eos Znyth® system, which integrates Eos Znyth® batteries in a modular, outdoor-rated enclosure, in our large-scale system or in modular, configurable racks for indoor urban storage.

Containerized
(10MW = 0.5 acres)

PowerHouse
(10MW = .15 acres)(1)

Indoor Urban
(Meeting FDNY Standards)(1)

(1)	Image-rendering.

The key benefits of our solution include:

●

Peak Shifting and Demand Management. Our multi-cycle DC Znyth® system shifts power to peak hours, with repeated constant power performance down to 100% depth of discharge without increased degradation. Li-ion typically limits the depth of discharge to 80-90% due to the impact on accelerating the lithium battery degradation. Additionally, based on our research estimates, even at 80% depth of discharge Li-ion battery is expected to lose 2.5% of energy storage capacity per year over its lifetime, compared with 1-1.5% for our product, resulting in a more favorable degradation curve with estimated operating expense savings at $3/kWh per year. Utilities and end customers can use our batteries to efficiently store excess base-load generation and renewable energy produced during off peak hours. By discharging during peak hours, we eliminate the need for new fossil based fuel and inefficient peaking generation, thereby reducing carbon emissions drastically. Boundless Impact Research & Analytics performed a climate impact study in November 2020 comparing Eos batteries to traditional battery chemistries such as Lithium-Ion, Lead-Acid, Sodium Sulfur and Vanadium Redox. Eos’s technology achieved the lowest GHG emissions compared to all of the other technologies with notable showing an 84% lower GHG emissions footprint compared to Li-Ion from a life-cycle assessment perspective. Additionally, utilities can use the peak shifted energy to postpone or eliminate capital investment, and the end user can reduce their demand charges from the utility.

●	Low Maintenance and Minimal Auxiliary Load. Our battery system does not require an HVAC or fire suppression system, resulting in significantly lower expenses associated with operation and maintenance of the battery. This in turn brings significant cost savings to our customers, resulting in a meaningfully improved return on investment for our storage product and up to approximately 30% reduction in levelized cost of storage. HVAC systems usually represent 8% of delivered energy for Li-ion storage systems, compared with 1.5% for our product to run the cooling fans for the batteries, resulting in operating expense savings from cooling the batteries of $2/kWh per year, based on our estimates. Additionally, given that our battery does not require an auxiliary electricity load to support HVAC and fire suppression systems, it is able to ride through grid outages, resulting in more reliable energy storage. Comparatively, Li-ion often cannot operate without grid power due to its large auxiliary load needed for HVAC systems.

●	Solar/Wind Integration and Shifting. Renewable energy sources such as wind and solar are intermittent, potentially introducing instability into the electric grid and limiting their viability as a firm, dispatchable power source. Our batteries allow utilities and consumers to smooth production and time shift the produced energy. Through the use of our batteries, solar electricity produced at noon can be stored and deployed as a stable power source at peak demand later in the afternoon. Similarly, wind energy produced during night time can be used to level out peaks in the morning.

●	Ancillary Services. Our batteries can be used to bring revenue to our commercial and industrial customers through their participation in the demand response and ancillary markets. The demand response markets are used by utilities to offset grid congestion at certain locations by paying end users for reducing their energy use during congested periods. The ancillary markets are used to stabilize and keep the grid in balance, and end users are paid to either inject energy into the grid or receive power from the grid, thus providing the balance. Our batteries are eligible for entry into demand response and ancillary electricity markets that provide stability to the power grid.

●	Performs Across Wide Temperature Range. Our system’s performance is stable from - 20º to 50ºC without HVAC and has a unique ability to recover from temperatures as high as 70º to 90ºC, which would cause other battery technologies such as Li-ion to experience thermal runaway and potential fire or explosion. Data from our cell, battery and system testing shows that round trip efficiency (“RTE”) is stable within 75%+/- 3% across - 11º to 41ºC. (round trip efficiency is the ratio of energy put in (in kWh) to energy retrieved from storage (in kWh)). Below is a demonstration of the wide temperature operating range of our battery technology based on data from deployed systems:

●	Resilient system recovering after extreme temperature abuse as high as 90ºC. This is a significant differentiator to Li-ion which requires HVAC and fire suppression, thus increasing capital expenditures required for maintenance, as Li-ion must be kept within a narrow temperature range (25 °C +/- 3 °C) to mitigate the risk of thermal runaway, leading to fire or explosion. Based on our estimates, our low maintenance capabilities results in approximately $1/kWh per year operating expense savings. Below is a demonstration of our battery that was subjected to temperatures exceeding 90ºC while being operated. After the battery was allowed to cool to room temperature, the battery was able to return to its pre-abuse performance.

●	Upside Opportunities. Given that raw materials represent a high percentage of the Eos Znyth® system’s total cost, we expect the salvage value of the raw materials will offset the cost of system removal and decommissioning at the end of life for our customers. We continue to evaluate and refine recycling cost and estimate that our battery system will still have 50% of its original capacity after thirty (30) years of use. We anticipate development of a secondary, after-life market for our batteries in approximately 10 years, which may generate additional revenue for customers or offset other costs.

Our Competitive Strengths

Our key competitors are traditional Li-ion battery manufacturers, such as Samsung Electronics Co., Ltd, LG Chem, Ltd., Sungrow and Contemporary Amperex Technology Co. Limited. We believe the following strengths of our business distinguish us from our competitors and position us to capitalize on the expected continued growth in the energy storage market:

●	Differentiated Product. Lithium cells must be kept within a narrow temperature range (25 °C +/- 3 °C), otherwise they are at risk of thermal runaway, potentially leading to fire or explosion. The Eos Znyth® system has a significantly wider thermal operating range (-20 °C to 50 °C), which eliminates the need for costly thermal management measures such as HVAC and fire suppression systems. Our battery system is able to charge and discharge at different durations, covering a wide range of use cases; for Li-ion, the charge and discharge rates are fixed, and the life of a battery can degrade if it is not charged or discharged at the rate for which it was designed.

●	Minimal Supply Chain Constraints. All materials for producing our Eos Znyth® system are widely available commodities with no supply chain constraints and no competition with EVs. No rare earths or conflict materials are used in the production of our batteries. Additionally, all materials are fully recyclable at end of product life and the recycled material can be sold, which results in net present value savings of $4/kWh versus lithium.

●	Proven Technology Solution in the Growing Energy Storage Market. We delivered 4,900 kWh worth of our systems to customers since inception. As we launched the Znyth® Gen 2.3 product and are ramping manufacturing up to gigawatt-hours (“GWh”) scale, we believe that we will benefit from the overall growth of the energy storage market, which as projected by BNEF, is expected to reach 1,095 GWh by 2040.

●	Experienced Technology Team Focused on Continuous Innovation. We have successfully introduced three generations of energy storage systems in six years (Gen 1, Gen 2, and Gen 2.3) and plan to release new generations in the coming years. Gen 1 and Gen 2 were pilot systems that provided us with the experience to optimize the performance and design of Gen 2.3. Our research and development team is responsible for our portfolio of fourteen (14) patent families with over 220 patent applications filed, more than 140 pending, issued or published in thirty-three (33) countries, protecting our technology and system architecture. We believe that our continued investment in Research and Development will enable us to continue to increase efficiency, energy density, functionality, and reliability while reducing the cost of our battery solution.

●	Established Global Sales Channels Anchored with Top Tier Customers. We sell products directly to the electric utility industry and through sales channel partners to the commercial and industrial market. As we are building our pipeline, during fiscal year 2020, we built relationships with new customers and entered into agreements to provide battery solutions to several customers within and outside of the United States.

●	Strong management team. We have assembled an executive team focused on accelerating the commercialization of the next-generation Eos Znyth® solution. With decades of diverse experience in the energy industry and deep expertise in manufacturing, battery storage and executing complex power and energy projects around the world, our management team is able to develop, manufacture and deliver systems at scale to meet the growing demands of the global storage market.

Our Products

The Eos Znyth® system is designed to meet a wide range of requirements in the battery storage industry, including large grid-scale energy storage projects, large and small solar storage projects, commercial or industrial projects, in-building urban projects and eventually the residential market. With a three (3) to twelve (12) hour discharge capability, immediate response time, and modular construction, the Eos Znyth® system can be scaled and configured to reduce cost and maximize profitability in a wide range of battery storage projects. While the Eos Znyth® system can be implemented in any configuration required, we offer three standard configurations: the Energy BlockTM (“Energy Block”), the large-scale system and customized racking configurations.

Our innovative Energy Block packaging comprises a twenty (20) foot standard International Organization for Standardization shipping container which enables flexible options for system installation while significantly lowering the installation cost and accelerating permitting and installation time. The Energy Block is shipped with batteries and all electrical equipment integrated and factory tested into a standard twenty (20) foot intermodal shipping container for drop and play convenience. Each sub-system includes pre-integrated strings of Eos Znyth® batteries with DC wiring, DC system protection, support structure, enclosure and Eos battery management system. The Energy Block system integrates Eos Znyth® batteries in a modular, outdoor-rated enclosure capable of delivering three (3) to twelve (12) hours of continuous discharge at specified power. Each DC system is made-up of a containerized Energy Block integrating 144 Znyth® Batteries and a DC control section. Our proprietary battery management system monitors the voltage and temperature of each battery in the system, isolates faulty battery strings and provides real time visibility of battery operating limits. The Block is typically purchased by commercial industrial customers, solar developers and is ideal for 40MWh and smaller battery systems, but can be used for larger systems as well.

The large-scale system is designed for large battery storage projects by allowing for what we believe to be the highest power density on the smallest footprint overall. The large-scale system is a pole barn type structure with a racking system that allows the modular Znyth® batteries to be stacked in a tall multilevel configuration, thus providing increased power density. Because the Znyth® battery does not require HVAC or fire suppression systems and is simpler to install, operate and maintain as compared to Li-ion, we believe the large-scale system provides a cost-effective way to implement large Znyth® battery storage systems. Furthermore, the large-scale system is typically purchased by utilities, independent power producers, solar and wind developers, and is an ideal solution for larger systems above 40MWh.

Our Urban customized and modular racking solution is offered primarily for indoor battery storage projects but could be used in a wide range of projects. The safety and modular nature of the Znyth® battery allows for implementations in basements, on rooftops, or any number of other locations in a building. Customized racks are typically purchased by commercial and industrial customers, as well as system integrators, and are typically used for indoor systems that require a modular configuration.

Our Strategy

Since our founding in 2008, we have been on a mission to accelerate the shift to clean energy with positively ingenious solutions that transform how the world stores power. Key elements of our strategy include:

●	Continue to innovate and advance our solutions. We intend to continue to innovate our energy storage systems by developing new and enhanced technologies and solutions. Our innovation also extends to our manufacturing ability, which includes a proprietary equipment and process design. We entered into a partnership with Holtec to launch HI-POWER, a joint-venture manufacturing facility in Pittsburgh, Pennsylvania with an annual manufacturing capacity of 1 GWh and with sufficient space to expand the existing factory to manufacture 3.5 GWh. We believe that our future technology will continue to reduce cost and improve the efficiency and competitiveness of our offerings. We plan to continue to introduce new generations of our technology to increase the adoption of our energy storage systems worldwide.

●	Further expand our products and services. We offer remote asset monitoring and optimization services to track the performance and health of our batteries and to proactively identify future system performance. We intend to continue to expand the software functionality by including an onsite controller that integrates with the power control system (inverter) which can be remotely controlled and managed to ensure that the battery system is optimized for performance and the best economic return. Specifically, we plan on incorporating machine learning, artificial intelligence, data science and optimization algorithms to enable use cases and create the greatest value to the end user.

●	Further expand project related services. We offer to customers the following project related services:

1. Project management. We offer customers project management services to ensure the process of implementing our battery system is managed in conjunction with the overall project plans. We will oversee the entire project from end to end. We charge the customer depending on the scope of our involvement.

2. Commissioning of the battery system. We commission our battery system and charge the customer for the commissioning services. The commissioning service ensures that our battery is providing the performance and operations that were committed to the customer.

3. Operations and Maintenance (“O&M”). We offer to our customers operational and maintenance plans to keep our battery in top performance. This consists of both remote monitoring of the battery health and performance as well as periodic onsite visits to perform routine maintenance.

We plan to expand our O&M resources and capabilities to meet our customers’ needs. This expansion will include adding employees to perform the work, as well as contracting and certifying qualified third parties to perform the commissioning, operations and maintenance services.

●	Leverage our partnerships to produce Znyth® batteries at scale. We partnered with Holtec to produce Znyth® batteries and Znyth® DC battery systems at GWh scale as part of the HI-POWER joint venture. As the U.S. market grows, HI-POWER expects to expand its manufacturing capacity at Holtec’s Manufacturing Division facility near Pittsburgh, Pennsylvania. We may also establish additional manufacturing facilities in partnership with Holtec at additional U.S. locations and/or in international locations with Holtec or other potential partners.

●	Implement near-term cost reduction. We intend to optimize manufacturing for Gen 2.3 by insourcing selected services and implement further automation of the manufacturing process. Through our continued research and development efforts, we also believe we can continue to reduce the amount and cost of material required to manufacture the batteries. We further plan to substitute new materials to reduce cost. We also believe we will achieve lower prices for certain materials through volume purchasing.

Our Customers

Our customers include renewable power producers and developers like EnerSmart Storage LLC (“EnerSmart”), Renew Akshay Urja PVT. LTD (“ReNew Power”), Carson Hybrid Energy Storage (“CHES”) and International Electric Power, LLC (“IEP”), industrial companies such as Motor Oil Corinth Refineries S.A. (“Motor Oil”), utilities companies such as Duke Energy Corporation (“Duke”) and San Diego Gas & Electric Company (“SDG&E”) as well as microgrid developers like Verdant Microgrid LLC (“Verdant”), Nayo Tropical Technology LTD (“Nayo”) and Charge Bliss, Inc. (“Charge Bliss”). Our largest customer in fiscal year 2019 was Duke Energy, which accounted for 26.1% of our revenues in fiscal 2019. For fiscal year 2020, our revenue primarily resulted from recognition of amounts previously recorded as deferred revenue.

Intellectual Property

The success of our business depends, in part, on our ability to maintain and protect our proprietary technology, information, processes and know-how. We rely primarily on patent, trademark, copyright and trade secrets laws in the United States and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements. We are in the process of filing, or have recently filed, certain patents relative to our Gen 2.3 product that are subject to United States Patent and Trademark Office (“USPTO”) approval. A majority of our patents relate to cell chemistry, architecture and battery mechanical design, system packaging and battery management systems. We continually assess opportunities to seek patent protection for those aspects of our technology, design, methodologies and processes that we believe provide significant competitive advantages. As of December 31, 2020, we had fourteen (14) patent families with over 220 patent applications filed, more than 140 patents pending, issued, or published in thirty-three (33) countries, protecting our technology and system architecture. Our key issued patents are scheduled to expire between years 2035 and 2036.

We rely on trade secret protection and confidentiality agreements to safeguard our interests with respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce. We believe that many key elements of our manufacturing processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms and procedures.

All of our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our employees to assign to us all of the inventions, designs and technologies that our personnel develop during the course of their employment.

We also require our customers and business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our technology or business plans.

Competition

The markets for our products are competitive, and we compete with manufacturers of traditional Li-ion and other battery storage systems. Factors affecting customers to make decision when choosing from different battery storage systems in the market include:

●	product performance and features;

●	safety and sustainability;

●	total lifetime cost of ownership;

●	total product lifespan;

●	power and energy efficiency;

●	duration of the batteries storage;

●	customer service and support; and

●	U.S. based manufacturing and sourced materials.

Our Znyth® system competes with products from traditional Li-ion battery manufacturers and solution providers such as Samsung Electronics Co., Ltd, LG Chem, Ltd., Sungrow and Contemporary Amperex Technology Co. Limited. We believe that our Znyth® battery based system offers significant technology, safety and cost advantages that reflect a competitive differentiation over lithium energy storage technologies.

Regulatory Policy

The United States is one of almost 200 nations that, in December 2015, agreed to an international climate change agreement in Paris, France, that calls for countries to set their own greenhouse gas (“GHG”) emissions targets and be transparent about the measures each country will use to achieve these targets (“Paris Agreement”). The Paris Agreement was signed by the United States in April 2016 and came into force on November 4, 2016. However, the Paris Agreement does not impose any binding obligations on its participants. In August 2017, the U.S. Department of State officially informed the United Nations of the United States’ intent to withdraw from the Paris Agreement, with such withdrawal becoming effective in November 2020. On January 20, 2021, in one of his first post-inauguration actions, President Biden notified the United Nations of the United States’ intention to rejoin the Paris Agreement, which became effective on February 19, 2021.

Legislation or regulations that may be adopted to address climate change could make lower GHG emitting energy sources, such as solar and wind, more desirable than higher GHG emitting energy sources, such as coal and fuel oil. As a result, such climate change regulatory and legislative initiatives with more stringent limitations on GHG emissions would potentially increase the demand for energy storage systems.

In the United States and Puerto Rico, geographic distribution of energy storage deployment has been driven by regulatory policy with both federal and state level programs contributing to stable revenue streams for energy storage. Such policies include:

●	Federal Energy Regulatory Commission. FERC Order 841 requires eligibility for energy storage in wholesale, capacity and ancillary services markets. FERC Order 841 allows each regional transmission organization and independent system operator to establish its own rules and guidelines for integrating energy storage resources, but does specify that the guidelines must allow storage resources to provide and be compensated for all the services it is technically capable of providing. According to BNEF, markets being enabled by FERC Order 841 may spur the United States back to the top of global storage deployments

●	California. California is expected to lead front-of-the-meter energy storage deployments through 2023, mainly driven by Assembly Bill 2514 procurement targets and investor-owned utilities procuring storage for capacity applications. The California Public Utilities Commission mandated utilities to procure up to 500 MW of behind the meter (“BTM”) storage. Further, growth in California is driven by the Demand Response Auction Mechanism, which creates economic incentives for distributed energy resources to offer their services to utilities and grid energy markets. The California independent systems operator allows wholesale market participation for BTM storage assets which can earn capacity payments and provide ancillary services.

●	Massachusetts. Massachusetts set an energy storage procurement target of 1,000 MWh by 2025. The Advancing Commonwealth Energy Storage program awarded $20 million in grants which directly supported 32 MW of BTM storage capacity to date. The Solar Massachusetts Renewable Target program calls for 1,600 MW of PV, and includes significant incentives paid to solar system owners if paired with storage. The Peak Demand Reduction Grant Program is a $4.7 million Massachusetts Department of Energy Resources initiative designed to test strategies for reducing Massachusetts’ energy usage at times of peak demand. The Massachusetts Department of Energy Resources also published the Clean Peak Energy Standard which is designed to provide incentives to clean energy technologies that can supply electricity or reduce demand during seasonal peak demand periods established by the Department of Energy Resources.

●	New York. New York set an energy storage target of 1,500 MW by 2025 (3,000 MW by 2030), 500 MW of which will be commercial and industrial. $400 million in state funding is available for energy storage projects. The New York State Energy Research and Development Authority must distribute $350 million in market acceleration incentives for energy storage, including for solar plus storage projects to jump start activity and allow projects to access federal tax credits in the near term. NY Green Bank has announced $200 million in financing support for energy storage.

●	Other. The Midwest, New England, Pacific Northwest states and Puerto Rico have taken the early charge on front-of-the-meter energy storage adoption in the “all others” market category, although we anticipate that states such as Minnesota and Florida, as well as areas in the Southwest Power Pool and the Midcontinent Independent System Operator, will emerge further over the next five years. Puerto Rico, with its latest draft integrated resource plan, could lead this market over the next four years if it moves forward with its mini-grid proposal. Still in the proposal phase, Arizona’s commissioner chose a 3 GW energy storage target to be achieved by 2030 and also called for a Clean Peak Target which increases clean resources deployed during peak times by 1.5% per year until 2030. Under Executive Order 28, the New Jersey Energy Master Plan calls for 600 MW of energy storage by 2021 and 2,000 MW by 2030. In Nevada, Senate Bill 204 requires the public utilities commission of Nevada to investigate and establish targets for certain electric utilities to procure energy storage systems while Senate Bill 145 establishes an incentive program for behind-the-meter energy storage within the state’s solar program. In Hawaii, Hawaiian Electric Company, Inc. recently announced 262 MW of storage across three islands, further establishing its position as a leading market. Missouri and Louisiana are also expected to issue orders supporting new utility demand response programs.

Government Incentives

The U.S. Congress is considering a variety of proposals for tax incentives that will benefit the energy storage industry, including in the form of tax credits. IRS private letter ruling 201809003 clarified that energy storage is eligible for federal tax credits if charged primarily by qualifying renewable resources. In December 2020, the U.S. Congress passed a spending bill that includes $35 billion in energy research and development programs, a two-year extension of the Investment Tax Credit for solar power, a one-year extension of the Production Tax Credit for wind power projects, and an extension through 2025 for offshore wind tax credits. Proposals that have or are being considered by Congress include: (i) the establishment of an investment tax credit for standalone energy storage; (ii) the creation of a 30% investment tax credit for refueling costs and qualified nuclear power plant capital expenditures for each taxable year through 2023, thereafter declining each year until it reaches 10% in 2026; (iii) extension of the federal solar energy investment tax credit for ten (10) more years, keeping the credit at 30% through 2029; (iv) the consolidation of forty-four (44) federal energy tax incentives into three provisions to award credits for clean electricity, lower-emitting transportation fuels and energy efficient offices and homes; (v) the allowance of renewable electricity production and investment tax credits to be transferred on a limited basis to any entity involved in a renewable energy project, regardless of whether they have taxable income; and (vi) the extension of the production tax credit for energy produced from closed and open-loop biomass, geothermal, landfill gas, trash, qualified hydro, marine and hydrokinetic facilities to facilities that began construction by the end of 2019. There can be no assurance that all or any of the above proposals will be adopted by the U.S. Congress.

Employees

As of December 31, 2020, we had eighty-four (84) employees with eighty-three (83) full-time employees and one (1) part-time employee. Of these full-time employees, thirty-eight (38) were engaged in research and development, ten (10) in sales and marketing, seventeen (17) in operations and support and eighteen (18) in general and administrative capacities.

None of our employees are represented by a labor union. We have not experienced any employment-related work stoppages, and we consider relations with our employees to be good.

Facilities

Our corporate headquarters are located in Edison, New Jersey, in an office consisting of approximately 63,000 square feet of office, testing and product design space. We have a ten (10) year lease on our corporate headquarters, which expires on September 14, 2026.

We believe that our existing properties are in good condition and are sufficient and suitable for the conduct of our business for the foreseeable future. To the extent we need to increase our footprint as our business grows, we expect that additional space and facilities will be available.

MANAGEMENT

Management and Board of Directors

Our principal officers are Joe Mastrangelo, Chief Executive Officer, Mack Treece, Chief Strategic Alliances Officer and Sagar Kurada, Chief Financial Officer. In addition, following the business combination, Russ Stidolph will serve as Chairman of the Company’s board of directors.

The board of directors of the Company is comprised of seven directors, of which, in accordance with the terms of the Director Nomination Agreement, Daniel Shribman, Mimi Walters and Alex Dimitrief have been nominated by the Sponsor and Russell Stidolph, Joseph Mastrangelo, Krishna Singh and Audrey Zibelman have been nominated by the Seller, respectively.

The following persons with ages as of March 4, 2021 are the executive officers and directors of the Company:

Name	Age	Position
Joe Mastrangelo	52	Chief Executive Officer
Sagar Kurada	42	Chief Financial Officer
Mack Treece	62	Chief Strategic Alliances Officer
Dr. Balakrishnan G. Iyer	46	Chief Commercial Officer
Daniel Shribman	37	Director
Russ Stidolph	45	Director
Dr. Krishna Singh	73	Director
Alex Dimitrief	61	Director
Audrey Zibelman	63	Director
Marian “Mimi” Walters	58	Director

Joe Mastrangelo, 52, joined EES LLC as a board advisor in March 2018 and assumed the role of Chief Executive Officer from August, 2019 until the closing of the business combination. Mr. Mastrangelo has served as a director and the Chief Executive Officer since the closing of the business combination. Before coming to Eos, Mr. Mastrangelo was president and chief executive officer of Gas Power Systems since September 2015. As an energy industry leader for the past two decades, Mr. Mastrangelo has extensive experience leading diverse teams to develop and deploy commercial scale projects around the world. Mr. Mastrangelo has broad operating experience across the energy value chain including serving as Chief Executive Officer of GE’s Power Conversion business, applying science and systems of power conversion to increase the efficiency of the world’s energy infrastructure. Mr. Mastrangelo spent ten years with GE Oil & Gas, in leadership roles in finance, quality, and commercial operations, culminating in being named a GE Corporate Officer in 2008. Joe began his career with GE in the company’s Financial Management Program and then joined GE’s Corporate Audit Staff. Originally from New York, Mr. Mastrangelo earned a Bachelor of Science in Finance from Clarkson University and an Associate of Science, Business Administration and Management from Westchester Community College.

Sagar C. Kurada, 42, joined EES LLC as as Chief Financial Officer in July 2020 and continued to serve our Chief Financial Officer following the closing of the business combination. In this position, Mr. Kurada is responsible for the overall financial strategy and direction at Eos, overseeing all financial functions, he guides the controller, treasury, shareholder relations, accounting, tax, financial planning and internal audit functions to pursue the Eos’s aggressive growth strategy and meet its clients’ and investors’ expectations. Prior to joining Eos, Mr. Kurada acted as Chief Financial Officer of HighTower Advisors from August 2016 to November 2019. Mr. Kurada also served as Chief Executive Officer of multiple GE operating entities, and worked in the private equity consulting practice at FCM from July 2014 to July 2016. Throughout his 20-year career in financial strategy, planning, accounting, auditing, Mr. Kurada has established a reputation for building world-class teams and for aligning financial and business interests to support business strategy and high-growth. Sagar has led multiple equity and debt financings and raised in excess of $1 billion of capital to support business growth. Mr. Kurada holds a BS in Finance and Technology from Rensselaer Polytechnic Institute and MBA from Columbia Business School.

Mack Treece, 62, joined EES LLC as a consultant in March 2019 and assumed the role of Chief Financial Officer in March 2019. In June, 2020 Mr. Treece was appointed Chief Strategic Alliances Officer EES LLC and continued serving in such position following the closing of the business combination. Prior to Eos, Mack served as the Chief Executive Officer and Chief Financial Officer of Viridity Energy since November 2012, where he was responsible for all day-to-day operations, including sales, marketing, operations and finance. Mr. Treece has over 25 years of experience in senior management positions, with a specific focus on successfully scaling young companies into dominant market positions. Previously, Mr. Treece was the Chief Executive Officer and co-founder of ConnectFN and was responsible for the overall management and strategic direction of the company. Prior to ConnectFN, Mr. Treece served as President for Teliris where he led the telepresence provider’s Global Sales, Marketing, Finance and Operations. Mr. Treece also held several executive positions with increasing responsibility at Orange Business Services (formerly Equant). Mr. Treece began his career with Bell Atlantic, where he last held the position of Global Chief Financial Officer for Bell Atlantic International Wireless (BAIW) and Senior Vice President for Asia. Mr. Treece has lived and worked abroad as part of global organizations for more than 25 years. He has a B.S. in Finance and Marketing from the University of Virginia and a MBA in International Finance from Widener University.

Dr. Balakrishnan G. Iyer, 46, Dr. Iyer joined EES LLC as a director on April 19th, 2020 and continued to serve in such position following the closing of the business combination. Prior to Eos, Dr. Iyer was Co-founder and Chief Growth Officer of Utopus Insights since April 2017, a New York-based global renewable energy analytics company, recently acquired by Vestas. Dr. Iyer is a seasoned energy and utilities industry management professional, with rich experience driving business development for global conglomerates. Dr. Iyer successfully steered three startups from inception to exit, with investments from some of the largest utilities and financial investors worldwide. Dr. Iyer began his career at Schlumberger in June 1996 and previously served as Chief Operating Officer of Enel Green Power as part of their acquisition of BLP where he worked from July 2012 till April 2017 and as VP, Business Development at GE, where he drove technology developments for renewable energy and smart grid. He worked in GE in various roles from July 2000 till June 2012. Dr. Iyer earned a Master’s in Engineering from Binghamton University in New York, an MBA from New York University (NYU) Stern, and Joint Undergraduate and Master’s Degrees in Mechanical Engineering & Science from Birla Institute of Technology and Science (BITS) in India. In 2019, Dr. Iyer was conferred with an Honorary Degree of Doctor of Science by his alma mater, Binghamton University, for his contributions to the fields of sustainable energy and inclusive education.

Daniel Shribman, 37, served as the Chief Executive Officer, Chief Financial Officer and a director of BMRG from its inception until the closing of the business combination and has served as our director since the closing of the business combination. Mr. Shribman served as chief investment officer of B. Riley Financial (Nasdaq: RILY) and as president of B. Riley Principal Investments, LLC since September 2019 and September 2018, respectively. Mr. Shribman helps oversee the asset base of B. Riley Financial alongside chief executive officer Bryant Riley. This asset base consists of several cash flow generating operating businesses in addition to cash and investments of roughly $750 million. The investment portfolio includes bilateral loans and small cap equity positions in both public and private markets. In virtually all investments, B. Riley Financial is involved at the board level and active in business and capital allocation decisions. Mr. Shribman has served as a member of the board of directors of Alta Equipment Group Inc. (NYSE: ALTG) since February 2020, when it completed its business combination with B. Riley Principal Merger Corp., where Mr. Shribman was chief financial officer. Mr. Shribman brings experience in both public and private equity to us. Prior to joining B. Riley, Mr. Shribman was a Portfolio Manager at Anchorage Capital Group, L.L.C., a special situation asset manager, from 2010 to 2018. During Mr. Shribman’s tenure at Anchorage Capital Group, L.L.C., he led investments in dozens of public and private opportunities across the general industrial, transportation, automotive, aerospace, gaming, hospitality and real estate industries. These investments ranged from public equities and bonds to deeply distressed securities, par bank debt, minority owned private equity and majority owned private equity. Mr. Shribman worked in close collaboration with management teams and boards to maximize shareholder value in the form of both operational turnarounds, capital market financing and capital deployment initiatives. Prior to Anchorage Capital Group, L.L.C., Mr. Shribman worked at Tinicum Capital Partners, a private equity firm, and in the restructuring advisory group at Lazard (NYSE: LAZ).

Russell Stidolph, 45, has served as a director of EES LLC since 2014 and the chairman of the board of EES LLC since 2018, and continued in both positions following the closing of the business combination. Mr. Stidolph is the founder AltEnergy, LLC a private equity firm focused on alternative energy investing, where he has served as Managing Director since 2006. Prior to forming AltEnergy, Mr. Stidolph was a Principal at J.H. Whitney & Co., LLC a middle-market private equity firm based in New Canaan, Connecticut. While at J.H. Whitney Mr. Stidolph was responsible for starting and developing the firm’s alternative energy investing practice where he was responsible for Hawkeye Renewables, LLC and Iowa Winds, LLC. Mr. Stidolph was both the Chief Financial Officer and Vice Chairman of Hawkeye Renewables, LLC before it was sold in 2006 to Thomas H. Lee Partners, LP. Prior to joining J.H. Whitney, Mr. Stidolph was a member of the corporate finance group at PaineWebber, Inc., that was responsible for high yield and leverage finance origination. Mr. Stidolph also acted as Senior Vice President and the Chief Financial Officer of Tres Amigas, LLC and he still sits on the Company’s Board of Directors, and was Chairman of the board of directors of Viridity Energy, Inc before it was sold to Ormat Technologies in 2017. Russell received a Bachelor of Arts degree from Dartmouth College.

Dr. Krishna Singh, 73, has served as our director since the closing of the business combination. Dr. Singh is the founder of Holtec International, a diversified energy technology company with nine major operations centers in seven countries on five continents, where he has served as president and chief executive officer since 1986. Dr. Singh has been active in the nuclear power industry since 1971 and is a widely-published author in with over 70 technical papers, one textbook and numerous symposia volumes. He is a prolific inventor with and a prolific inventor (119 patents granted, many pending). In addition to Holtec International, Dr. Singh serves on numerous advisory boards in the energy industry including the Nuclear Energy Institute and the University of California Nuclear Engineering Department. Dr. Singh also serves as a member of the board of overseers at the University of Pennsylvania School of Engineering and Applied Science and a director of the Washington DC Atlantic Counsel. Dr. Singh received his Ph.D. in Mechanical Engineering from the University of Pennsylvania, Philadelphia (1972), a M.S. in Engineering Mechanics also from Penn (1969), and a B.S. in Mechanical Engineering from BIT Sindri (Ranchi University), India (1967).

Alex Dimitrief, 61, has served as our director since the closing of the business combination. Mr. Dimitrief is an experienced director, Chief Executive Officer, C-suite leader and general counsel who has steered varied energy-related and other global businesses through a wide range of complex commercial, legal and organizational challenges. He has previously served as a director of both public and non-public companies including The We Company, Synchrony Financial (NYSE: SF) and GE Capital Bank and presently sits on the Advisory Board of Cresset Capital Management. As President and Chief Executive Officer of General Electric’s Global Growth Organization, Mr. Dimitrief was responsible for driving GE’s growth in more than 180 countries. Under Mr. Dimitrief’s watch in 2018, GE achieved $76 billion in international orders and secured billions in financing for many of GE’s emerging market customers. As GE’s General Counsel, Mr. Dimitrief served as the principal executive advisor to GE’s Board and led a global team responsible for GE’s legal matters, compliance, SEC reporting, government affairs and environmental safety programs. In previous roles at GE, Mr. Dimitrief was a leader of the transformation of GE Capital (including the IPO/split-off of Synchrony Financial) and led joint venture negotiations for GE Energy in China and Russia. In announcing Mr. Dimitrief’s retirement from GE in January 2019, Chief Executive Officer Larry Culp described Mr. Dimitrief as “one of the most respected leaders at GE” who “effectively represented GE before governments, regulators and customers throughout the world and is widely recognized as a compelling champion of integrity, transparency and the rule of law.” In 2007, Mr. Dimitrief came to GE from after 20 years as a senior partner at Kirkland & Ellis LLP, where he “first chaired” and regularly advised Boards about securities, restructuring, intellectual property, product liability, environmental, governance and commercial disputes. Mr. Dimitrief earned his B.A. from Yale College and his J.D. from Harvard Law School.

Marian “Mimi” Walters, 58, has served as our director since the closing of the business combination. Ms. Walters has served as Chief Commercial Officer for Leading Edge Power Solutions, LLC since November 2019. She is a former Member of the U.S. House of Representatives (the “House”) from California’s 45th District where she worked on key legislation, business and policy initiatives related to energy, technology, environmental and healthcare and served from 2015 to 2019. Ms. Walters was a member of House Leadership and served on the influential Energy and Commerce Committee. She was a member of the Communications and Technology, Digital Commerce and Consumer Protection, and Oversight and Investigations subcommittees. Prior to her election to Congress, Ms. Walters was a member of the California State Senate, from 2008 to 2014, where she served on the Banking and Financial Institutions Committee and was Vice Chair of the Appropriations Committee. She previously served in the California State Assembly and was mayor and council member for the City of Laguna Niguel. Prior to her career in public service, Ms. Walters was an investment professional at Drexel Burnham Lambert and Kidder, Peabody & Co. She earned a B.A. in political science from the University of California, Los Angeles.

Audrey Zibelman, 63, has served as our director since the closing of the business combination. Ms. Zibelman is Managing Director and Chief Executive Officer of the Australian Energy Market Operator (“AEMO”), responsible for overseeing AEMO’s strategy, operations and administrative functions. In addition to taking on role as Chief Executive Officer of AEMO, Ms. Zibelman also serves on the CSIRO Energy Advisory Committee, the Melbourne Energy Institute’s Advisory Board, and as a Director of the Melbourne Recital Centre and the Advanced Energy Economy Institute. Ms. Zibelman has extensive experience in the public, private and not-for profit energy and electricity sectors in the United States. Prior to joining AEMO in March 2017, her roles included Chair of the New York State Public Service Commission (“NYPSC”), from August 2013 to March 2018, Executive Vice President and Chief Operating Officer of system operator PJM from January 2008 to February 2013, executive roles with Xcel Energy, from 1992 to 2004, one of the United States largest integrated gas and electricity utilities and served on a number of energy industry advisory groups and Boards. During her tenure at the NYPSC, Ms. Zibelman led the design and implementation of extensive regulatory and retail market changes to modernize and transform the state’s electricity industry under New York Governor Andrew M. Cuomo’s ‘Reforming the Energy Vision’ plan. A recognized national and international expert in energy policy, markets and Smart Grid innovation, Ms. Zibelman is a Founder and past President and CEO of Viridity Energy, Inc., which she formed after more than 25 years of electric utility industry leadership experience in both the public and private sectors. Previously, Ms. Zibelman was the Executive Vice President and Chief Executive Officer of GO15 member organization, PJM, a regional transmission organization responsible for operating the power grid and wholesale power market which serves fourteen states across the eastern United States. Ms. Zibelman also held legal and executive positions at Xcel Energy, served as General Counsel to the New Hampshire Public Utilities Commission, and was Special Assistant Attorney General in the Minnesota Attorney General’s Office. During her career, Ms. Zibelman has served on numerous industry-related and non-profit boards, including, but not limited to the Midwest and Mid-Atlantic Reliability Councils. Ms. Zibelman’s board experience also includes Advisor to Secretary of Energy for the U.S. Department of Energy and Advisory Council, New York State Energy Research and Development Authority, the New York State Planning Board and the New York State Emergency Planning Council. Ms. Zibelman received her B.A. from Penn State University, her Executive MBA from University of Minnesota — Carlson School of Management and her J.D. from Hamline University of Law.

Board Composition

Our business affairs are managed under the direction of our board of directors, which consists of seven members.

Our Charter provides that the number of directors, which is fixed at seven members, may be increased or decreased from time to time by a resolution of our board of directors. Our board of directors is divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The term of office of the Class I directors, consisting of Marian “Mimi Walters” and Audrey Zibelman, will expire at the Company’s annual meeting of stockholders in 2021. The term of office of the Class II directors, consisting of Joe Mastrangelo and Alex Dimitrief, will expire at expires at the Company’s annual meeting of stockholders in 2022. The term of office of the Class III directors, consisting of Russ Stidolph, Krishna P. Singh and Daniel Shribman, will expire at the Company’s annual meeting of stockholders in 2023.

Director Independence

The size of the Company’s board of directors is seven directors, five of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. Alex Dimitrief, Audrey Zibelman, Marian “Mimi” Walters, Daniel Shribman, Russ Stidolph are “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Nasdaq rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an executive officer or employee of a listed company or any other individual having a relationship which, in the opinion of a listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

Our board of directors established the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alex Dimitrief	Audrey Zibelman	Alex Dimitrief*
Audrey Zibelman	Mimi Walters	Russ Stidolph
Daniel Shribman*	Russ Stidolph*	Mimi Walters

*	Denotes chairman

Audit Committee

The Company’s audit committee oversees the Company’s corporate accounting and financial reporting process. Among other matters, the audit committee:

●	appoints our independent registered public accounting firm;

●	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

●	determines the engagement of the independent registered public accounting firm;

●	reviews and approves the scope of the annual audit and the audit fee;

●	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of the Company’s quarterly financial statements;

●	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

●	monitors the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

●	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

●	reviews our critical accounting policies and estimates; and

●	reviews the audit committee charter and the committee’s performance at least annually.

The members of the audit committee are Alex Dimitrief and Audrey Zibelman, with Daniel Shribman serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. All of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Daniel Shribman qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Our board of directors adopted a written charter for the audit committee that satisfies the applicable SEC and Nasdaq rules and regulations, and is available on our website at https://investors.eose.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:

●	reviews and recommends corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

●	evaluates the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations;

●	recommends to our board of directors the issuance of stock options and other awards under our stock plans; and

●	reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our Company’s compensation committee are Audrey Zibelman and Mimi Walters, with Russ Stidolph serving as the chair of the committee. Each of the members of the Company’s compensation committee are independent under the applicable rules of Nasdaq, and each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors adopted a written charter for the compensation committee that satisfies the applicable SEC and Nasdaq rules and regulations, and is available on our website at https://investors.eose.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The members of the Company’s nominating and corporate governance committee are Russ Stidolph and Mimi Walters, with Alex Dimitrief serving as the chair of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules of Nasdaq relating to nominating and corporate governance committee independence. Our board of directors adopted a written charter for the nominating and corporate governance committee that satisfies the applicable SEC and Nasdaq rules and regulations, and is available on our website at https://investors.eose.com.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, which is available on our website at (investors.eose.com) under “Governance Documents”. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of our Code of Business Conduct and Ethics and by posting such information on the website address and location specified above.

Limitation on Liability and Indemnification Matters

The Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

The Charter and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE COMPENSATION

The following disclosure covers the material components of the compensation for our principal executive officer and other most highly compensated executive officer, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2020. This section should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for (i) all individuals who served as our principal executive officer or in a similar capacity during fiscal year ended December 31, 2020, (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of the fiscal year ended December 31, 2020, and (ii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii), but for the fact that the individual was not serving as an executive officer as of the fiscal year ended December 31, 2020. We refer to these executive officers collectively as the named executive officers (“NEOs”). This section should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. For fiscal year ended December 31, 2020, the NEOs were:

●	Joe Mastrangelo, Chief Executive Officer;

●	Sagar Kurada, Chief Financial Officer;

●	Mack Treece, Chief Strategic Alliances Officer;

Mr. Treece was appointed Chief Financial Officer effective March 5, 2019. Effective as of June 1, 2020, Mr. Treece also assumed the title of Chief Strategic Alliances Officer. As of July 6, 2020, Sagar Kurada assumed the office of Chief Financial Officer from Mr. Treece.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of Eos’s NEOs for 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Joe Mastrangelo(3), Chief Executive Officer	2020	$357,692	$400,000	$801,724	$2,328,197	-	$87,246	(4)	$3,974,859
Sagar Kurada(5), Chief Financial Officer	2020	$171,154	$450,000	-	$47,214	-	$0		$668,368
Mack Treece, Chief Strategic Alliances Officer	2020	$312,583	$325,000	13,814	$65,983	-	$8,735	(6)	$726,116

(1)	Represents the restricted stock unit award expense recorded based on the fair value of restricted stock unit granted to our named executive officers on the grant date and the vesting period per restricted stock unit award agreements, as estimated pursuant to FASB ASC Topic 718. For a discussion of the valuation methodology used, see Note 1, “Stock-Based Compensation” of the notes to Eos Energy Enterprises, Inc. consolidated financial statements included elsewhere in this prospectus.

(2)	Represents the option award expense recorded based on the fair value of stock options granted to our named executive officers on the grant date and the vesting period per option agreements, as estimated pursuant to FASB ASC Topic 718. Grant date fair value is calculated based on the Black-Scholes option pricing model. For information regarding the assumptions used in determining the grant date fair value, see Note 1, “Stock-Based Compensation” of the notes to our consolidated financial statements included elsewhere in this prospectus. These amounts do not necessarily correspond to the actual value that may be realized from the option awards by the maned executive officers.

(3)	Mr. Mastrangelo does not receive compensation for his service as a director.

(4)	For fiscal 2020, Mr. Mastrangelo received a car allowance of $8,668, $54,900 in residential expenses and $23,678 in business travel expense reimbursement.

(5)	Mr. Kurada was appointed Chief Financial Officer on July 6, 2020.

(6)	For fiscal 2020, Mr. Treece received $8,735 in business travel expense reimbursement.

Employment Agreements

Employment Offer Letter with Mr. Mastrangelo

In connection with the engagement of Mr. Mastrangelo as a board advisor, we entered into an employment offer letter dated as of July 26, 2018.

The employment offer letter contained the following material compensation terms:

●	base compensation consisting of a $25,000 monthly consulting fee, which increased to $400,000 per year upon appointment as full time Chief Executive Officer on August 1, 2019; and

●	participation in the Company’s health insurance and other employee benefits Eos also maintains, and an annual car allowance of $7,796.

Mr. Mastrangelo’s employment offer letter was terminated and replaced with an employment agreement effective as of June 22, 2020, as further described below.

2020 Employment Agreement with Mr. Mastrangelo

Effective as of June 22, 2020 Eos entered into an Employment Agreement with Mr. Mastrangelo, which replaced and terminated Mr. Mastrangelo’s employment offer letter.

The employment agreement contains the following material compensation terms:

●	base compensation of $400,000 per year based on full-time employment;

●	annual performance-based incentive bonus with an annual target payout of 50% to 100% of base compensation, payable in cash, to be prorated for the 2020 fiscal year;

●	participation in the Company’s health insurance and other employee benefits Eos also maintains, along with reimbursement for reasonable travel, lodging, meal and other business-related expenses;

●	an initial option grant of 12,000,000 common units with an exercise price of $0.50 per unit, vesting in equal amounts annually over three years; and

●	an additional option grant of 6,000,000 common units with an exercise price of $0.50 per unit, vesting in full upon the successful completion of an equity financing transaction occurring prior to June 23, 2023.

Mr. Mastrangelo’s 2020 Employment Agreement was terminated and replaced with a new employment agreement effective as of February 24, 2021, as further described below.

2021 Employment Agreement with Mr. Mastrangelo

Effective as of February 24, 2021, the Company entered into an Employment Agreement with Mr. Mastrangelo, which replaced and terminated Mr. Mastrangelo’s June 22, 2020 employment agreement.

The employment agreement contains the following material compensation terms:

●	base salary of $650,000 per year based on full-time employment;

●	annual performance-based incentive bonus with an annual target payout of 100% of base salary, payable in cash;

●	participation in the Company’s health insurance and other employee benefits the Company maintains; provided, that if Mr. Mastrangelo elects not to participate in the Company’s medical and other health benefit plans, the Company will pay for Mr. Mastrangelo and his family’s current medical and other health benefit plans in Italy, in an amount not to exceed a cumulative maximum of $17,000 per calendar year;

●	reimbursement for reasonable travel, lodging, meal and other business-related expenses; and

●	a grant of 750,000 restricted stock units, vesting in equal amounts annually over three years, and fully vesting upon a change in control.

If Mr. Mastrangelo is terminated without “cause” or resigns for “good reason” he will be entitled to (i) continued payment of his annual base salary for twenty-four months, (ii) a pro-rated annual bonus for the year of termination, if the applicable performance targets are achieved, and (iii) full vesting of any then-unvested equity awards, in each case, subject to his execution and non-revocation of a release of claims against the Company and continued compliance with certain restrictive covenants.

Consulting Agreement with Mr. Treece

In connection with the engagement of Mr. Treece as a consultant, we entered into a consulting agreement dated as of March 5, 2019.

The consulting agreement contains the following material compensation terms:

●	base compensation consisting of a $15,000 monthly consulting fee;

●	accrued cash compensation of $8,000 per month, payable upon the closing of an equity financing by the Company;

●	monthly grants of equity units of the Company, valued at $7,000 per month; and

●	services-related expense reimbursement.

Mr. Treece’s consulting agreement was terminated and replaced with an employment agreement effective as of June 1, 2020, as further described below.

Employment Agreement with Mr. Treece

Effective as of June 1, 2020 we entered into an Employment Agreement with Mr. Treece, which replaced and terminated Mr. Treece’s consulting agreement.

The employment agreement contains the following material compensation terms:

●	base compensation of $325,000 per year based on full-time employment;

●	annual performance-based incentive bonus with an annual target payout of 50% to 100% of base compensation, payable in cash, beginning in the calendar year Eos successfully closes an equity financing;

●	participation in our health insurance and other employee benefits we also maintain, along with reimbursement for reasonable travel, lodging, meal and other business-related expenses;

●	an initial option grant of 1,000,000 common units with an exercise price of $0.50 per unit, vesting in equal amounts annually over three years; and

●	an additional option grant of 1,000,000 common units with an exercise price equal to the then-current fair market value of unit, to be granted upon the successful completion of an equity financing transaction prior to termination of employment for any reason, which will vest in equal amounts annually over three years after grant.

If Mr. Treece is terminated without “cause” or resigns for “good reason” he will be entitled to (i) a lump sum cash payment equal to six months base compensation, and (ii) a prorated amount of any annual bonus otherwise payable during the calendar year of termination, each subject to his execution and non-revocation of a release of claims against Eos and continued compliance with certain restrictive covenants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)
Joe Mastrangelo	-	1,037,484	(1)	$8.67	10/23/2030	-		-
Sagar Kurada	-	86,457	(2)	$8.67	06/30/2030	-		-
Mack Treece	-	115,276	(3)	$8.67	6/01/2030	11,130	(4)	$231,949	(5)

(1)	Beginning on October 23, 2020, so long as Mr. Mastrangelo remains in service, 691,691 of the shares of common stock subject to this option will vest as to 33.33% on each of the first three anniversaries of June 22, 2020; provided, that such shares shall vest in full upon the consummation of a change in control of the Company. The remaining number of shares subject to this option will vest, provided that Mr. Mastrangelo remains in service, on the day the Board determines that the Company has successfully closed an equity financing transaction prior to June 22, 2023. If no such transaction is consummated by June 22, 2023, any unvested portion of the option shall immediately terminate.

(2)	For so long as Mr. Kurada remains in service, the shares of common stock subject to this option will vest as to 25% on June 30, 2021, with the remaining vesting in equal annual installments over a three year period.

(3)	For so long as Mr. Treece remains in service, the shares of common stock subject to this option will vest as to 33% on June 30, 2021, with the remaining vesting in equal annual installments over a two year period; provided, however, that the shares will vest in full upon a change in control of the Company.

(4)	Represents restricted stock units which vest in full on December 16, 2021, provided that Mr. Treece remains in service. The restricted stock units will also vest in full if, prior to such vesting date, Mr. Treece is terminated without cause.

(5)	The market value is calculated by multiplying the closing price ($20.84) of our common stock on the NASDAQ Capital Market on December 31, 2020, the last trading day of fiscal 2020, by the number of restricted stock units that had not vested.

Health and Retirement Benefits

We provide medical, dental, vision, life insurance and disability benefits to all eligible employees. The NEOs are eligible to participate in these benefits on the same basis as all other employees.

Director Compensation

The compensation committee determines the annual compensation to be paid to the members of our board of directors.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

The Charter authorizes the issuance of 201,000,000 shares of capital stock, consisting of (x) 200,000,000 authorized shares of common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of March 4, 2020 there were 51,801,259 shares of common stock outstanding, and no shares of preferred stock outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Company’s board of directors are classified into three (3) classes, designated as Class I, Class II and Class II. The directors first elected to Class I hold office for a term expiring at the first annual meeting of stockholders following the Closing; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Closing; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Closing. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time following May 22, 2021. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The warrants will expire November 16, 2025, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Under the Warrant Agreement, we agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use our best efforts to file with the SEC this registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within sixty (60) business days following the business combination and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. We filed a registration statement on Form S-1 covering such shares on December 10, 2020, and it was declared effective as of January 21, 2021. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending three (3) business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the Warrant Agreement, which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on May 22, 2020 with the SEC File No. 001-39291) for a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares issuable upon exercise of such warrants) are not be redeemable by the Company so long as they are held by members of the Sponsor or its permitted transferees. Otherwise, the private placement warrants are identical to the warrants sold in the IPO except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are redeemable by us, (ii) may be exercised by the holders on a cashless basis, (iii) are entitled to registration rights and (iv) for so long as they are held by the Sponsor, are not exercisable more than five (5) years from the effective date of the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i).

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

The Company has not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to the Closing. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Registration Rights Agreement

The holders of founder shares, private placement shares, private placement warrants, and shares of common stock underlying the private placement warrants have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement signed on the effective date of the IPO. These holders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the IPO registration statement and may not exercise its demand rights on more than one occasion.

In connection with the Closing, we entered into the Registration Rights Agreement with the Securityholders (as defined therein) (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we have certain obligations to the Registrable Securities. We are required to maintain an effective registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Charter, bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding (as of March 4, 2021, there were 51,801,259 shares of our common stock outstanding); or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our stockholders are able to sell their shares pursuant to Rule 144 without registration one year after we completed our initial business combination.

We are no longer a shell company following the Closing, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting common stock;

●	each of our current executive officers and directors;

●	all executive officers and directors of the Company, as a group, upon the closing of the Business Combination.

The beneficial ownership of common stock of the Company is based on 51,801,259 shares of common stock issued and outstanding as of March 4, 2021.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Name and Address of Beneficial Owners Executive Officers and Directors
Joe Mastrangelo(1)	79,546	* %
Mack Treece(1)(2)	11,130	* %
Sagar Kurada(1)	-	-%
Dr. Balakrishnan G. Iyer(1)	-	-%
Russell Stidolph(3)(4)	7,312,805	14.3%
Daniel Shribman	993,750	1.9%
Dr. Krishna Singh(5)(6)	2,708,252	5.2%
Alex Dimitrief(1)	20,000	* %
Audrey Zibelman(1)	-	-%
Marian “Mimi” Walters(1)	-	-%
All Executive Officers and Directors as a Group (Ten Individuals)	11,232,288	21.6%
5% Holders:
AltEnergy, LLC(4)(7)	7,135,109	13.9%
B. Riley Financial, Inc.(8)	6,881,279	13.3%

*	Less than 1%.

(1)	The business address of each of these entities or individuals is c/o 3920 Park Avenue Edison, New Jersey 08820.

(2)	Includes shares of common stock underlying restricted stock units.

(3)	Represents (i) 192,126 shares of common stock issuable upon exercise of vested options held by Mr. Stidolph and (ii) 7,227,484 shares of common stock in which Mr. Stidoloph has a pecuniary interest in that are held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LLC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II LLC, or Bridge II (collectively, the “AltEnergy Shares”). Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address of Mr. Stidolph and each of the above referenced entities is 137 Rowayton Avenue, Rowayton, CT 06853.

(4)	2,711,170 of these shares are pledged to us for the benefit of certain indemnitees and may not be transferred until the date that is the earlier of (i) September 7, 2022; and (ii) the date on which the specified indemnified matters pursuant to the Merger Agreement have been finally resolved, and either (x) no obligations are due and payable as a result thereof, or (y) all obligations have been paid to the indemnitees in full.

(5)

277,238 of these shares are pledged to us for the benefit of certain indemnitees and may not be transferred until the date that is the earlier of (i) September 7, 2022; and (ii) the date on which the specified indemnified matters pursuant to the Merger Agreement have been finally resolved, and either (x) no obligations are due and payable as a result thereof, or (y) all obligations have been paid to the indemnitees in full.

(6)	The amount includes (i) shares of common stock held directly by Holtec International, (ii) shares of common stock held directly by Singh Real Estate Enterprises Inc., (iii) shares of common stock held directly by Tequesta Properties Inc. and shares of common stock held directly by HI-MED, LLC. Mr. Singh holds direct and/or indirect ownership of these entities and holds the full voting and dispositive power with respect to shares held by Holtec International, Tequesta Properties, Inc. and HI-MED, LLC. The address of Mr. Singh and each of the above referenced entities is 1 Holtec Blvd, Camden, NJ 08104.

(7)	Represents securities held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II. Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)	The amount includes (i) shares of common stock held by BRC Partners Opportunity Fund, L.P. (“BRC”), (ii) shares of common stock underlying public warrants held by BRC, (iii) 2,550,750 shares of common stock held by the Sponsor, (iv) shares of common stock underlying private placement warrants held by the Sponsor, (v) shares of common stock held by B. Riley Securities, Inc. (“BRS”), (vi) shares of common stock held by B. Riley Principal Investments, LLC (“BRPI”), and (vii) shares of common stock that are subject to earnout restrictions under the Sponsor Earnout Letter. BRPI is the sole member of the Sponsor and is a wholly-owned subsidiary of B. Riley Financial, Inc. BRC Partners Management GP, LLC (“BRPGP”) is the general partner of BRC and B. Riley Capital Management, LLC (“BRCM”) is the parent company of BRPGP and B. Riley Financial is the parent company of each of BRCM and BRS. B. Riley Financial has voting and dispositive power over the securities held by each of BRPI, BRS and BRC. Bryant Riley is the Chairman and Co-Chief Executive Officer of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Each of BRPI and Mr. Riley disclaims beneficial ownership over any securities directly held by the Sponsor, BRS, BRPGP, BRCM or BRC other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly. The address for this stockholder is 11100 Santa Monica Blvd, Suite 800, Los Angeles, CA 90025.

SELLING SECURITYHOLDERS

Pursuant to the terms of the Merger Agreement, on February 11, 2021 we issued 1,994,171 shares of our common stock to former members of EES LLC upon achievement of certain milestones (the “Earnout Shares”). We are obligated to register the resale of the Earnout Shares pursuant to the terms of the registration rights agreement and, accordingly, this prospectus covers the offer and resale, from time to time, by the selling securityholders of any or all of the Earnout Shares.

This prospectus also covers the offer and resale, from time to time, of (i) up to 74,531 shares of common stock that have been issued to Joe Mastrangelo, the Company’s Chief Executive Officer and a director, upon vesting of restricted stock units granted to him under the Plan, (ii) up to 5,015 shares of common stock issuable to Mr. Mastrangelo in connection with the achievement of the earnout milestones, (iii) up to 748 shares of common stock issuable Mack Treece, the Company’s Chief Strategic Alliances Officer, upon satisfaction of certain vesting terms set forth in previously issued restricted stock units held by Mr. Treece, (iv) up to 98,882 shares of common stock issuable to certain of the selling securityholders upon exercise of options granted under the Plan; (v) up to 2,853,750 shares of common stock issued in a private placement in connection with the business combination pursuant to the terms of the equity commitment letter and subscription agreements, (vi) up to 4,375,000 shares of common stock originally issued in a private placement to the Sponsor and subsequently distributed in part to certain BMRG directors and members of the Sponsor, (vii) up to 325,000 private placement warrants issued in a private placement to the Sponsor; (viii) up to 29,644,680 shares of common stock held by other selling securityholders of the Company; and (ix) up to 650,000 shares of common stock that were a constituent part of the private placement units.

In addition, this prospectus relates to the offer and sale of up to 8,750,000 shares of common stock that are issuable by us upon the exercise of the public warrants, which were previously registered, and up to 325,000 shares of common stock underlying private placement warrants issued in a private placement to the Sponsor.

The term “selling securityholders” includes the securityholders listed in the table below and their permitted transferees.

The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of common stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering. We have based percentage ownership on 51,801,259 shares of common stock outstanding as of March 4, 2021.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholder and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
ACE Energy Efficiency SPC	918,438	918,438	-	*	-	-	-	*
Acme Engineering, Inc.(1)	10,000	10,000	-	*	-	-	-	*
Acme Operating Company(1)	58,440	58,440	-	*	-	-	-	*
Adelaro US Limited(2)	115,678	115,678	-	*	-	-	-	*
Agile Energy Limited(3)	922	922	-	*	-	-	-	*
Alekpar Safarov	20,000	20,000	-	*	-	-	-	*
Alina LLC(4)	105,807	105,807	-	*	-	-	-	*
AltEnergy, LLC(5)	7,135,109	7,135,109	-	*	-	-	-	*
AME Cloud Ventures(6)	92,520	92,520	-	*	-	-	-	*
Andrew Kelleher	153,000	153,000	-	*	-	-	-	*
Arthur Kressner	3,998	3,998	-	*	-	-	-	*
Asterra Holdings LLC(7)	24,543	24,543	-	*	-	-	-	*
Barry Lee Engle III	20,000	20,000	-	*	-	-	-	*
Beckett Austin Lenhart	1,537	1,537	-	*	-	-	-	*
Ben Barclay	922	922	-	*	-	-	-	*
Beusa Investment Tec LLC	35,215	35,215	-	*	-	-	-	*
Brian Hardwick(8)	2,881	2,881	-	*	-	-	-	*
B. Riley Financial, Inc.(9)	6,881,279	6,503,250	378,029	*	325,000	325,000	-	*
Trust accounts associated with Bryant Riley(10)	50,000	50,000	-	*	-	-	-	*
Bruce Langone	41,249	41,249	-	*	-	-	-	*
Cannonbury Invest Limited(11)	163,118	163,118	-	*	-	-	-	*
Carl Ferenbach	25,000	25,000	-	*	-	-	-	*
CAT3 LLC	246,065	246,065	-	*	-	-	-	*
Chandler Kate Lenhart	1,537	1,537	-	*	-	-	-	*
Charles DeCasteja	3,856	3,856	-	*	-	-	-	*
Chris Darnell	12,00	12,500	-	*	-	-	-	*
Chris Streeter	11,497	11,497	-	*	-	-	-	*
Corinthian Investors LLC(12)	32,993	32,993	-	*	-	-	-	*
Cova Funding LLC(13)	34,289	34,289	-	*	-	-	-	*
Dan Shribman	993,750	993,750	-	*	-	-	-	*
Dave Henry(14)	26,802	22,767	4,035	*	-	-	-	*
David Cohen	97,738	97,738	-	*	-	-	-	*
David Schiff	36,294	36,294	-	*	-	-	-	*
Denman Street LLC(15)	631,055	455,521	175,534	*	5,700	0	5,700	*
Douglas Kenneth Kennedy	6,849	6,849	-	*	-	-	-	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
EES Management Holding(16)	141,900	141,900	-	*	-	-	-	*
FGRK Lux Partners GP (17)	46,899	46,899	-	*	-	-	-	*
Financiera Siacapital	18,454	18,454	-	*	-	-	-	*
Fisher EOS LLC(18)	396,817	396,817	-	*	-	-	-	*
Frank Genova	11,497	11,497	-	*	-	-	-	*
Franziska Fortlouis	7,074	7,074	-	*	-	-	-	*
George Adamson	22,995	22,995	-	*	-	-	-	*
George Brokaw	11,082	11,082	-	*	-	-	-	*
George Fina	55,619	55,619	-	*	-	-	-	*
Gerard J. Berding	1,000	1,000	-	*	-	-	-	*
Glenn Oztemel	364,178	364,178	-	*	-	-	-	*
Global Equity Partners(19)	93,074	92,274	800	*	-	-	-	*
Graham Sharp	785,910	785,910	-	*	-	-	-	*
Great American Insurance Company(20)	355,162	341,828	13,334	*	-	-	-	*
Great American Life Insurance Company(20)	998,491	974,825	26,666	*	-	-	-	*
Greer Family Partners, LP(21)	5,000	5,000	-	*	-	-	-	*
Halpern Family Trust(22)	143,411	143,411	-	*	-	-	-	*
Harper Frances Lenhart	1,537	1,537	-	*	-	-	-	*
Hawthorne II Investment LP(23)	146,470	146,470	-	*	-	-	-	*
HI-MED, LLC(24)	307,581	307,581	-	*	-	-	-	*
Hisham Al-Razzuqi	24,606	24,606	-	*	-	-	-	*
Holtec International(25)	1,133,770	1,133,770	-	*	-	-	-	*
Howard Weitmann	20,000	20,000	-	*	-	-	-	*
Igor Heifetz	9,628	9,628	-	*	-	-	-	*
Jackie Hoogring(8)	576	576	-	*	-	-	-	*
James Hughes	4,394	4,394	-	*	-	-	-	*
James L. Kemper	20,000	20,000	-	*	-	-	-	*
James Zweng(8)	518	518	-	*	-	-	-	*
Jason Koy	48,433	48,433	-	*	-	-	-	*
Jason S Kahan	16,009	16,009	-	*	-	-	-	*
Jeremy Asher	464	464	-	*	-	-	-	*
Jerry Labowitz	300,906	300,906	-	*	-	-	-	*
Joseph Berding	4,800	2,500	2,300	*	14,400	-	14,400	*
Joe Mastrangelo(26)	79,546	79,546	-	*	-	-	-	*
Johannes Rittershausen	22,995	22,995	-	*	-	-	-	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
John B. Berding Irrevocable Children’s Trust(27)	315,396	315,396	-	*	-	-	-	*
John Bernard Berding(28)	727,394	727,394	-	*	-	-	-	*
John Desmarais	1,708,130	1,708,130	-	*	-	-	-	*
John T. Raymond	626,755	626,755	-	*	-	-	-	*
John T. Raymond 2012 Trust(29)	32,986	32,986	-	*	-	-	-	*
Joshua Fink	16,860	16,860	-	*	-	-	-	*
Joshua Cole	40,658	35,158	5,550	*	-	-	-	*
Karl J. Grafe	500	500	-	*	-	-	-	*
Kenneth Langone	55,632	55,632	-	*	-	-	-	*
Lawrence Summers	3,074	3,074	-	*	-	-	-	*
Lisa Eng	81,111	81,111	-	*	-	-	-	*
Mack Treece(30)	748	748	-	-	-	-	-	*
Mandy Lindly	20,000	20,000	-	*	-	-	-	*
Margaret Wood	6,072	6,072	-	*	-	-	-	*
Marstar Investments, LLC	8,125	8,125	-	*	-	-	-	*
Matt Lenhart	144,056	119,056	25,000	*	36,715	0	36,715	*
Matthew Cribbins	81,559	81,559	-	*	-	-	-	*
Matthew Feinberg	50,000	50,000	-	*	-	-	-	*
Michael Abbot	153	153	-	*	-	-	-	*
Michael Binder(8)	432	432	-	*	-	-	-	*
Michael Gamson	198,112	198,112	-	*	-	-	-	*
Michael Jacob Kennedy	24,913	24,913	-	*	-	-	-	*
Michael Oster	1,157,634	1,157,634	-	*	-	-	-	*
Milton Lewin	2,372	2,372	-	*	-	-	-	*
Nina Kennedy	26,047	26,047	-	*	-	-	-	*
Nord Engine Investment(32)	246,064	246,064	-	*	-	-	-	*
NRG Energy	530,439	530,439	-	*	-	-	-	*
OCI(33)	123,032	123,032	-	*	-	-	-	*
Ospraie Partners LLC(34)	715,060	715,060	-	*	-	-	-	*
Paradigm Partners, LP(35)	6,250	6,250	-	*	-	-	-	*
Patrice McNicoll	35,000	35,000	-	*	-	-	-	*
Patrick J. Bartels, Jr.	20,000	20,000	-	*	-	-	-	*
Peter Fox-Penner	1,536	1,536	-	*	-	-	-	*
Peter Greenleaf	4,074	4,074	-	*	-	-	-	*
Peter Warner Davidson	9,257	9,257	-	*	-	-	-	*
PGF Family Corp(36)	1,631,190	1,631,190	-	*	-	-	-	*
Philip Lobkowicz	9,235	9,235	-	*	-	-	-	*
Phillippe Bouchard	22,995	22,995	-	*	-	-	-	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Prisma Energy LLC	659,742	659,742	-	*	-	-	-	*
Projector Holding LLC(37)	27,682	27,682	-	*	-	-	-	*
QIP Glidepath Series A LLC	307,581	307,581	-	*	-	-	-	*
Randall A. Hack	10,000	10,000	-	*	-	-	-	*
Randy Brown	10,544	10,544	-	*	-	-	-	*
Funds and accounts managed by Reservoir Capital(38)	2,694,638	2,694,638	-	*	-	-	-	*
Richard T. Weiss 2006 Living Trust(39)	86,140	86,140	-	*	-	-	-	*
Richard Wood	6,072	6,072	-	*	-	-	-	*
Robert Kunzweiler	76,339	76,339	-	*	-	-	-	*
Robert Suss	20,000	20,000	-		-	-	-	*
Ronen Cohen(40)	15,052	11,450	3,602	*	-	-	-	*
Ross Pirasteh	5,000	5,000
Sarathi Roy	78,673	78,673	-	*	-	-	-	*
Sidamon-Eristoff Brothers, LLC(41)	5,000	5,000	-	*	-	-	-	*
Sigmund Heller	28,528	28,528	-	*	-	-	-	*
Singh Real Estate Enterprises Inc.(42)	1,045,777	1,045,777	-	*	-	-	-	*
Stephen E. Solms Family Trust U/A 1/30/2008(43)	106,825	106,825	-	*	-	-	-	*
Stephen Hannan	378,141	378,141	-	*	1,000	0	1,000	*
Steven Chu	1,536	1,536	-	*	-	-	-	*
Tequesta Properties Inc(44)	307,581	307,581	-	*	-	-	-	*
The Hsu-Hellman Family 2000 Trust(45)	1,641,358	1,641,358	-	*	-	-	-	*
The Zissis Family Trust	69,541	69,541	-	*	-	-	-	*
Thomas J. Keitel	500	500	-	*	-	-	-	*
Thomas Malcolm McAvity	186,619	186,619	-	*	-	-	-	*
Thundering Elk LLC(46)	3,074	3,074	-	*	-	-	-	*
Tim Hoefer(8)	691	691	-	*	-	-	-	*
Timothy Lalonde	404,306	404,306	-	*	-	-	-	*
Timothy Lalonde Ashley Lalonde Trust(47)	3,914	3,914	-	*	-	-	-	*
Timothy Lalonde Parker Lalonde Trust(47)	3,914	3,914	-	*	-	-	-	*
Timothy M. Presutti	20,000	20,000	-	*	-	-	-	*
TJC3 LLC(48)	496,213	496,213	-	*	-	-	-	*
Whipstick Ventures LLC(49)	163,881	163,881	-	*	-	-	-	*
William P. Hogan	500	500	-	*	-	-	-	*
William P. Miller Trust	55,884	55,884	-	*	-	-	-	*
WOCAP Global Opportunity Investment Partners, L.P.(50)	75,000	75,000	-	*	-	-	-	*
Yong Hak Huh	29,065	29,065	-	*	-	-	-	*
Yorktown Partners(8)	3,293	3,293	-	*	-	-	-	*

*	Less than 1%

(1)	Mike Munoz has sole voting and investment power over the shares held by the stockholder.

(2)	Jonathan Kollek has sole voting and investment power over the shares held by the stockholder.

(3)	Jeremy Asher has sole voting and investment power over the shares held by the stockholder.

(4)	Alastair Hunter-Henderson is the Managing Member and CEO of Alina LLC, and has sole voting and investment power over the shares held by the stockholder.

(5)	Represents securities held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II. Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Russell Stidolph, a director of the Company, is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6)	Jerry Yang has sole voting and investment power over the shares held by the stockholder.

(7)	Gennady Gazin is the 100% owner of Asterra Holdings LLC and has sole voting and investment power over the shares held by the stockholder.

(8)	Represents common stock issuable upon exercise of options.

(9)	The amount includes (i) shares of common stock held by BRC Partners Opportunity Fund, L.P. (“BRC”), (ii) shares of common stock underlying public warrants held by BRC, (iii) 2,550,750 shares of common stock held by the Sponsor, (iv) shares of common stock underlying private placement warrants held by the Sponsor, (v) shares of common stock held by B. Riley Securities, Inc. (“BRS”), (vi) shares of common stock held by B. Riley Principal Investments, LLC (“BRPI”), and (vii) shares of common stock that are subject to earnout restrictions under the Sponsor Earnout Letter. BRPI is the sole member of the Sponsor and is a wholly-owned subsidiary of B. Riley Financial, Inc. BRC Partners Management GP, LLC (“BRPGP”) is the general partner of BRC and B. Riley Capital Management, LLC (“BRCM”) is the parent company of BRPGP and B. Riley Financial is the parent company of each of BRCM and BRS. B. Riley Financial has voting and dispositive power over the securities held by each of BRPI, BRS and BRC. Bryant Riley is the Chairman and Co-Chief Executive Officer of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Each of BRPI and Mr. Riley disclaims beneficial ownership over any securities directly held by the Sponsor, BRS, BRPGP, BRCM or BRC other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly.

(10)	The number of shares beneficially owned before this offering includes (i) 20,000 shares held by Bryant and Carleen Riley JTWROS, (ii) 5,000 shares held by Bryant Riley C/F Abigail Riley UMTA CA, (iii) 5,000 shares held by Bryant Riley C/F Charlie Riley UMTA CA, (iv) 5,000 shares held by Bryant Riley C/F Eloise Riley UMTA CA, (v) 5,000 shares held by Bryant Riley C/F Susan Riley UMTA CA, and (vi) 10,000 shares held by Robert Antin Children Irrevocable Trust U/A 1/1/2001 (collectively, the “Trusts”). Bryant Riley is custodian of each of the Trusts and has voting and dispositive power with respect to the securities held by the Trusts.

(11)	W. Geoffrey Beattie is the President of Cannonbury Invest Limited and has sole voting and investment power over the shares held by the stockholder.

(12)	Joseph DellaRosa; Victor Wright, and James Yacobucci are all members of Corinthian Investors LLC, and share equal voting and investment authority over the shares held by the stockholder.

(13)	Andrew Intrater is the Chief Executive Officer of Cova Funding LLC and has sole voting and investment power over the shares held by the stockholder.

(14)	Includes fully vested options to purchase 4,035 shares of common stock.

(15)	Includes (i) 4,034 shares of common stock issuable upon exercise of options, and (ii) 172,000 shares of common stock purchaseable pursuant to publicly traded call contracts. John B. Berding is the Manager of Denman Street LLC and has sole voting and investment power over the shares held by the stockholder.

(16)	Marc Warren has sole voting and investment power over the shares held by the stockholder.

(17)	Robert Kantor and Francis Greenburger have sole voting and investment power over the shares held by the stockholder.

(18)	Arnold Fisher, Kenneth Fisher, and Steven Fisher share voting and investment authority over the shares held by the stockholder.

(19)	Michael A. Shternfeld is the Manager of Global Equity Partners and has sole voting and investment power over the shares held by the stockholder.

(20)	Each of Great American Insurance Company and Great American Life Insurance Company is a direct or indirect wholly-owned subsidiary of American Financial Group, Inc., which is a publicly traded entity (NYSE: AFG).

(21)	Philip Greer has sole voting and investment power over the shares held by the stockholder.

(22)	Martin I. Halpern is the Grantor/Trustee of Halpern Family Trust and has sole voting and investment power over the shares held by the stockholder.

(23)	Richard Weiss is the General Partner of Hawthorne II Investment LP and has sole voting and investment power over the shares held by the stockholder.

(24)	Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of HI-MED, LLC and holds the full voting and dispositive power with respect to the shares held thereby.

(25)	Includes 86,457 shares of common stock issuable upon exercise of options. Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of Holtec International and holds the full voting and dispositive power with respect to the shares held thereby.

(26)	Mr. Mastrangelo is the Chief Executive Officer and a director of the Company.

(27)	Susan M. Berding is the Trustee of John B. Berding Irrevocable Childrens Trust and has sole voting and investment power over the shares held by the stockholder.

(28)	Includes the following securities held by Denman Street LLC: (i) 446,303 shares of common stock, (ii) 4,034 shares of common stock issuable upon exercise of options, and (iii) 172,000 shares of common stock purchaseable pursuant to publicly traded call contracts. John B. Berding is the Manager of Denman Street LLC and has sole voting and investment power over the shares held thereby.

(29)	John T. Raymond has sole voting and investment power over the shares held by the stockholder.

(30)	Represents 748 additional shares of common stock issuable upon satisfaction of certain vesting terms set forth in previously granted restricted stock units held by Mr. Treece. Mr. Treece is our Chief Strategic Alliances Officer.

(31)	Brian Finn has sole voting and investment power over the shares held by the stockholder.

(32)	Yang Zhu has sole voting and investment power over the shares held by the stockholder.

(33)	DaeWon Choi and ByeongSeon Jang are Team Managers of OCI, JeongHan Ryu is a Manager of OCI, and Saejin Kim is an associate of OCI. Each such individual shares voting and investment power over the shares held by the stockholder.

(34)	Dwright Anderson has sole voting and investment power over the shares held by the stockholder.

(35)	Ed Hoey has sole voting and investment power over the shares held by the stockholder.

(36)	P. Gaye Farncombe is the President of PGF Family Corp and has sole voting and investment power over the shares held by the stockholder.

(37)	Steve Hellman has sole voting and investment power over the shares held by the stockholder.

(38)	Includes (i) 245,737 shares held by Reservoir Capital Partners, L.P., (ii) 288,896 shares held by Reservoir Capital Investment Partners, L.P., (iii) 284,891 shares held by Reservoir Capital Master Fund II, L.P. and (iv) 1,750,114 shares held by Reservoir Resource Partners, L.P. Cyrus Borzooyeh is the chief financial officer of the foregoing entities and has voting and dispositive power with respect to the securities held by each such entity.

(39)	Richard Weiss is the trustee of Richard T. Weiss 2006 Living Trust and has sole voting and investment power over the shares held by the stockholder.

(40)	Includes vested options to purchase 3,602 shares of common stock.

(41)	Simon-Sidamon Eristoff has sole voting and investment power over the shares held by the stockholder.

(42)	Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of Singh Real Estate Enterprises Inc. and holds the full voting and dispositive power with respect to the shares held thereby.

(43)	Ellen B. Solms and Joesph Sedlack are Trustees of the Stephen E. Solms Family Trust U/A 1/30/2008 and share voting and investment power over the shares held by the stockholder.

(44)	Dr. Krishna Singh, a director of the Company, holds direct and/or indirect ownership of Tequesta Properties Inc. and holds the full voting and dispositive power with respect to the shares held thereby.

(45)	Marc Warren is the Trustee of The Hsu-Hellman Family 2000 Trust and has sole voting and investment power over the shares held by the stockholder.

(46)	David R. M. Drescher has sole voting and investment power over the shares held by the stockholder.

(47)	Lisa LaLonde is trustee of Timothy Lalonde Ashley Lalonde Trust and Timothy Lalonde Parker Lalonde Trust, and has sole voting and investment power of the shares held by such stockholders.

(48)	Thomas J. Coleman is the Trustee of the Thomas J. Coleman Revocable Trust, the sole member of TJC3 LLC, and has sole voting and investment power over the shares held by such stockholder.

(49)	Each of Jeffrey S. Bornstein and Ronald C. Hynes shares voting and dispositive power over the securities held by this stockholder.

(50)	Timothy Presutti has voting and dispositive control over the securities held by this stockholder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2020 to which we and BMRG have been a participant, in which:

●	the amount involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation” or that were approved by our compensation committee.

B. Riley Principal Merger Corp. II

B. Riley Financial is the ultimate parent company of BRFBR, the Sponsor and BRPI. Daniel Shribman, who was BMRG’s Chief Executive Officer and Chief Financial Officer prior to the business combination, is the President of BRPI and the Chief Investment Officer of B. Riley Financial. Bryant Riley, a member of BMRG’s board of directors prior to the business combination, is the Chairman and Co-Chief Executive Officer of B. Riley Financial. Kenneth Young, a member of BMRG’s board of directors prior to the business combination, is the President of B. Riley Financial and the Chief Executive Officer of BRPI.

Founder Shares

In connection with BMRG’s initial formation in June 2019, a wholly-owned subsidiary of B. Riley Financial (which is the parent of the Sponsor) was issued all of BMRG’s outstanding equity. All founder shares were contributed to the Sponsor in January 2020, resulting in the Sponsor directly and B. Riley Financial indirectly owning all outstanding founder shares. On February 3, 2020, BMRG conducted a 1:575 stock split and reclassification of BMRG’s common stock such that the Sponsor directly and B. Riley Financial indirectly continued to own all 5,750,000 outstanding founder shares. On April 21, 2020, 20,000 founder shares were transferred to each of Patrick Bartels, Jamie Kempner, Timothy Presutti and Robert Suss, BMRG’s independent director nominees, at their par value. On May 19, 2020, the Sponsor returned 718,750 founder shares to BMRG for cancellation, resulting in a total of 5,031,250 founder shares outstanding. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the IPO excluding the private placement shares underlying the private placement units. On May 28, 2020, the Sponsor forfeited 656,250 founder shares in connection with the determination by the underwriters of the IPO not to exercise their over-allotment option in whole or in part.

BMRG’s initial stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of the business combination or (B) subsequent to the business combination, (x) if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least 150 days after the business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limitations.

Promissory Note

On February 4, 2020, BMRG issued a promissory note pursuant to which BMRG borrowed an aggregate principal amount of $300,000. The promissory note was non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the completion of the IPO. The promissory note was repaid in full upon the consummation of the IPO.

Private Placement Securities

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 650,000 private placement units at $10.00 per private placement unit ($6,500,000 in the aggregate). Each private placement unit consisted of one share of Class A common stock and one-half of one private placement warrant. Each whole private placement warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the IPO held in the trust account.

BMRG Registration Rights Agreement

The holders of the founder shares, private placement shares, private placement warrants, and shares of common stock underlying the private placement warrants have rights to require us to maintain an effective registration statement with respect to such securities. These holders are also entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of IPO registration statement and may not exercise its demand rights on more than one occasion.

Business Combination Marketing Agreement

Pursuant to the business combination marketing agreement entered into upon the closing of the IPO by BMRG and BRFBR, upon the Closing, BMRG paid BRFBR a fee of $6,125,000 in consideration of services provides in connection with marketing and completing the business combination, or 3.5% of the gross proceeds of the IPO.

Administrative Fees

Commencing on May 19, 2020, BMRG agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the business combination, we ceased paying these monthly fees.

Equity Commitment Letter and Subscription Agreements

On September 7, 2020, B. Riley Financial entered into the Equity Commitment Letter with BMRG, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to Subscription Agreements. The obligations to consummate the Equity Commitment Letter and Subscription Agreements were conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. The PIPE Investment closed immediately prior to the Closing. The Equity Commitment Letter effectively terminated the forward purchase agreement entered at the time of the IPO requiring our Sponsor and its affiliate to purchase immediately prior to the Closing an aggregate of 2,500,000 units, each comprised of one share of Class A common stock and one-half of one warrant.

Eos’s Related Party Transactions

Eos Registration Rights Agreement

In connection with the Closing, we entered into a registration rights agreement with certain of our securityholders. Under the registration rights agreement, the Company will have certain obligations with respect to the Registrable Securities. We are required to maintain an effective registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities also have certain “piggy-back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities. As part of the registration rights agreement, holders of the Registrable Securities agree to a certain lock-up period with respect to the Registrable Securities.

Sponsor Earnout Letter

We entered into a letter agreement at the Closing, pursuant to which the Sponsor agreed to subject the Sponsor Shares, which formerly constituted shares of Class B common stock of the Company held by the Sponsor, to certain transfer and other restrictions, all of which expired prior to the date of this prospectus.

Director Nomination Agreement

In connection with the Closing, we entered into the Director Nomination Agreement with the Sponsor and certain Eos equityholders (the “Sellers”), pursuant to which the Sponsor and the Sellers have the right to designate members to be appointed or nominated for election to the board of directors of the Company, subject to terms and conditions set forth therein. The Sponsor and the Sellers may also request for at least one of its designated directors to be appointed as a member of each newly established committee of our board of directors. If the Sponsor or the Sellers has the right to designate one or more nominees and either has not exercised such right or no such nominee has been elected, then either the Sponsor or the Sellers may designate one board observer.

Convertible Promissory Notes

In 2019 and 2020 EES LLC issued a series of convertible promissory notes to AltEnergy, LLC, AltEnergy Storage II LLC, AltEnergy Storage Bridge, LLC, AltEnergy Transmission LLC and AltEnergy Storage Bridge Phase II LLC in two phases for an aggregate principal amount of $7,229,117. Mr. Stidolph serves as the Managing Director of AltEnergy, LLC, which is the managing member of each of, AltEnergy Storage II LLC, AltEnergy Storage Bridge, LLC, AltEnergy Transmission LLC and AltEnergy Storage Bridge Phase II LLC. Together, AltEnergy, LLC and its managed entities own 14% of the outstanding shares of common stock as of December 31, 2020. The notes converted immediately prior to the Closing, resulting in approximately 10,886,335 shares of common stock being issued to the holders of such notes.

Merger Consideration

Subject to certain downward adjustments and the other terms and conditions set forth in the Merger Agreement, at Closing the EES LLC securityholders received total aggregate consideration of 29,644,680 shares of common stock. The EES LLC securityholders also received an additional 1,994,171 shares of our common stock upon the achievement of certain earnout targets pursuant to the terms of the Merger Agreement.

Policies and Procedures for Related Person Transactions

Our board of directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our officers or one of our directors;

●	any person who is known to be the beneficial owner of more than 5% of our voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our common stock and any consideration received by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

●	tax-exempt entities;

●	controlled foreign corporations; and

●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for a material number of days in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

The selling securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling warrants, shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the warrants or shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our warrants, shares of common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants shares of common stock in the course of hedging the positions they assume. The selling securityholders may also sell warrants or shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the warrants or common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants or options by payment of cash, however, we will receive the exercise price of such warrants or options.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the warrants or shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS

Morrison Cohen LLP has passed upon the validity of our common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of B. Riley Principal Merger Corp. II as of February 14, 2020 and December 31, 2019 and for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of B. Riley Principal Merger Corp. II to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of Eos Energy Enterprises, Inc as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On November 16, 2020, the Audit Committee of the Board approved the engagement of Deloitte & Touche as our independent registered public accounting firm effective as of the Closing to audit the Company’s consolidated financial statements for the year ended December 31, 2020. The Audit Committee of the board of directors of BMRG prior to the Closing resolved that Marcum would be dismissed as the Company’s independent registered public accounting firm effective upon the Closing. Accordingly, Marcum was informed that it would be dismissed as the Company’s independent registered public accounting firm effective as of the Closing. On November 20, 2020, the Company disclosed the dismissal of Marcum in a Current Report on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://eosenergystorage.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

B. Riley Principal Merger Corp. II

INDEX TO FINANCIAL STATEMENTS

Page
B. Riley Principal Merger Corp. II
Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-2
Condensed Consolidated Statements of Operations for the three months ended September 30, 2020 and 2019 and nine months ended September 30, 2020 and period from June 3, 2019 (Inception) through September 30, 2019 (Unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the three months ended September 30, 2020 and 2019 and nine months ended September 30, 2020 and period from June 3, 2019 (Inception) through September 30, 2019 (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and period from June 3, 2019 (Inception) through September 30, 2019 (Unaudited)	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$315,105	$—
Due from related party	—	1
Prepaid expenses	236,226	—
Total current assets	551,331	1
Cash and cash equivalents held in Trust Account	176,777,682	—
Total assets	$177,329,013	$1

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$21,912	$278
Accrued expenses	1,786,970	—
Payable to Related Party	44,194	—
Total liabilities	1,853,076	278

Commitments
Class A Common stock subject to possible redemption; 16,878,905 (at redemption value of approximately $10.10 per share at September 30, 2020)	170,475,931	—

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,271,195 issued and outstanding as of September 30, 2020 and none issued and outstanding as of December 31, 2019 (excluding 16,878,805 subject to possible redemption)	127	—
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 4,375,000 issued and outstanding as of September 30, 2020 and 5,750,000(1) outstanding as of December 31, 2019, see Equity Statement	437	575
Additional paid-in capital	7,047,891	—
Accumulated deficit	(2,048,449)	(852)
Total stockholders’ equity (deficit)	5,000,006	(277)
Total liabilities and stockholders’ equity (deficit)	$177,329,013	$1

(1)	Includes an aggregate of 750,000 shares that are subject to forfeiture to the extent the underwriter’s overallotment is not exercised in full (Note 4).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Period from June 3, 2019 (Inception) through September 30, 2019
Operating costs	$1,978,148	$—	$2,075,279	$—
Loss from operations	(1,978,148)	—	(2,075,279)	—

Other income:
Interest income	16,294	—	27,682	—
Net loss	$(1,961,854)	$—	$(2,047,597)	$—

Weighted average shares outstanding, basic and diluted(1)(2)	5,450,881	5,000,000	7,654,134	5,000,000

Basic and diluted loss per common share	$(0.37)	$0.00	$(0.27)	$0.00

(1)	Excludes an aggregate of up to 16,878,805 shares subject to possible redemption.

(2)	Net loss per common share - basic and diluted excludes income attributable to common stock subject to possible redemption of $31,646 and $41,955 for the three and nine months ended September 30, 2020, respectively (see Note 2).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(Unaudited)

Three months ended September 30, 2020 and 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, July 1, 2019 (Inception)(1)	—	$—	5,750,000	$575	$—	$(574)	$1
Net loss for the three months ended September 30, 2019	—	—	—	—	—	—	—
Balance, September 30, 2019	—	$—	5,750,000	$575	$—	$(574)	$1

Balance, July 1, 2020(1)	1,075,881	$108	4,375,000	$437	$5,086,056	$(86,595)	$5,000,006
Common stock subject to possible redemption	195,314	19	—	—	1,961,835	—	1,961,854
Net loss for the three months ended September 30, 2020	—	—	—	—	—	(1,961,854)	(1,961,854)
Balance, September 30, 2020	1,271,195	$127	4,375,000	$437	$7,047,891	$(2,048,449)	$5,000,006

Nine months ended September 30, 2020 and Period from June 3, 2019 (Inception) through September 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares(1)	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, June 3, 2019 (Inception)(1)	—	$—	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (Inception) through September 30, 2019	—	—	—	—	—	—	—
Balance, September 30, 2019	—	$—	5,750,000	$575	$—	$(574)	$1

Balance, January 1, 2020(1)	—	$—	5,750,000	$575	$—	$(852)	$(277)
Cancellation of Founders	—	—	(718,750)	(72)	72	—	—
Forfeiture of Class B common stock by Sponsor			(656,250)	(66)	66		—
Class A common stock issued net of offering costs of $3,976,189	17,500,000	1,750	—	—	171,022,061	—	171,023,811
Private Placement of Class A common stock issued	650,000	65			6,499,935		6,500,000
Common stock subject to possible redemption	(16,878,805)	(1,688)			(170,474,243)		(170,475,931)
Net loss for the nine months ended September 30, 2020	—	—	—	—	—	(85,743)	(85,743)
Balance, September 30, 2020	1,271,195	$127	4,375,000	$437	$7,047,891	$(2,048,449)	$5,000,006

(1)	Includes an aggregate of 750,000 shares that are subject to forfeiture to the extent that the underwriter’s over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 stock split and reclassification for each share outstanding (Note 4).

The accompanying notes are an integral part of these unaudited condensed financial statements.

MERGER CORP. II
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30, 2020	Period from June 3, 2019 (Inception) through September 30, 2019
Cash flows from operating activities:
Net loss	$(2,047,597)	$—
Interest earned on investments held in Trust Account	(27,682)
Change in operating assets and liabilities:
Prepaid expenses	(236,226)	—
Increase in accounts payable and accrued expenses	1,808,604	—
Increase in payable to related party	44,195	—
Net cash used in operating activities	(458,706)	—
Cash flows from investing activities:
Proceeds deposited in Trust Account	(176,750,000)	—
Net cash used in investing activities	(176,750,000)	—
Cash flows from financing activities:
Proceeds from note payable – related party	100,000	—
Repayment of note payable – related party	(100,000)	—
Proceeds from sale of Units in Public Offering	175,000,000	—
Proceeds from sale of Units in Private Placement	6,500,000	—
Payment of underwriting discounts	(3,500,000)	—
Payment of offering expenses	(476,189)	—
Net cash provided by financing activities	177,523,811	—
Increase in cash	315,105	—
Cash, beginning of year	—	—
Cash, end of period	$315,105	$—

Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	$—	$—
Non-cash investing and financing activities:
Original value of Class A Common stock subject to possible redemption	$172,437,623	$—
Change in value of Class A Common stock subject to possible redemption	$(1,961,692)	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, NATURE OF BUSINESS OPERATIONS AND GOING CONCERN

Organization and General

B. Riley Principal Merger Corp. II (the “Company”), a blank check company, was incorporated as a Delaware corporation on June 3, 2019. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

All activity of the Company from June 3, 2019 (inception) through September 30, 2020 relates to the Company’s formation, initial public offering (the “Public Offering”) described below and evaluating prospective acquisition targets for a potential Business Combination. The Company will not generate any operating revenues until after completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering described below. The Company has selected December 31st as its fiscal year end.

On June 3, 2019, 10,000 shares of the Company’s common stock were issued to B. Riley Principal Investments, LLC. On February 3, 2020, the Company conducted a 1:575 stock split and reclassification, resulting in B. Riley Principal Investments, LLC holding 5,750,000 shares of Class B common stock (the “Founder Shares”). All of the Founder Shares were contributed to B. Riley Principal Sponsor Co. II, LLC (the “Sponsor”), a Delaware limited liability company and a wholly-owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”), in January 2020.

Public Offering

The Company completed the sale of 17,500,000 units (the “Units”) at an offering price of $10.00 per Unit in the Public Offering on May 22, 2020. The Sponsor purchased an aggregate of 650,000 Units at a price of $10.00 per Unit (the “Private Placement Units”) in a private placement that closed on May 22, 2020 simultaneously with the Public Offering (the “Private Placement”). The sale of the 17,500,000 Units in the Public Offering (the “Public Units”) generated gross proceeds of $175,000,000, less underwriting commissions of $3,500,000 (2% of the gross proceeds of the Public Offering) and other offering costs of $476,189. The Private Placement Units generated $6,500,000 of gross proceeds.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (each a “public share”), and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants” and, collectively, the “Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

Sponsor and Note Payable — Related Party

On February 4, 2020, the Sponsor agreed to loan the Company up to $300,000 (see Note 3) to support the Company’s initial formation and operations. In February 2020, the Company borrowed $50,000 and in April 2020 the Company borrowed an additional $50,000 which increased the Note Payable balance to $100,000 which was repaid in full in connection with the closing of the Public Offering using the proceeds from the Public Offering and the Private Placement. At September 30, 2020, there were no amounts outstanding on the Note Payable.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, NATURE OF BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Trust Account

Upon completion of the Public Offering, $176,750,000 of proceeds were held in the Company’s trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) and have been invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Public Offering and the Private Placement held outside the Trust Account, which was $1,284,805 on May 22, 2020, of which $100,000 was used to pay the Note Payable to Sponsor and $476,189 was used to pay the offering costs. The balance in the Trust Account at September 30, 2020 was $176,777,682.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Business Combination by November 22, 2021, 18 months from the closing of the Public Offering; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Business Combination by November 22, 2021, 18 months from the closing of the IPO (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Company’s public shares (the “public stockholders”).

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating a Business Combination. The Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of the Business Combination, either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

If the Company holds a stockholder meeting to approve the Business Combination, a public stockholder will have the right to redeem its public shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Business Combination by November 22, 2021, 18 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within 18 months of the closing of the Public Offering.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, NATURE OF BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Business Combination within 18 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. The Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

Letter Agreement

The Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed, among other things (a) to waive their redemption rights with respect to any Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of the Business Combination, (b) to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of its public shares if it does not complete an Business Combination within 18 months from the closing of the Public Offering and (c) to vote their Founder Shares and any Public Shares purchased during or after the Public Offering (including in open market and privately negotiated transactions) in favor of the Initial Business Combination.

Going Concern Consideration

The Company has principally financed its operations from inception using proceeds from the promissory note from the Sponsor prior to the Public Offering and such amount of proceeds from the Public Offering and Private Placement that were placed in an account outside of the Trust Account (as defined below) for working capital purposes. In connection with the closing of the Public Offering and the Private Placement on May 22, 2020, an amount of $176,750,000 (or $10.10 per Class A common stock sold to the public in the Public Offering included in the Public Units) was placed in the Trust Account. As of September 30, 2020, the Company had $315,105 in its operating bank account, $176,777,682 in cash and cash equivalents held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Class A Common Stock in connection therewith and a working capital deficit of $1,229,514, which includes Delaware franchise taxes payable of $72,231 (which is included in accrued expenses at September 30, 2020) as franchise taxes are paid from the Trust account from interest income earned.

If our funds are insufficient to meet the expenditures required for operating our business through the consummation of the planned merger as more fully described in Note 6 or in the event that a Business Combination is not consummated, we will likely need to raise additional funds in order to meet the expenditures required for operating our business. Accordingly, the Company may not be able to obtain additional financing or raise additional capital to finance its ongoing operations. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 22, 2021, the scheduled liquidation date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company’s unaudited condensed interim financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC for interim financial information and the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020 or any other period. The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s prospectus filed with the SEC on May 20, 2020, as well as the Company’s audited balance sheet statement and notes thereto included in the Company’s Form 8-K filed with the SEC on May 28, 2020.

Loss Per Common Share

Loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Public Offering and the Private Placement to purchase 9,075,000 shares of Class A common stock, in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented. In February 2020, the Company completed a stock split of 1 to 575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of Income (Loss) Per Common Share

The Company’s net loss is adjusted for the portion of income that is attributable to shares of common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Period from June 3, 2019 (Inception) through September 30, 2019
Net loss	$(1,961,854)	$—	$(2,047,597)	$—
Less: Loss attributable to common stock subject to possible redemption	(31,646)	—	(41,955)	—

Adjusted net loss	$(1,993,500)	$—	$(2,089,552)	$—

Weighted average shares outstanding, basic and diluted	5,450,881	5,000,000	7,654,134	5,000,000

Basic and diluted loss per common share	$(0.37)	$—	$(0.27)	$—

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Class A Common Stock Subject To Possible Redemption

At discussed in Note 1, all of the 17,500,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature. In accordance with FASB ASC 480, “Distinguishing Liabilities From Equity,” redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” The total offering costs incurred by the Company in connection with the Public Offering was $476,189. These costs and the underwriter discount, of $3,500,000, were charged to capital upon completion of the Public Offering on May 22, 2020.

Income Taxes

Prior to the change in ownership on May 22, 2020 as a result of the Public Offering, the Company was included in the consolidated tax return of B. Riley Financial (the “Parent”). During this period, the Company calculated the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The current provision was the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return. Following changes in ownership on May 22, 2020, the Company deconsolidated from the Parent for tax purposes. Beginning May 22, 2020, the Company files separate corporate federal and state and local income tax returns.

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made by (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There was no provision for income taxes for the three and nine months ended September 30, 2020 and for the three months ended September 30, 2019 and the period from June 3, 2019 (Inception) through September 30, 2019.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Unrecognized Tax Benefits

The Company recognizes tax positions in its financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of September 30, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of September 30, 2020 and December 31, 2019. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 3, 2019, 10,000 shares of the Company’s common stock were issued to B. Riley Principal Investments, LLC. On February 3, 2020, the Company conducted a 1:575 stock split and reclassification, resulting in B. Riley Principal Investments, LLC holding 5,750,000 shares of Class B common stock, representing the “Founder Shares”. All of the Founder Shares were contributed to the Sponsor in January 2020. The financial statements reflect the issuance of these shares retroactively for all periods presented. On April 21, 2020, 20,000 Founder Shares were transferred to each of four independent directors of the Company, at their par value. On May 19, 2020, the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation, resulting in a total of 5,031,250 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail above, have agreed to certain restrictions and will have certain registration rights with respect thereto. Up to 656,250 Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option to purchase additional Units was exercised. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part, as such 656,250 Founder Shares have been forfeited. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Company common stock upon completion of the Public Offering excluding the shares underlying the Private Placement Units (the “Private Placement Shares”).

The Company’s initial stockholders, officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Business Combination, or (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RELATED PARTY TRANSACTIONS (cont.)

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, the Company engaged B. Riley Securities, Inc., at that time known as B. Riley FBR, Inc., as advisors in connection with its Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Business Combination and assist it with the preparation of press releases and public filings in connection with the Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete a Business Combination.

Administrative Fees

Commencing on May 19, 2020, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three and nine months ended September 30, 2020, the Company was charged a total of $44,194 by the Sponsor. These amounts are included in amounts payable to related party at September 30, 2020. Upon completion of the Company’s Business Combination or liquidation, the Company will cease paying these monthly fees.

Registration Rights

The holders of Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants) and any securities that may be issued upon conversion of working capital loans, if any, have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. These holders are also entitled to certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and piggyback registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion.

Note Payable — Related Party

The Company had a Note Payable to the Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses associated with the Public Offering. The Note Payable was payable on the earlier of: (i) December 31, 2019 or (ii) the date on which the Company consummated an initial public offering of its securities. In February 2020, the Company borrowed $50,000 and in April 2020 the Company borrowed an additional $50,000 which increased the Note Payable balance to $100,000 which was paid in full using proceeds from the Public Offering and the Private Placement. At September 30, 2020, there were no amounts outstanding on the Note Payable.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RELATED PARTY TRANSACTIONS (cont.)

Equity Commitment Letter

As further described in Note 6 below, in connection with the proposed Business Combination with Eos, on September 7, 2020, the Company entered into an equity commitment letter with B. Riley Financial (the “Equity Commitment Letter”), pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to subscription agreements with investors entered into prior to the Closing. The Equity Commitment Letter effectively terminated the forward purchase agreement entered at the time of the Public Offering requiring the Sponsor and its affiliate to purchase immediately prior to the closing of the Business Combination an aggregate of 2,500,000 units, each comprised of one share of Class A common stock and one-half of one warrant.

NOTE 4 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock. If the Company enters into a Business Combination, it may (depending on the terms of such a Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Business Combination, to the extent the Company seeks stockholder approval in connection with the Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. On February 3, 2020, the Company conducted a 1:575 stock split and reclassification resulting in 5,750,000 shares of Class B common stock outstanding (up to 750,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). On April 21, 2020, 80,000 founder shares were transferred to the Company’s independent directors, at their par value. On May 19, 2020, 718,750 shares of Class B common stock were returned to the Company by the Sponsor for cancellation, resulting in a total of 5,031,250 Class B common stock outstanding. At September 30, 2020, there were 18,150,000 shares (which includes 16,878,805 shares subject to possible redemption) of Class A common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, use its best efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Company’s warrant agreement. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act by the 60th business day after the closing of the

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — STOCKHOLDERS’ EQUITY (cont.)

Business Combination, the Company will be required to permit holders to exercise their Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a consecutive 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Business Combination (excluding any issuance of securities under the forward purchase agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company fails to complete a Business Combination within the 18-month time period.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — FAIR VALUE INSTRUMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

There were no assets measure on a recurring basis at fair value at December 31, 2019. At September 30, 2020, there were cash equivalents in the amount our $176,777,682 with a fair value hierarchy of Level 1 that was used as valuation inputs by the Company to determine such fair value.

NOTE 6 — MERGER AGREEMENT

On September 7, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BMRG Merger Sub, LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a wholly-owned subsidiary of Eos and a Delaware limited liability company (“Newco”) and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy”). In connection with the proposed business combination (the “Business Combination”): (1) Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of the Company; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II, whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company and a wholly owned subsidiary of the Company. Upon the closing of the business combination (the “Closing”), it is anticipated that the Company will change its name to “Eos Energy Enterprises, Inc.”

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — MERGER AGREEMENT (cont.)

Subject to certain downward adjustments, and the other terms and conditions set forth in the Merger Agreement, at Closing Eos’s securityholders (the “Sellers”), will receive aggregate consideration equal to up to $300 million of shares of the Company’s common stock (including shares issuable upon exercise of certain options to acquire such shares), or up to 30,000,000 shares (assuming exercise of certain options to acquire such shares). The Merger Agreement also contemplates the issuance of an additional 2,000,000 shares of the Company’s common stock to Eos’s securityholders pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement.

The Closing is subject to certain customary conditions, including, among other things, that the Company has an aggregate of at least $110 million of cash (before taking into account certain expenses) available, including from the Trust Account and from the proceeds of investments of equity financing sources.

In order to help meet the condition under the Merger Agreement that there is at least $110 million of cash available upon the Closing (before taking into account certain expenses), the Company entered into an Equity Commitment Letter with B. Riley Financial, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock already issued pursuant to subscription agreements entered into with investors prior to the Closing. The Equity Commitment Letter effectively terminated the forward purchase agreement entered at the time of the Public Offering requiring the Sponsor and its affiliate to purchase, immediately prior to the Closing, an aggregate of 2,500,000 units, each comprised of one share of Class A common stock and one-half of one warrant.

The Company and the Sponsor will enter into a letter agreement at the Closing, pursuant to which the Sponsor will agree to subject 1,718,000 of its shares in the Company (the “Sponsor Shares”), which formerly constituted shares of Class B common stock of the Company held by the Sponsor, to certain transfer and other restrictions, under which (a) 859,000 Sponsor Shares will be restricted from being transferred unless and until either, for a period of five years after the Closing, (i) the share price of the Company equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period or (ii) a change of control occurs for a share price of the Company equaling or exceeding $12.00 per share, and (b) the remaining 859,000 Sponsor Shares are subject to similar restrictions except that the threshold is increased from $12.00 to $16.00. If after the five-year period, there are no triggering events, the Sponsor Shares will be forfeited and canceled for no consideration. If after the five-year period, only the triggering event described in clause (a) above has occurred, the remaining 859,000 Sponsor Shares described in clause (b) will be forfeited and canceled for no consideration.

NOTE 7 — SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of
B. Riley Principal Merger Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of B. Riley Principal Merger Corp. II (the “Company”) as of February 14, 2020 and December 31, 2019, the related statements of operations, stockholder’s deficit and cash flows for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 14, 2020 and December 31, 2019, and the results of its operations and its cash flows for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a working capital deficiency, has incurred losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We served as the Company’s auditor in 2020.

New York, NY
March 2, 2020, except for Note 6 as to which the date is May 20, 2020

B. RILEY PRINCIPAL MERGER CORP. II
BALANCE SHEETS

	FEBRUARY 14, 2020	DECEMBER 31, 2019
Assets
Current assets:
Cash	$50,000	$—
Due from related party	1	1
Total assets	$50,001	$1

Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	$325	$278
Note payable – related party	50,000	—
Total liabilities	50,325	278

Stockholder’s deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—	—
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 5,750,000 shares issued and outstanding at February 14, 2020	575	575
Additional paid-in capital	—	—
Accumulated deficit	(899)	(852)
Total stockholder’s deficit	(324)	(277)
Total liabilities and stockholder’s deficit	$50,001	$1

The accompanying notes are an integral part of these financial statements.

PRINCIPAL MERGER CORP. II
STATEMENTS OF OPERATIONS

	FOR THE PERIOD FROM JANUARY 1, 2020 THROUGH FEBRUARY 14, 2020	FOR THE PERIOD FROM JUNE 3, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
Selling, general and administrative expenses	$47	$278
Loss before income taxes	(47)	(278)
Provision for income taxes	—	—
Net loss	$(47)	$(278)

Basic loss per share	$(0.00)	$(0.00)
Diluted loss per share	$(0.00)	$(0.00)

Weighted average basic shares outstanding(1)	5,000,000	5,000,000
Weighted average diluted shares outstanding(1)	5,000,000	5,000,000

(1)	Excludes an aggregate of 656,250 shares that are subject to forfeiture to the extent that the underwriters over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 shares for each share outstanding (Note 4).

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

	CLASS B COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDER’S DEFICIT
	SHARES	AMOUNT
Balance, June 3, 2019 (Inception)(1)	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (inception) through December 31, 2019	—	—	—	(278)	(278)
Balance, December 31, 2019	5,750,000	$575	$—	$(852)	$(277)
Net loss for the period January 1, 2020 through February 14, 2020	—	—	—	(47)	(47)
Balance, February 14, 2020	5,750,000	$575	$—	$(899)	$(324)

(1)	Includes an aggregate of 656,250 shares that are subject to forfeiture to the extent that the underwriters over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 shares for each share outstanding (Note 4).

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENTS OF CASH FLOWS

	FOR THE PERIOD FROM JANUARY 1, 2020 THROUGH FEBRUARY 14, 2020	FOR THE PERIOD FROM JUNE 3, 2019 THROUGH DECEMBER 31, 2019
Cash flows from operating activities:
Net loss	$(47)	$(278)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in Due from related party	—	(1)
Increase in accounts payable	47	278
Net cash used in operating activities	—	(1)
Cash flows from financing activities:
Proceeds from sale of Class B common stock	—	1
Proceeds from note payable – related party	50,000	—
Net cash provided by financing activities	50,000	1
Increase in cash	50,000	—
Cash, beginning of year	—	—
Cash, end of period	$50,000	$—

Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	—	$—

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

B. Riley Principal Merger Corp. II (the “Company”), a blank check corporation, was incorporated as a Delaware corporation on June 3, 2019. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Initial Business Combination”).

At February 14, 2020, the Company had not commenced any operations. All activity of the Company includes the activity of the Company from inception and activity related to the proposed initial public offering (the “Proposed Offering”) described below. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Offering described below. The Company has selected December 31st as its fiscal year end.

Sponsor and Proposed Financing

The Company’s sponsor is B. Riley Principal Sponsor Co. II, LLC (the “Sponsor”), a Delaware limited liability company and a wholly owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”). On February 4, 2020, the Sponsor agreed to loan the Company up to $300,000 (see note 4) to support the Company’s initial formation and operations.

The Company’s ability to commence meaningful operations and finance its Initial Business Combination is contingent upon obtaining adequate financial resources through the proposed $175,000,000 ($201,250,000 if the underwriters’ over-allotment is exercised in full) initial public offering of Units (as defined below) (Note 3). Upon the closing of the Proposed Offering and the Private Placement, $176,750,000 (or $203,262,500 if the underwriters’ over-allotment option is exercised in full — Note 3) will be held in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds to be held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds registered under the Investment Company Act and compliant with Rule 2a-7 thereof that maintain a stable net asset value of $1.00. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Proposed Offering held outside the Trust Account, which will be approximately $500,000 in working capital after the payment of approximately $750,000 in expenses relating to the proposed Offering, and any loans or additional investments from the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Proposed Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination within 18 months from the closing of the Proposed Offering; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Proposed Offering (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will provide its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Proposed Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest but less taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors will enter into a letter agreement with the Company, pursuant to which they will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Proposed Offering. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern Considerations

At February 14, 2020, the Company had cash and cash equivalents of $50,000 and a note payable to the Sponsor in the amount of $50,000. Further, the Company expects to continue to incur significant costs in pursuit of its financing and acquisition plans. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through the Proposed Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate an Initial Business Combination will be successful or successful within the required time period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding shares of common stock subject to forfeiture. Net loss per common share is computed by dividing net gain/(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At February 14, 2020 and December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the periods. In February 2020, the Company completed a stock split of 1 to 575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is included in the consolidated tax return of B. Riley Financial the parent (the “Parent”). The Company calculates the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return.

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made to (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of February 14, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes was deemed to be immaterial at December 31, 2019 and February 14, 2020.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Proposed Offering, the Company intends to offer for sale 17,500,000 Units at an offering price of $10.00 per Unit. The Sponsor will subscribe to purchase an aggregate of 650,000 Units (or 728,750 Units if the underwriters’ over-allotment option is exercised in full — see below) at a price of $10.00 per Private Placement Unit in a private placement that will close simultaneously with the Proposed Offering.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

The Company has also granted the underwriters a 45-day option to purchase on a pro rata basis up to 2,625,000 additional Units at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Units.

The Company expects to pay underwriting commissions equal to 2.0% of the gross proceeds of the Proposed Offering at the time of the Proposed Offering.

Business Combination Marketing Agreement

The Company will engage B. Riley Securities, Inc. as advisors in connection with its Initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Initial Business Combination and assist it with the preparation of press releases and public filings in connection with the Initial Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Proposed Offering (exclusive of any applicable finders’ fees which might become payable) ($6,125,000 or up to $7,043,750 if the underwriters’ over-allotment option is exercised in full). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete an Initial Business Combination.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 3, 2019, 10,000 shares of our common stock were issued to B. Riley Principal Investments, LLC. On February 3, 2020, the Company conducted a 1:575 stock split, resulting in B. Riley Principal Investments, LLC holding 5,750,000 shares of Class B common stock (the “Founder Shares”). All of the Founder Shares were contributed to the Sponsor in January 2020. The financial statements reflect the issuance of these shares retroactively for all periods presented. On May 19, 2020, the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation, resulting in a total of 5,031,250 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Proposed Offering, the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and will have certain registration rights with respect thereto. Up to 656,250 Founder Shares are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the Proposed Offering excluding the shares underlying the Private Placement Units. If the Company increases or decreases the size of the Proposed Offering, the Company will effect a stock dividend or share contribution back to capital, as applicable, with respect to its Class B Common Stock immediately prior to the consummation of the Proposed Offering in such amount as to maintain the Founder Share ownership of the Company’s stockholders prior to the Proposed Offering at 20.0% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Offering.

The Company’s initial stockholders, officers and directors have agreed, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Initial Business Combination, or (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Fees

Commencing on the date of the prospectus, the Company will agree to pay an affiliate of our sponsor a total of $10,000 a month for office space, utilities and secretarial and administrative support. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

Registration Rights

The holders of Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and units that may be issued upon conversion of working capital loans, if any, will have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the effective date of the Proposed Offering. These holders will also be entitled to certain piggyback registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The holder of Forward Purchase Units has substantially similar registration rights.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDER’S DEFICIT

Note Payable — Related Party

The Company borrowed $50,000 on February 4, 2020 in accordance with the note payable to Sponsor which allows the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of this offering. The notes payable is payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummates an initial public offering of its securities. As of February 14, 2020, the note payable due to related party was $50,000.

Forward Purchase Agreement

The Company will agree to enter into a Forward Purchase Agreement with an affiliate of the Sponsor, pursuant to which the affiliate of the Sponsor will agree to purchase, or have its designees purchase, an aggregate of 2,500,000 units, at a price of $10.00 per unit, or $25,000,000 in the aggregate, in a private placement to close concurrently with the initial business combination. The obligations under the Forward Purchase Agreement do not depend on whether any public stockholders redeem their Class A common stock and provide the Company with a minimum funding level for the Initial Business Combination. The Forward Purchase Agreement includes registration rights with respect to the Forward Purchase Units.

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At February 14, 2020 and December 31, 2019, there were 5,750,000 shares of Class B common stock issued and outstanding (up to 656,250 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) and no shares of Class A common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At February 14, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will agree that as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day after the closing of the Initial Business Combination, the Company will be required to permit holders to exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDER’S DEFICIT (cont.)

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Proposed Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the

Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Initial Business Combination (excluding any issuance of securities under the Forward Purchase Agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Initial Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an Initial Business Combination within the 18-month time period.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 6 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through March 2, 2020, the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 7 — MODIFICATION TO THE TERMS OF THE OFFERING

On May 19, 2020, the size of the transaction was modified to 17,500,000 Units at an offering price of $10.00 per Unit. As a result, on May 19, 2020 the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation. As a result of the modified terms and execution of the underwriting agreement on May 19, 2020 the financial statements have been modified to reflect the final terms of the agreement, see Note 1, Note 3, and Note 4.

EOS ENERGY ENTERPRISES, INC

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2020 AND 2019

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
EOS Energy Enterprises, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EOS Energy Enterprises, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, NY

February 25, 2021

We have served as the Company’s auditor since 2017.

EOS ENERGY ENTERPRISES, INC

CONSOLIDATED BALANCE SHEETS ($ IN THOUSANDS)
As of December 31, 2020 and 2019

	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$121,853	$862
Grants receivable	131	326
Inventory	214	—
Receivable on sale of state tax attributes	—	4,060
Vendor deposits	2,390	252
Prepaid and other current assets	2,779	484
Total current assets	127,367	5,984

Property and equipment, net	5,653	5,316
Intangible assets, net	320	360
Investment in joint venture	3,736	589
Security deposit	825	808
Other assets	363	$—
Total assets	$138,264	$13,057

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$8,861	$6,987
Accounts payable and accrued expenses - related parties	2,517	1,194
Provision for firm purchase commitments	1,585	—
Convertible notes payable – related party	—	76,559
Capital lease, current portion	11	13
Embedded derivative liability	—	1,681
Long term debt, current portion	1,071	—
Contract liabilities, current portion	77	300
Total current liabilities	14,122	86,734

Long term liabilities
Deferred rent	762	663
Capital lease	4	17
Long term debt	280	—
Total long term liabilities	1,046	680
Total liabilities	15,168	87,414

COMMITMENTS AND CONTINGENCIES (NOTE 8)	—	—
CONTINGENTLY REDEEMABLE PREFERRED UNITS (NOTE 14)
(liquidation preference of $— and, $136,816 as of December 31, 2020 and December 31, 2019, respectively)	—	109,365
SHAREHOLDERS’ EQUITY[1]
Common Stock, $0.0001 par value, 200,000,000 shares authorized, 48,943,082 and 3,930,336 shares outstanding at December 31, 2020 and 2019, respectively	5	—
Contingently Issuable Common Stock	17,944	—
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, no shares outstanding at December 31, 2020 and 2019	—	—
Additional paid in capital	395,913	20,346
Accumulated deficit	(290,766)	(204,068)
Total shareholders’ equity (deficit)	123,096	(183,722)
Total liabilities, contingently redeemable preferred units, and shareholders’ equity (deficit)	$138,264	$13,057

[1]	See Note 1 for discussion of reverse capitalization given effect herein

The accompanying notes are an integral part of these financial statements.

EOS ENERGY ENTERPRISES, INC

CONSOLIDATED STATEMENTS OF OPERATIONS ($ IN THOUSANDS)
For the years ended December 31, 2020 and 2019

	2020	2019
Revenue
Total revenue	$219	$496

Costs and expenses
Cost of sales	5,509	8,332
Research and development expenses	13,983	11,755
General and administrative expenses	18,883	7,710
Grant expense (income), net	913	(469)
Total costs and expenses	39,288	27,328

Operating loss	(39,069)	(26,832)

Other income (expense)
Sale of state tax attributes	—	4,060
Interest income (expense), net	(115)	2
Interest expense – related party	(23,706)	(49,708)
Loss on extinguishment of convertible notes	—	(6,111)
Change in fair value, embedded derivative	2,092	(716)
Change in fair value, Sponsor Earnout Shares	(8,083)	—
Income (loss) from equity in unconsolidated joint venture	127	(178)
Net loss	$(68,754)	$(79,483)

Basic and diluted loss per share attributable to common shareholders[2]
Basic	$(7.31)	$(20.22)
Diluted	$(7.31)	$(20.22)

Weighted average shares of Common Stock[3]
Basic	9,408,841	3,930,336
Diluted	9,408,841	3,930,336

[2]	See Note 1 for discussion of reverse capitalization given effect herein
[3]	See Note 1 for discussion of reverse capitalization given effect herein

The accompanying notes are an integral part of these financial statements.

EOS ENERGY ENTERPRISES, INC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) ($ IN THOUSANDS)
For the years ended December 31, 2020 and 2019

	Common Stock[4]		Additional Paid in	Contingently Issuable Common	Accumulated
	Shares	Amount	capital	Stock	Deficit	Total
Balance, December 31, 2018	3,930,336	$—	$20,211	$—	$(124,585)	$(104,374)
Stock-based compensation		—	135	—	—	135
Net loss	—	—	—	—	(79,483)	(79,483)
Balance, December 31, 2019	3,930,336	$—	$20,346	$—	$(204,068)	$(183,722)
Conversion of contingently redeemable preferred units	14,727,844	2	121,123	—	—	121,125
Conversion of convertible notes payable	10,886,336	1	108,862	—	—	108,863
Net equity infusion from the Merger	18,364,805	2	126,024	—	—	126,026
Contingently Issuable Common Stock	—	—	—	17,944	(17,944)	—
Transaction cost incurred in the Merger	—	—	(10,274)	—	—	(10,274)
Capital contribution - disgorgement of short swing profits	—	—	432	—	—	$432
Shares issued to Restricted Units holders	174,761	—	—	—	—	—
Stock-based compensation	—	—	5,081	—	—	5,081
Release of Block A Sponsor Earnout Shares from restriction[5]	859,000	—	12,559	—	—	12,559
Reclassification of Block B Sponsor earnout shares[6]	—	—	11,760	—	—	11,760
Net loss	—	—	—	—	(68,754)	(68,754)
Balance, December 31, 2020	48,943,082	$5	$395,913	$17,944	$(290,766)	$123,096

[4]	See Note 1 for discussion of reverse capitalization given effect herein
[5]	See Note 2 for discussion of Sponsor Earnout Shares
[6]	See Note 2 for discussion of Sponsor Earnout Shares

The accompanying notes are an integral part of these financial statements.

EOS ENERGY ENTERPRISES, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS ($ IN THOUSANDS)
For the years ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net loss	$(68,754)	$(79,483)
Adjustment to reconcile net loss to net cash used in operating activities
Stock-based compensation	5,081	135
Depreciation and amortization	1,558	2,123
Impairment of property and equipment	—	1,590
Loss from disposal of property and equipment	31	—
(Income) Loss from equity in unconsolidated joint venture	(127)	178
Accreted interest on convertible notes payable – related party	23,706	49,708
Loss on extinguishment of convertible notes	—	6,111
Provision for firm purchase commitment	1,585	—
Change in fair value, embedded derivative	(2,092)	716
Change in fair value, Sponsor Earnout Shares	8,083	—
Other	—	(52)
Changes in operating assets and liabilities:
Receivable on sale of state tax attributes	4,060	(4,060)
Prepaid and other assets	(1,607)	(462)
Inventory	(214)	634
Grants receivable	195	352
Vendor deposits	(593)	109
Security deposit	(17)	(64)
Accounts payable and accrued expenses	1,709	(2,210)
Accounts payable and accrued expenses-related parties	1,323	1,140
Contract liabilities	(223)	(468)
Deferred rent	99	169
Other assets	(362)	—
Net cash used in operating activities	(26,559)	(23,834)
Cash flows from investing activities
Investment in joint venture	(3,020)	(601)
Purchases of property and equipment	(3,605)	(2,299)
Net cash used in investing activities	(6,625)	(2,900)
Cash flows from financing activities
Capital lease payments	(15)	(72)
Proceeds from issuance of convertible notes payable – related party	9,009	19,346
Proceeds of short term notes payable	191	—
Repayment of short term notes payable	(97)	(1,000)
Proceeds from Paycheck Protection Program loan	1,257	—
Proceeds attributable to beneficial conversion features of convertible notes payable – related party	—	1,793
Proceeds from capital infusion in reverse recapitalization	142,345	—
Transaction cost for the reverse recapitalization	(10,274)	—
Issuance of contingently redeemable preferred units	11,759	2,031
Net cash provided by financing activities	154,175	22,098
Net increase (decrease) in cash and cash equivalents	120,991	(4,636)
Cash and cash equivalents, beginning of year	862	5,498
Cash and cash equivalents, end of year	$121,853	$862
Non-cash Investing and Financing Activities
Contribution of inventory to joint venture	$—	$167
Accrued and unpaid capital expenditures	$374	$93
Conversion of convertible notes to common stock in connection with merger	$108,863	$—
Conversion of contingently redeemable preferred stock to common stock in connection with merger	$121,125	$—
Receivable from disgorgement of short swing profits	$432	$—
Supplemental disclosures
Cash paid for interest	$118	$6

The accompanying notes are an integral part of these financial statements.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Eos Energy Enterprises, Inc. (f/k/a B. Riley Merger Corp. II) (the “Company” or “Eos”) designs, develops, manufactures, and sells innovative energy storage solutions for the electric utilities, and commercial and industrial end users. Eos has developed and has received patents on an innovative battery design relying on a unique zinc oxidation/reduction cycle to generate output current and to recharge. The Battery Management System (“BMS”) software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and current sensors for the strings and the system. Eos and their partners focus on a collaborative approach to jointly develop and sell safe, reliable, long-lasting low-cost turn-key alternating current (“AC”) integrated systems using Eos’s direct current (“DC”) Battery System. The Company is also an investor in an unconsolidated joint venture (“JV”) which has the exclusive rights to manufacture the DC Battery Systems integrated with the BMS for DC Battery Systems that are sold and delivered in North America, subject to meeting certain performance targets. The Company’s major markets are integration of battery storage with solar that is connected to the utility power grid or the customer’s solar system that is not connected to the utility power grid, battery storage systems to be used by utilities to relieve congestion in the power grids and battery storage systems to assist commercial and industrial customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets. The location of the Company’s major markets are seen in North America, Europe, Africa, and Asia.

Reverse Recapitalization

The Company was incorporated as a Delaware corporation on June 3, 2019 as a publicly held special purpose acquisition company (“SPAC”) in order to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses. On November 16, 2020 (the” Merger Date”), the Company consummated a reverse recapitalization (the “Merger”) pursuant to which B. Riley Merger Corp. II (“BMRG”) acquired Eos Energy Storage LLC pursuant to an agreement and plan for merger (the “Merger Agreement”) between the Company, BMRG Merger Sub, LLC, our wholly-owned subsidiary and a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, our wholly-owned subsidiary and a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“EES”), New Eos Energy LLC, a wholly-owned subsidiary of EES and a Delaware limited liability company (“Newco”) and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy”).

In connection with the Merger, (1) Merger Sub I merged with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I ceased, and Newco continued as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and became our wholly owned subsidiary; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Company ceased, and Merger Sub II continued as the surviving company and our wholly owned subsidiary. Upon the closing of the business combination (the “Closing”), the Company changed its name to “Eos Energy Enterprises, Inc.”

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Since BMRG was a non-operating public shell company, the current shareholders of EES have a relative majority of the voting power of the combined entity, the operations of EES prior to the acquisition comprises the only ongoing operations of the combined entity, and senior management of EES comprises the majority of the senior management of the combined entity, the Mergers have been accounted for as a capital transaction rather than a business combination. According to ASC 805 Business combination, the transaction was accounted for as a reverse recapitalization consisting of the issuance of Common Stock by Eos for the net monetary assets of BMRG accompanied by a recapitalization. Accordingly, the net monetary assets received by EES as a result of the Mergers with B. Riley have been treated as a capital infusion on the closing date. No goodwill or other intangible assets were recorded during the Merger. The consolidated assets, liabilities and results of operations of the Company are the historical financial statements of EES and the BMRG assets, liabilities and results of operations are consolidated with the Company beginning on the acquisition date. In order to reflect the change in capitalization, the historical capitalization related to EES common units have been retroactively restated based on the exchange ratio as if shares of B. Riley Common Stock had been issued as of the later of (i) the issuance date of the shares, or (ii) the earliest period presented in the accompanying consolidated financial statements.

Upon consummation of the Mergers, the former EES convertible notes and redeemable preferred units were converted to common stock of the Company. Refer to Note 12 and Note 14 for further discussion.

Unless the context otherwise requires, the use of the terms “the Company”, “we,” “us,” and “our” in these notes to the consolidated financial statements refers to Eos Energy Enterprises, Inc. and its consolidated subsidiaries.

Basis of Presentation

The financial statements include the accounts of the Company and its 100% owned direct and indirect subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany transactions and balances have been eliminated in the preparation of the consolidated financial statements.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Adjustment has been made to the Consolidated Balance sheets for the year ended December 31, 2019, to reclassify account payable and accrued expense to related parties and vendor deposits from prepaid and other current assets. These changes in classification also affected cash flows from operating activities for the year ended December 31, 2019 in the Consolidated Statements of Cash Flows.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with original maturities of three months or less.

Concentration of Credit Risk

The Company maintains cash balances at FDIC-insured institutions. However, the FDIC limits may be exceeded at times. The Company has not experienced any losses on such accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The most significant estimates in the accompanying financial statements include the valuation of Contingently Issuable Common stock, derivatives, the relative fair value allocation of Phase II bridge financing proceeds, the valuation of inventory, and estimated lives used for depreciation and amortization purposes.

Income Taxes and Deferred Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, Income Taxes (ASC 740). Income taxes are computed under the asset and liability method reflecting both current and deferred taxes, which reflect the tax impact of all events included in the financial statements. The balance sheet approach (i) reflects a current tax liability or asset recognized for estimated taxes payable or refundable on tax returns for the current and prior years, (ii) reflects a deferred tax liability or asset recognized for the estimated future tax effects attributable to temporary differences and carryforwards, (iii) measures current and deferred tax liabilities and assets using the enacted tax rate of which the effects of future changes in tax laws or rates are not anticipated, and (iv) reduces deferred tax assets, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Eos recognizes deferred tax assets only to the extent that management concludes these assets are more-likely-than-not to be realized. Significant judgement is required in assessing and estimating the more-likely-than-not tax consequences of the events included in the financial statements. Management considers all available positive and negative evidence, including future reversals of existing temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. Eos records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) management determines whether it is more-likely-than-not that the tax position will be sustained on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company has determined that the uncertain income tax positions at December 31, 2020 and December 31, 2019 that do not meet the more-likely-than-not threshold under ASC 740 are $322 and $—, respectively. See Note 10 for further information.

Impairment of Long — Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An assessment is performed to determine whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of any long-lived asset impairment is measured based on fair value and is charged to operations in the period in which a long-lived assets impairment is determined by management.

Intangible Assets

Intangible assets are stated at their historical cost and amortized on a straight-line basis over their expected useful lives.

Property and Equipment, net

Equipment is stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimate useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the improvements or the life of the lease. Maintenance and repair expenditures are expensed as incurred. Expenditures which significantly improve or extend the life of an asset are capitalized.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Revenue from Contracts with Customers

Revenue is earned from the sales, installation, and commissioning of energy storage systems and is derived from customer contracts. Revenue is recognized in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring the promised goods and/or services to the customer, when or as the Company’s performance obligations are satisfied. For product sales of energy storage systems, the Company’s performance obligations are satisfied at the point in time when the customer obtains control of the system, which is either upon delivery of the goods at the customer’s designated location or upon the customer’s acceptance of the product after commissioning and testing at the customer’s site, depending on the specific terms of the respective contract with the customer. In addition, the corresponding installation and commissioning services related to the systems are performance obligations satisfied over time as the respective services are performed, based on an input measure of progress as labor costs relating to the installation and commissioning services are incurred. Further, extended warranties are offered by the Company and are identified as performance obligations that are satisfied over time, based on a time-lapsed measure of progress resulting in a ratable recognition of revenue over the respective warranty period. Payment terms generally include advance payments to reserve capacity and/or upon issuance of the customer’s purchase order, shipment readiness, with the remainder upon delivery and commissioning of the system. Shipping and handling costs are included in cost of sales. Sales tax collected from customers are recorded on a net basis and therefore, not included in revenue. Sales tax is recorded as a liability (payable) until remitted to governmental authorities.

The Company may enter into sales contracts that provide for performance obligations in addition to the sale of the product, including performance guarantees and service obligations. Under these sales contracts, transaction price is allocated to the various performance obligations based on the relative stand-alone selling prices of the promised goods and services. When the stand-alone selling price is not observable, revenue is determined based on a best estimate of selling price using cost plus a reasonable margin and is recognized ratably over the period of performance.

Determination of Transaction Price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer. The Company includes any fixed charges within its contracts as part of the total transaction price. In addition, several contracts include variable consideration such as refunds, penalties, and the customer’s right to return. The Company has concluded that its estimation of variable consideration results in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future.

Assessment of Estimates of Variable Consideration

Many of the Company’s contracts with customers contain some component of variable consideration. The Company estimates variable consideration, such as refunds, penalties, and the customer’s right to return, using the expected value method, and adjusts transaction price for its estimate of variable consideration. Throughout the year, we update our estimate of variable consideration on a monthly basis, and adjust transaction price accordingly by recording an adjustment to net revenue and refund liability with respect to variable consideration such as penalties, refunds, and credits to customers. Therefore, management applies the constraint in its estimation of variable consideration for inclusion in the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Practical Expedients and Exemptions

As permitted by ASC 606, the Company elected to use certain practical expedients in connection with the implementation of ASC 606. The Company treats costs associated with obtaining new contracts as expenses when incurred if the amortization period of the asset the Company would recognize is one year or less. The Company does not adjust the transaction price for significant financing components, as the Company’s contracts typically do not span more than a one year period. The election of these practical expedients results in accounting treatments that the Company believes are consistent with historical accounting policies and, therefore, these elections of practical expedients do not have a material impact on the comparability of the financial statements as no revenue was earned during the year ended December 31, 2020 and December 31, 2019.

Royalty Revenue

The Company receives sales-based royalty payments related to the licensing of intellectual property to the Company’s JV. The Company recognizes royalty revenues when the licensee sells products to third parties.

Product Warranty

Warranty obligations are incurred in connection with the sale of the Company’s products. The Company generally provides a standard warranty for a period of one to two years, commencing upon commissioning. Costs to provide for warranty obligations are estimated and recorded as a liability at the time of recording the sale. Extended warranties are identified as performance obligations in the Company’s contracts with customers, and are discussed as part of revenue from contracts with customers. Costs incurred in satisfying the Company’s performance obligations with respect to extended warranties are recognized as expense when incurred.

Government Grants

The Company records grants received or receivable from government agencies as an offset to the related costs for which the grants are intended to compensate the Company. The costs of satisfying the Company’s obligations under the respective grant agreements are recognized as expense when incurred. Once the expenses are approved by the government agencies the Company records the grant receivable and related grant income. Grants received from government agencies for which expenses have not been incurred are included within accrued expenses.

Research and Development Expenses

Research and development costs are expensed as incurred, which include materials, supplies, salaries, benefits and other costs related to research, development and testing of products.

Rent Expense

The Company records rent expense on a straight-line basis based on the total minimum lease payments over the term of the lease. Differences between cash paid for lease payments and rent expense are recorded as Deferred rent on the Balance Sheets.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Accounts Receivable

The Company evaluates the creditworthiness of its customers. If the collection of any specific receivable is doubtful, an allowance is recorded in the allowance for doubtful accounts. The Company had $35 and $— of accounts receivable as of December 31, 2020 and 2019, with $35 and $— of allowances for doubtful accounts recorded, respectively.

Inventory

Inventories are stated at the lower of cost, which approximates cost determined on a first-in, first-out basis, or net realizable value. The Company records inventory when it takes delivery and title to the product according to the terms of each supply contract.

The Company evaluates its ending inventories for excess quantities and obsolescence. Inventories that management considers excess or obsolete are reserved. Management considers forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

Investment in unconsolidated joint venture

The Company accounts for its investment in its unconsolidated joint venture using the equity method of accounting as it has been determined that the Company has the ability to exercise significant influence and is not otherwise required to consolidate. All significant decisions require unanimous consent of both joint venture members. Under the equity method, the investment is initially recorded at cost and subsequently adjusted for the Company’s share of equity in the joint venture’s income or loss.

The Company reviews its investments for other-than-temporary impairment whenever events or changes in business circumstances indicate that the carrying value of the investment may not be fully recoverable. Investments identified as having an indication of impairment are subject to further analysis to determine if the impairment is other than temporary and to estimate the investment’s fair value.

Stock-Based Compensation

Stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The Company uses the Black-Scholes option pricing model to estimate the fair value of awards, and generally these awards only have service conditions. The Company recognizes compensation cost on a straight-line basis over the requisite service period of the award, which is generally the award vesting term. For awards with performance conditions, we recognize compensation costs using an accelerated attribution method over the vesting period. Compensation costs are recognized only if it is probable that the performance condition will be satisfied. Determining the appropriate fair value model and related assumptions requires judgment, including estimating volatility of the Company’s common stock and expected terms. The expected volatility rates are estimated based on historical and implied volatilities of comparable publicly traded companies. The expected term represents the average time that the options that vest are expected to be outstanding based on the vesting provisions, which is determined through the simplified method, since the Company does not have sufficient historical experience regarding the exercise of options. The Company has elected to recognize forfeitures as incurred.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Earnings (loss) Per Share

In accordance with the provisions of FASB ASC Topic 260, Earnings per Share, basic earnings per share (“EPS”) is computed by dividing earnings available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Other potentially dilutive common shares, and the related impact to earnings, are considered when calculating EPS on a diluted basis.

In computing diluted EPS, only potential common shares that are dilutive, those that reduce EPS or increase loss per share, are included. The effect of contingently issuable shares are not included if the result would be anti-dilutive, such as when a net loss is reported. Therefore, basic and diluted EPS are computed using the same number of weighted average shares for the years ended December 31, 2020 and 2019, as we incurred a net loss for such periods. The following potentially dilutive shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	For the year ended December 31
	2020	2019
Stock Options and Restricted Units	2,185,954	392,838
Warrants	9,075,000	—
Block B Sponsor Earnout Shares subject to restrictions	859,000	—
Contingently Issuable Common Stock	2,000,000	—
Convertible Notes (if converted)	—	7,655,908
Contingent redeemable preferred units	—	12,964,231

Segments

The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer and President. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the CODM in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable — related party and long term debt.

Accounting standards establish a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three levels. The fair value hierarchy gives the highest priority to quoted market prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Accounting standards require financial assets and liabilities to be classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable are considered to be representative of their fair value due to the short maturity of these instruments. The fair value of both the Company’s convertible notes payable — related party (the “Convertible Notes”) and the embedded derivative liability are classified within Level 3 of the fair value hierarchy. The Company’s outstanding long term debt are deemed to be at fair value as the interest rates on these debt obligations are materially consistent with prevailing rates.

The Company estimated the original fair value of the Contingently Issuable Common Stock based on a Monte Carlo simulation option-pricing model considering stock price of the Company, a risk free rate of 0.41% and volatility of 60% utilizing a peer group based on a five year term. This estimate was initially recorded as a distribution to shareholders and was presented as Contingently Issuable Common Stock. Upon the occurrence of a Triggering Event, any issuable shares would be transferred from Contingently Issuable Common Stock to common stock and Additional paid-in capital accounts.

Pursuant to the guidance under ASC 815, Derivatives and Hedging, the Sponsor Earnout Shares was classified as a Level 3 fair value measurement liability, and the increase or decrease in the fair value during the reporting period is recognized as expense or income accordingly. The fair values of the Sponsor Earnout Shares on the Closing date were estimated using a Monte Carlo simulation based on stock price of the Company, a risk free rate of 0.41% and volatility of 60% utilizing a peer group based on a five year term. The fair value of the first tranche of Sponsor Earnout Shares (“Block A”) that vested on December 16, 2020 was based on the closing share price of the Company’s publicly traded stock on that date. The fair values of the second tranche of the Sponsor Earnout Shares (“Block B) on December 16, 2020, when the Block B shares were reclassified from liability to equity, were estimated using a Monte Carlo simulation based on stock price of the Company, a risk free rate of 0.36% and volatility of 60% utilizing a peer group based on a five- year term.

The estimated future cash flows of the Convertible Notes were discounted using a discount rate derived from an appropriate risk-free interest rate yield curve and credit spread, and the estimated repayment date. As the Company does not have a market observable credit spread, the Company obtained a range of potential credit spreads available from market observable information on entities with a comparable credit risk. As of December 31, 2019, the estimated fair value of the convertible notes payable — related party is approximately $65,942, as compared to the carrying value of approximately $76,559.

The fair value of the embedded derivatives are determined using valuation techniques that require the use of assumptions concerning the amount and timing of future cash flows, discount rates, probability of future events and redemption dates that are beyond management’s control. As of December 31, 2019, the fair value of the embedded derivative liability was $1,681.

As of December 31, 2020, all convertible notes have been converted to common stock in connection with the Merger. Refer to Note 12 for further discussion of the convertible notes payable — related party and the embedded derivatives.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

Pursuant to the Jumpstart Our Business Startups Act (“JOBS Act”), an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by the FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company has elected to use the extended transition period for complying with any new or revised financial accounting standards. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies. We also intend to continue to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company.

In February 2016, the FASB issued ASU 2016-02, Leases, which will amend current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. The Company is an emerging growth company and would not be required to adopt this ASU No. 2016-02 until January 1, 2022. The Company is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. In November 2019, the FASB issued ASU No. 2019-10 (“ASU 2019-10”), which extends the effective date for adoption of ASU 2016-13 for certain entities. As a result of the provisions in ASU 2019-10, and as the Company was a smaller reporting company as of December 31, 2020, the Company will not be required to adopt ASU 2016-13 until January 1, 2023. The Company is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

In December 2019, the FASB issued Accounting Standards Update No. 2019-12 – Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in the accounting standards. The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. This ASU is effective for public business entities for fiscal years and interim periods beginning after December 15, 2020. The adoption of this ASU does not have a material impact on the Company’s consolidated financial statements.

2. Merger Agreement and Reverse Recapitalization

Merger Agreement

As discussed in Note 1, on November 16, 2020, BMRG and EES entered into the Merger Agreement, which has been accounted for as a reverse recapitalization. Pursuant to the Merger Agreement, the closing cash shall be no less than $110,000 minus the transaction cost incurred by BMRG and EES.

On a special meeting of the shareholders of BMRG held on November 12, 2020, holders of 6,442,195 shares of BMRG’s common stock exercised their right to redeem those shares for cash at a price of $10.10 per share, for an aggregate of approximately $65,066. The per share redemption price of $10.10 for holders of Public Shares electing redemption was paid out of BMRG’s Trust Account, which, after taking into account the redemption but before payment of any transaction expenses, had a balance immediately prior to the Closing of approximately $111.6 million.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

2. Merger Agreement and Reverse Recapitalization (cont.)

On November 16, 2020, immediately prior to the Closing, BMRG issued to a number of purchasers (each, a “PIPE Investor”) an aggregate of 4,000,000 shares of BMRG’s common stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $40,000. In accounting for the reverse recapitalization, the total cash proceeds amounted to $142,345 and resulted in the issuance of 18,364,805 shares of Common Stock, as shown in the table below (dollars in thousands, expect per share amounts).

	Total Shares	Available Cash
Balance, November 15, 2020	22,525,000	$167,411
Less redemption of BMRG shares prior to the Merger	6,442,195	$65,066
Less Sponsor Earnout Shares subject to restriction	1,718,000	$—
Issuance of PIPE Shares	4,000,000	$40,000
Balance issued upon Merger with BMRG	18,364,805	$142,345

The aggregate purchase price for EES as set forth in the Merger Agreement was $300 million. The Merger consideration was settled through the conversion of EES’ Common Units into shares of BMRG Common Stock at an issuance price of $10.00 per share. Each issued and outstanding share of the EES’ common units was automatically converted into the applicable portion of the Merger consideration with the number of shares computed based on the exchange ratio, which is one BMRG share issued to 17.35 common units of EES. As per the 2012 plan (as defined in Note 15), outstanding options to purchase shares of EES’s common units granted under the 2012 Plan automatically converted into stock options for shares of BMRG Common Stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the Merger, after giving effect to the exchange ratio as defined above. All convertible notes and preferred units have been converted to common stock in connection with the Merger. Refer to Note 12 for further discussion of the convertible notes payable — related party and Note 14 for the discussion of the preferred units.

Contingently Issuable Common Stock

Following the closing of the Merger, and as additional consideration for the transaction, the Company will issue within five years from the closing date to each unitholder of EES its pro-rata proportion of a one-time issuance of an aggregate of 2,000,000 Shares (the “Earnout Shares” or “Contingently Issuable Common Stock”), within five business days after (i) the closing share price of the Company’s shares traded equaling or exceeding $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earnout Period (each of clauses (i) and (ii), a “Triggering Event”).

The Company estimated the original fair value of the contingently issuable shares to be $17,944, which remains contingently issuable as of December 31, 2020. This balance was recorded as a distribution to shareholders and was presented as Contingently Issuable Common Stock. Upon the occurrence of a Triggering Event, any issuable shares would be transferred from Contingently Issuable Common Stock to common stock and Additional paid-in capital accounts. Any contingently issuable shares not issued as a result of a Triggering Event not being attained by the end of Earnout period will be cancelled.

On January 22, 2021, the Triggering Event for the issuance of the Earnout Shares occurred as the Company’s stock price exceeded $16.00 per share for 20 trading days within a consecutive 30-trading day period during the Earnout Period.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

2. Merger Agreement and Reverse Recapitalization (cont.)

Sponsor Earnout shares

Pursuant to the Sponsor Earnout letter signed in connection with the Merger, 1,718,000 shares of common stock issued and outstanding held by BMRG (“Sponsor Earnout Shares”) were subject to certain transfer and other restrictions, under which (a) 859,000 Sponsor Earnout Shares (“Block A Sponsor Earnout Shares”) are restricted from being transferred unless and until either, for a period of five years after the Closing, (i) the share price of our common stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period or (ii) a change of control occurs for a share price equaling or exceeding $12.00 per share, and (b) the remaining 859,000 Sponsor Earnout Shares (“Block B Sponsor Earnout Shares”) are subject to similar restrictions except that the threshold is increased from $12.00 to $16.00. If after the five year period, there are no triggering events, the Sponsor Earnout Shares will be forfeited and canceled for no consideration. If after the five year period, only the triggering event described in clause (a) above has occurred, the remaining 859,000 Sponsor Earnout Shares described in clause (b) will be forfeited and canceled for no consideration.

The Sponsor Earnout Shares were classified as a Level 3 fair value measurement liability and $16,235 was recorded as initial liability on our Balance Sheet on the Merger Date. On December 16, 2020, the Company’s stock price exceeded $12.00 per share for 20 trading days within a consecutive 30-trading day period. On that date, the restrictions on all 859,000 shares of Block A Sponsor Earnout Shares were therefore lifted and the holders of these shares were no longer restricted from selling or transferring the shares under the Sponsor Earnout letter. Prior to transferring these Sponsor Earnout Shares to equity on that date, the associated liability was marked to market and the change in fair value was recorded in our Statements of Operations. The fair value of these shares was based on the closing share price of the Company’s publicly traded stock. In addition, Block B Sponsor Earnout Shares were also reclassified as equity instrument on that day due to the release of Block A Sponsor Earnout Shares from restriction. The fair value of the Block B Sponsor Earnout Shares was estimated using a Monte Carlo simulation based on the stock price of the Company, a risk free rate of 0.36% and volatility of 60% utilizing a peer group based on a five year term. For the year ended December 31, 2020, $8,083 was recorded as loss from change in fair value of Sponsor Earnout Shares in our Statements of Operations.

On January 22, 2021, as the Company’s stock price exceeded $16.00 per share for 20 trading days within a consecutive 30-trading day period, Block B Sponsor Earnout Shares was released from restriction.

3. Revenue Recognition

Contract Balances

The following table provides information about contract liabilities from contracts with customers:

	December 31, 2020	December 31, 2019	December 31, 2018
Contract liabilities	$77	$300	$718

Contract liabilities primarily relate to advance consideration received from customers and deferred revenue for which transfer of control occurs, and therefore revenue is recognized, as products are delivered or services are provided. Contract balances are reported in a net contract asset or liability position on a contract-by-contract basis at the end of each reporting period.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

3. Revenue Recognition (cont.)

During the year ended December 31, 2020, contract liabilities decreased $223. The Company recognized $184 of revenue during the year ended December 31, 2020 that was included in the contract liability balance at the beginning of the period.

During the year ended December 31, 2019, contract liabilities decreased $418. The Company recognized $58 of revenue during the year ended December 31, 2019 that was included in the contract liability balance at the beginning of the period.

Transaction Price Allocated to Remaining Performance Obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period:

December 31, 2020	2021	2022	2023	2024	Thereafter
Product Revenue	$77	$0	$0	$0	$0

4. Inventory

As of December 31, 2020 and 2019, we had finished goods of $214 and $—.

5. Property and Equipment, Net

As of December 31, 2020 and 2019, property and equipment, net consisted of the following:

	2020	2019	Useful lives
Equipment	$7,055	$5,910	5 — 10 years
Capital lease	201	201	5 years
Furniture	211	125	5 — 10 years
Leasehold Improvements	2,732	2,732	Lesser of useful life/remaining lease
Tooling	523	150	2 — 3 years
Total	10,722	9,118
Less: Accumulated Depreciation and Amortization	(5,069)	(3,802)
	$5,653	$5,316

Depreciation and amortization expense related to property and equipment was $1,518 and $2,083, during the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020 and 2019, impairment loss charged to Statement of Operations were $— and $1,590, respectively, primarily related to obsolete equipment relating to its prior generation battery. These expenses are reflected in cost of sales, research and development expenses and general and administrative expenses in the Statements of Operations.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

6. Intangible Assets

Intangible assets consisted of various patents valued at $400, which represents the cost to acquire the patents. These patents are determined to have useful lives and are amortized into the results of operations over ten years. During the years ended December 31, 2020 and 2019, the Company recorded amortization expenses of $40 and $40, respectively, related to patents.

Estimated future amortization expense of intangible assets as of December 31, 2020 are as follows:

2021	$40
2022	40
2023	40
2024	40
2025	40
Thereafter	120
$320

7. Investment in Unconsolidated Joint Venture

In August 2019, the Company entered into an agreement with Holtec Power, Inc (“Holtec”) to form the unconsolidated joint venture HI-POWER LLC (“Hi-Power” or “JV”). The JV was formed in order to manufacture the products for all of the Company’s projects in North America. Accordingly, the Company will purchase battery storage systems and spare parts from the JV. The joint venture is in Turtle Creek, Pennsylvania. The Company’s financial commitment is $4,100 in the form of a combination of cash and special purpose manufacturing equipment. Eos’s initial ownership interest is 49%. Both the Company and Holtec sell the products manufactured by Hi-Power. The Company will earn five percent of the product price for any products manufactured by Hi-Power and sold by Holtec or its affiliates.

The joint venture commenced manufacturing activities in the fourth quarter of 2020. For the year ended December 31, 2020 and 2019, contribution made to the JV were $3,020 and $768, respectively. The investment income (loss) recognized from the unconsolidated joint venture under the equity method of accounting was $127 and $(178) for the year ended December 31, 2020 and 2019, respectively. Our investment in the unconsolidated joint venture as of December 31, 2020 and 2019 was $3,736 and $589, respectively.

8. Commitments and Contingencies

Commitments

On June 24, 2016, Eos entered into a long-term non-cancelable operating lease for 45,000 sq. ft. of space for its current headquarters facility in Edison, New Jersey. On April 26, 2017, Eos entered into a lease for an additional 18,000 sq. ft. of adjoining space. These leases expire in September 2026 with renewal options up to 2036. Further, these leases require monthly rent payments along with executory costs, which include real estate taxes, repairs, maintenance and insurance. In addition, the terms of the leases contain cost escalations of approximately 10% annually. The Company also has certain non-cancelable capital lease agreements for office equipment.

Total rent expense was $914 and $930, for the years ended December 31, 2020 and 2019, respectively, of which, $— and $102 was recorded as Cost of sales; $713 and $430 as Research and development expenses; and $201 and $398 as General and administrative expenses in the Statement of Operations, respectively.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

8. Commitments and Contingencies (cont.)

Future minimum lease commitments as of December 31, 2020 are as follows:

	Operating	Capital
2021	$685	$14
2022	755	4
2023	825	—
2024	895	—
2025	966	—
Later years	679	—
Total minimum lease payments	$4,805	$18
Less amounts representing interest		3
Present value of minimum lease payments		$15

Firm Purchase Commitments — Related Party

In July 2020, the Company entered into an $8,000 non-cancellable purchase contract with its unconsolidated joint venture partner, Hi-Power LLC, to supply batteries for existing and future sales orders. For the year ended December 31, 2020, the Company has made purchases totaling $5,496, resulting in a remaining purchase commitment of $2,504 as of December 31, 2020 under this contract.

At the end of each reporting period, the Company evaluates its non-cancellable firm purchase commitments and records a loss, if any, using a lower of cost or market approach. In assessing the potential loss provision, we use the stated contract price and expected production volume under the relevant sales contract. The Company records a purchase commitment loss if the market selling price of Gen 2.3 Battery Systems sold to customers is less than the cost to manufacture the product.

As of December 31, 2020, the Company recorded a provision for firm purchase commitments of $1,585. The related expense has been included as a component of cost of sales in the statement of operations.

Loan commitment

In December 2020, we entered into a secured debt commitment with one of our customers to provide loan for $1,000 which matures on December 30, 2022. $100 were drawn on that commitment and recorded in other assets on the consolidated balance sheet as of December 31, 2020.

9. Grant Expense, Net

Eos was approved for two grants by the California Energy Commission (CEC) totaling approximately $7,000. In accordance with the grant agreements, Eos is responsible for conducting studies to demonstrate the benefits of certain energy-saving technologies to utility companies and consumers in the State of California, and is entitled to receive portions of the grants based upon expenses incurred. During the years ended December 31, 2020 and 2019, Eos recorded grant expense (income), net of $913 and $(469), respectively, which comprised of grant income of $381 and $984 and grant costs of $1,294 and $515, respectively. For the year ended December 31, 2020 and 2019, the Company has received payments totaling $1,531 and $3,209, As of December 31, 2020 and 2019, the Company had $1,136 and $— deferred grant income, respectively, which was recorded in account payable and accrued expense on the Balance Sheets, as we as a receivable in the amount of $131 and $326, respectively. The expenses incurred by Eos relate to the performance of studies in accordance with the respective grant agreements, and the grants received or receivable from the CEC are recorded as an offset to the related expenses for which the grant is intended to compensate the Company.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

10. Income Taxes

Eos is subject to regulation under U.S. federal and U.S. state tax laws, regulations and policies. Changes to these laws or regulations may affect the Company’s tax liability, return on investments and business operations.

Earnings before income taxes

Net loss before income taxes for domestic operations for the years ended December 31, 2020 and 2019 was $(68,754) and $(79,483), respectively.

Income expense (benefit)

Income tax expense (benefit) for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Current expense (benefit):
U.S. federal	$—	$—
U.S. state and local	—	—
Total current income tax (benefit) provision	—	—
Deferred expense (benefit):
U.S. federal	$—	$—
U.S. state and local	—	—
Total deferred income tax (benefit) provision	—	—
Total income tax (benefit) provision	$—	$—

Eos has no tax provision (benefit) for the periods ended December 31, 2020 and 2019 due the generation of taxable losses offset by a valuation allowance, discussed below, on the deferred tax assets.

Reconciliation of US Federal Statutory income tax rate to actual income tax rate

The reconciliation from the statutory U.S. federal income tax rate to the effective tax rate is as follows:

	2020	2019
Income (loss) before income taxes	(68,754)	(79,483)
Statutory U.S. federal income tax (21%)	(14,439)	(16,691)
State and local income tax	(3,149)	1,548
Disallowed interest expense	4,564	11,903
Non-deductible transaction cost	66	—
Non-deductible equity cost	1,698	—
Federal R&D credit	3,660	(1,002)
Uncertain tax position	322	—
Valuation allowance	7,360	4,215
Other	(82)	27
Total income tax expense	—	—
Effective tax rate	—	—

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

10. Income Taxes (cont.)

The reported income tax provision differs from the amount computed by applying the statutory US federal income tax rate of 21% to the income before income taxes primarily due to pretax losses for which no tax benefit has been provided and nondeductible interest expense for US income tax purposes.

Deferred Income Taxes

Eos records deferred income taxes to reflect the net tax effects of temporary differences, if any, between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2020 and 2019 were as follows:

	2020	2019
Deferred tax assets:
NOL carryforwards	$40,386	$30,540
Tax credit carryforwards	1,204	4,346
Employee compensation	1,478	187
Accruals and reserves	1,743	543
Organizational costs	179	194
Transaction costs	324	—
Deferred tax assets, gross	$45,314	35,810
Valuation allowance	(43,895)	(34,773)
Total deferred tax assets, net	$1,419	$1,037
Deferred tax liabilities:
Fixed assets	(1,358)	(1,010)
Investment in partnership	(61)	(27)
Deferred tax liabilities	(1,419)	(1,037)
Total deferred tax asset (liability)	—	—

Eos’s net deferred tax balances consist primarily of federal and state net operating losses (“NOLs”) available for carry forward, and research and development credits for the years ended December 31, 2020 and 2019. The deferred tax balances and related disclosures above reflect the adjusted attribute carryforwards and associated deferred tax assets post-sale of the prior years’ attributes.

During 2019, the Company participated in a tax certificate transfer program with the state of New Jersey and sold a portion of its available prior year New Jersey state NOLs, in varying amounts from tax years 2016, 2017 and 2018. The deferred tax balances and related disclosures above reflect the adjusted attribute carryforwards and associated deferred tax assets post-sale of the prior years’ attributes. The Company anticipates participating in the program for the tax year 2019, but as of the balance sheet date, no 2019 attributes had been sold.

The Company maintains a valuation allowance where it is more-likely-than-not that all or a portion of a deferred tax asset may not be realized. Changes in the valuation allowance are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is required, the Company evaluates factors such as prior earnings history, expected future earnings, reversal of existing taxable temporary differences, carry back and carry forward periods and tax planning strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. Management has determined that it is more-likely-than not that Eos will not be able to utilize its deferred tax assets at December 31, 2020 and 2019 due to a history of cumulative losses. As such, Eos has a valuation allowance against its net deferred tax assets.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

10. Income Taxes (cont.)

The valuation allowance increased by $9,122 between December 31, 2020 and 2019. The increase was primarily attributable to an increase in NOL and tax credit carryforwards. At December 31, 2020, the valuation allowance is $43,895, of which $1,762 will be allocated to additional paid-in capital when released. The remaining valuation allowance of $42,133 will be released through continuing operations.

Net Operating Losses & Tax Credits

As of December 31, 2020 and 2019, Eos has federal research and development tax credits (“R&D credit”) of approximately $4,603 and $3,733, which begin to expire in varying amounts from 2031 – 2040 and 2032 – 2039, respectively, subject to the annual limitation described below. In addition, Eos has state R&D credits of approximately $1,131 and $613, which will expire in varying amounts from 2024 – 2027 and 2025 – 2026 for the years ended December 31, 2020 and 2019, respectively.

The Company has NOL carryforwards for tax purposes and other deferred tax assets that are available to offset future taxable income, subject to the annual limitation described below.

As of December 31, 2020 and 2019, Eos has gross federal NOL carryforwards of approximately $174,258 and $137,909. As of December 31, 2020, Eos has state NOL carryforwards of $60,206. Regarding the federal NOL for the year ended December 31, 2020, $89,051 begins to expire in varying amounts from 2032 through 2036, while $85,207 has an indefinite carryforward period. The state NOL carryforwards begin to expire in varying amounts from 2035 through 2040. The US (federal and state) operating loss carryforwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code, and similar state provisions. The Company determined that the merger transaction (described further in Note 2), constitutes a change of ownership as defined under Internal Revenue Code Section 382 and Section 383. Based on management’s Section 382 Limitation Analysis, it is expected that all NOL carryforwards that existed as of the transaction date will be allowable under Section 382, however, the deferred tax asset on the Company’s NOL carryforward is offset by a full valuation allowance at December 31, 2020. Based on management’s Section 383 Limitation Analysis, it is expected that $4,530 of federal R&D credits will expire unused. As such, these credits have been written off as of December 31, 2020.

In March and December, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Consolidated Appropriations Act of 2021 (the “CAA”) were signed into law in response to the Covid-19 pandemic. The CARES Act and the CAA provided several forms of tax law changes, though Eos does not anticipate that any will have a material impact on the financial statements.

Unrecognized Tax Benefits

The Company is subject to income taxes in the United States (federal and state). Significant judgment is required in evaluating the Company’s tax positions and determining Eos’s provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. The Company records a liability for uncertain tax positions on the basis of a two-step process in which (i) management determines whether it is more-likely-than-not that the tax position will be sustained on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

10. Income Taxes (cont.)

Eos has unrecognized tax benefits associated with uncertain tax positions as of December 31, 2020 and 2019 as follows:

	2020	2019
Gross unrecognized tax benefits as of January 1	—	—
Additions:
Current year tax positions	722
Prior year tax positions	—	—
Reduction of prior year tax positions	—	—
Settlements	—	—
Lapse of statute of limitations	—	—
Gross unrecognized tax benefits as of December 31	722	—

Included in the balance of unrecognized tax benefits at December 31, 2020 are potential benefits of nil that, if recognized, would affect the effective tax rate on income from continuing operations. The open tax years for federal and state tax returns are generally 2017 and forward. Net operating losses and R&D credits generated in closed years and utilized in open years are subject to adjustment by the tax authorities. Eos is not currently under examination by any taxing jurisdiction.

The Company regularly assesses the adequacy of its provision for income tax contingencies in accordance with ASC 740. As a result, the Company may adjust the reserves for unrecognized tax benefits for the impact of new facts and developments, such as changes to interpretation of relevant tax law, assessments from taxing authorities, settlements with tax authorities and lapses of statute of limitations.

11. Related Party Transactions

Convertible Notes Payable

During the years ended December 31, 2020 and 2019, Eos issued convertible notes payable to certain members. Refer to Note 12 for further discussion.

Management fee arrangement

During the years ended December 31, 2020 and 2019, the Company incurred monthly management fees to an entity owned by a board member in relation to the use of a New York City office. Total costs incurred during the year amounted to $69 and $19, respectively, which are included in General and administrative expense in the Statements of Operations. Unpaid management fees of $— and $73 are included in Accounts payable and accrued expenses-related parties as of December 31, 2020 and 2019, respectively.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expense-related parties as of December 31, 2020 contains $138 consultant fee payable to affiliate. This line further includes $2,382 and $1,121 accruals as of December 31, 2020 and December 31, 2019 for payments under the Joint Venture agreement.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Related Party Transactions (cont.)

Receivable from disgorgement of short swing profits

As of December 31, 2020, the Company had a receivable of $432 from its affiliated company B.Riley Securities, Inc resulting from disgorgement of short swing profits, which is included in Prepaid and other current assets. See Note 16 for a detailed discussion.

Vendor deposits

As of December 31, 2020, vendor deposits include a balance of $278 deposits made to Hi-Power.

12. Convertible Notes Payable

Convertible Notes Payable -Related party

During the year ended December 31, 2020 and December 31, 2019, the Company issued Convertible notes payable with aggregate principals of $5,469 and $19,524, respectively (the “Convertible Notes”). The Convertible Notes are secured by all assets and intellectual property of the Company. AltEnergy Storage Bridge, LLC (“AltEnergy”) and its affiliates have combined beneficial ownership in the Company exceeding 10% and therefore constitute a related party of the Company, pursuant to ASC 850, Related Parties. As of December 31, 2020, AltEnergy owned approximately 14% of the Company’s Common Stock and as of December 31, 2019 AltEnergy owned approximately 20% of the EES Common and Preferred Units.

The remaining note holders do not meet the definition of a related party under ASC 850. However, the Convertible Notes were issued to each of the note holders under identical terms, and AltEnergy serves as the administrative agent of all note holders under the Convertible Note agreements. Therefore, the disclosures within Note 12 encompass all of the Convertible Notes.

Phase I Convertible Notes Payable -related party

The Convertible Notes were issued on various dates through two phases. The first phase with aggregate principal of $13,529 was issued from February 2019 to May 2019 (the “Phase I Notes”), of which $4,137 was issued to AltEnergy.

The terms of the Phase I Notes are summarized as follows:

●	Maturity: On or after June 30, 2019.

●	Conversion Option: At any time, the Holder may elect to convert 1.15 times the outstanding principal balance into the preferred units of the Company at $1.75 per unit.

●	Liquidation Amount: Repayment shall be made at the applicable liquidation amount. The Liquidation Amount applies to all repayments, with the exception of early repayments made at the Company’s option. The Liquidation Amount applicable to repayments occurring prior to June 1, 2019 is 1.5 times the outstanding principal balance. At June 1, 2019 and August 1, 2019, the multiple increases to 2.0 and 3.0 times the outstanding principal balance, respectively.

●	Optional Prepayment: The Company may prepay the Phase I Notes prior to maturity at 3.0 times the outstanding principal balance.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

12. Convertible Notes Payable (cont.)

●	Conversion upon Qualified Financing: In the event that the Company issues and sells any units to investors through a Qualified Financing, on or before the date the Phase I Notes are repaid in full, resulting in aggregate gross equity proceeds of at least $25,000, the Company may at its sole option, force the Holders to convert the Liquidation Amount into the class of equity issued in the Qualified Financing. The number of units issued at conversion are variable and shall be based upon the price per unit paid in the financing. Alternatively, the Company may also elect to settle the 2019 Convertible Notes in cash.

●	Holders’ put options: If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. Any time prior to September 30, 2019, if Event of Default has not occurred, and at the direction of a majority of holders, the Liquidation Amount becomes due on demand.

In conjunction with the Phase II Note issuance, the Phase I maturity date was extended to October 31, 2019. The term extension was considered a troubled debt restructuring and did not result in a substantial modification and was accounted for as a continuation of the existing Phase I Notes. An extinguishment charge was not recognized.

2019 Phase II Convertible Notes Payable -Related party

Convertible Notes with aggregate principal of $5,995 were issued from June 2019 to December 2019 (the “2019 Phase II Notes”), of which $2,017 was issued to AltEnergy.

The terms of the Phase II Notes are identical to the Phase I Notes, except as follows:

●	Maturity: On or after October 31, 2019.

●	At any time, the holder may elect to convert 1.15 times the outstanding principal balance into the Preferred Unites of the Company at $0.50 per unit.

●	The Liquidation Amount is 6.0 times the outstanding principal balance, regardless of the repayment date.

●	Holders’ put option: If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. If Event of Default has not occurred, Holders cannot accelerate repayment.

●	2019 Phase II Notes are Senior to Phase I Notes: In the event that the Company is obligated, or elects, to repay the Convertible Notes and does not have sufficient funds to repay all Notes in full, payments shall be made in the following order: first, to the holders of Phase II Notes until each holder has received a repayment equal to 2.0 times (2.0x) the then outstanding principal balance of holder’s Phase II Notes; second, to the holders of Phase I Notes until each holder has received a repayment equal to 1.0 times (1.0x) the then outstanding principal balance of those holder’s Phase I Notes; and third, to all holders of the 2019 Convertible Notes, pro rata based on the remaining amount due to each holder pursuant to the terms and provisions of each 2019 Convertible Note held by that holder.

Concurrent to issuance of the Phase II Notes, the Company entered into subscription agreements to sell Preferred Units to the Holders equal to the principal balance of the 2019 Phase II Notes at a price of $0.50 per unit. Phase II cash proceeds totaled $11,991. The proceeds were allocated to the Phase II Notes and EES Preferred Units based on their relative fair values at the date of issuance. The Company recognized $2,031 attributable to the 2019 Phase II Preferred Units, which was recorded as a discount against the 2019 Phase II Notes. Refer to Note 14 for further discussion regarding the EES Preferred Units.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

12. Convertible Notes Payable (cont.)

2020 Phase II Convertible Notes Payable - Related party

During the year up to the Closing date, the Company issued Convertible Notes (the “2020 Phase II Notes”) concurrently with EES Preferred Units to certain investors for aggregate cash proceeds of $10,768, including 2020 Phase II Notes of $10,598 with terms identical to the 2019 Phase II Notes, and $170 of Phase I Notes.

The proceeds were allocated to the 2020 Phase II Notes and EES Preferred Units based on their relative fair values at the date of issuance. The Company recognized $1,759 attributable to the 2020 Phase II EES Preferred Units, which was recorded as a discount against the 2020 Phase II Notes. $1,075 of the 2020 Phase II Notes were issued to AltEnergy. Refer to Note 14 for further discussion regarding the EES Preferred Units.

Beneficial Conversion Features

The conversion option on the Phase I Notes generated a beneficial conversion feature (BCF). A BCF arises when a debt or equity security is issued with an embedded conversion option that is in the money at inception because the conversion option has an effective strike price that is less than the fair value of the underlying equity security at the commitment date. The Company recognized this BCF by allocating the intrinsic value of the conversion option to the Preferred Units, which resulted in a discount on the Phase I Notes. The Company amortized the discount into interest expense on the commitment date, as the Convertible Notes are immediately puttable by investors.

Embedded Derivatives

Both the occurrence of a Qualified Financing and the exercise of the holders’ put options represent events that can accelerate repayment of the 2019 Convertible Notes and involve a significant discount. Therefore, these features constitute embedded derivatives that require bifurcation pursuant to ASC 815-15, Embedded Derivatives.

In the event of a Qualified Financing occurring prior to July 31, 2019, the Phase I notes can be repaid at a 1.5x or 2.0x Liquidation Amount, thereby resulting in an embedded derivative at issuance. For the year ended December 31, 2020 , embedded derivative assets with initial fair value of $411 was recognized. Embedded derivative assets with initial fair value of $181 and embedded derivative liabilities with initial fair value of $1,145 were recognized during 2019. These amounts were recorded as discounts on the Convertible Notes. As of December 31, 2019, the embedded derivatives were classified as current liabilities on the consolidated balance sheet and had fair values of $1,681. The embedded derivatives were fair valued through the Merger date. During the year ended December 31, 2020 and 2019, a change in fair value of embedded derivative gain of $2,092 and a loss of $716 has been recognized, respectively. The fair value of the embedded derivative was zero as of December 31, 2020 as a result of the conversion of the notes in connection of the Merger.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

12. Convertible Notes Payable (cont.)

The Company accounted for the 2019 Convertible Notes as deeply discounted zero coupon debt instruments. The balances payable at maturity reflect liquidation multiples of 3.0 and 6.0 times the stated face value of the Phase I and 2019 Phase II Notes, respectively. The following balances were recognized upon issuance of the Convertible Notes during the years ended December 31, 2020 and 2019:

	For the year ended December 31
	2019		2020
	Phase I	Phase II	Phase I	Phase II	Total
Convertible notes payable	$40,587	$35,973	$510	$31,793	$108,863
Discount, original issuance	(20,946)	(23,982)	(340)	(21,196)	$(66,464)
Premium (Discount), embedded derivative	181	(1,145)	—	(411)	$(1,375)
Discount, fair value of preferred units	—	(2,031)	—	(1,759)	$(3,790)
Discount, beneficial conversion features	(1,799)	—	—	—	$(1,799)
Convertible notes payable, net	$18,023	$8,815	$170	$8,427	$35,435

Subsequent Measurement

With respect to the Phase I Notes, the holders’ put option is immediately exercisable at the 1.5 times the principal amount of the Notes. Pursuant to ASC 470-10, which states that notes with demand features should be stated at or near the amount of cash that could be required to satisfy, a corresponding portion of the discount was amortized into interest expense immediately following issuance. Additionally, the discount attributable to the BCF was immediately amortized into interest expense at issuance. The remaining discount on the Phase I Notes was amortized into interest expense using the effective interest method through July 31, 2019, the date at which the note becomes payable at 3.0 times the outstanding principal amount.

Discounts on the Phase II Notes were amortized into interest expense using the effective interest method through the stated maturity date of October 31, 2019. On October 31, 2019, the Company defaulted under the Phase II note agreements, at which time the note holders’ put option became exercisable. Accordingly, discounts on Phase II Notes issued subsequent to October 31, 2019 were immediately amortized into interest expense upon issuance.

At issuance, the annual effective interest rates on the Phase I Notes were in excess of 400%. The Phase II Notes were issued with annual effective interest rates in excess of 1,200%. During the year ended December 31, 2020 and 2019, the Company recognized interest expense of $23,706 and $49,708 related to the Convertible Notes, respectively.

In connection with the business combination, the convertible notes were then exchanged for the common stock of the Company per the “Conversion upon Qualified Financing” term discussed above. 10,886,300 shares of common stock were issued to the notes holders based on the liquidation amount of $108.9 million as of the Merger date and purchase price of $10 per shares agreed upon in the Merger agreement. The balances attributable to the Convertible Notes immediately prior to the Merger were as follows:

	Phase 1	Phase 2	Pre-Merger balance
Convertible notes payable	$41,097	$67,766	$108,863
Discount, original issuance	(21,286)	(45,178)	(66,464)
Discount, embedded derivative	181	(1,556)	(1,375)
Discount, fair value of preferred units	—	(3,790)	(3,790)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	22,904	50,524	73,428
Convertible notes payable, net	$41,097	$67,766	$108,863

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

12. Convertible Notes Payable (cont.)

As of December 31, 2019, the total principal and accrued interest on the Phase I Notes, 2019 Phase II Notes, and 2020 Phase II Notes is equal to the applicable Liquidation Amount of 3.0, 6.0, and 6.0 times the outstanding principal, respectively. The balances attributable to the 2019 Convertible Notes on December 31, 2019 were as follows:

	Phase 1	Phase 2	December 31, 2019
Convertible notes payable	$40,587	$35,973	$76,560
Discount, original issuance	(20,946)	(23,982)	(44,928)
Discount, embedded derivative	181	(1,145)	(964)
Discount, fair value of preferred units	—	(2,031)	(2,031)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	22,564	27,158	49,722
Convertible notes payable, net	$40,587	$35,973	$76,560

As of December 31, 2019, aggregate Phase I and Phase II Notes attributable to AltEnergy totaled $24,415.

13. Long-term Debt

The following is a summary of the Company’s long-term indebtedness (in thousands):

	December 31, 2020	December 31, 2019
Paycheck Protection Program loan payable	$1,257	$—
Other	94	—
Total	1,351	—
Less: long-term debt, current portion	(1,071)	—
Long-term debt	$280	$—

Paycheck Protection Program

On April 7, 2020, the Company received $1,257 related to its filing under the Paycheck Protection Program and Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The payment terms of the note are as follows:

●	No payments during the deferral period, which is defined as the ten-month period beginning on the eight weeks after the cash from the loan was received.

●	Commencing one month after the expiration of the deferral period, and continuing on the same day of each month thereafter until the maturity date, the Company shall pay to JPMorgan Chase Bank, N.A. (the “Lender”), monthly payments of principal and interest, each in such equal amount required to fully amortize the principal amount outstanding on the note on the last day of the deferral period by the maturity date (twenty-four months from the date of the note, or April 7, 2022).

●	On the maturity date, the Company shall pay the Lender any and all unpaid principal plus accrued and unpaid interest plus interest accrued during the deferral period.

●	The Company may prepay this note at any time without payment of any premium.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Long-term Debt (cont.)

The Lender is participating in the Paycheck Protection Program to help businesses impacted by the economic impact from COVID-19. Forgiveness of this loan is only available for principal that is used for the limited purposes that qualify for forgiveness under the Small Business Administration’s (the “SBA”) requirements. To obtain forgiveness, the Company must request it and must provide documentation in accordance with the Small Business Administration (the “SBA”) requirements, and certify that the amounts the Company is requesting to be forgiven qualify under those requirements. Forgiveness of the loan is dependent upon approval of the SBA.

14. Contingently Redeemable Preferred Units

As of December 31, 2019, the Company had outstanding Series C, Series D, and 2019 Bridge Preferred Units (“EES Preferred Units), which were issued at $1.10, $1.75, and $0.50 per unit, respectively.

Pursuant to the EES LLC Agreement, the rights and privileges of the EES Preferred Members were as follows:

Voting — The EES Preferred Members are entitled to vote together with the holders of EES Common Units on all matters submitted for members’ vote. Additionally, the EES Preferred Members occupy a majority of the seats of the Board of Directors and can therefore control all decisions subject to the Board’s vote.

The following actions require a majority vote of the Preferred Members:

●	Pay any dividend on any EES Units

●	Agree or enter into a merger, sale of a material portion of the Assets, or other corporate reorganization or acquisition or any other transaction resulting in a change of control of EES.

●	Create or authorize the creation of any debt security, guarantee, or instrument with similar effect in excess of $1,000,000, outside the normal course of business.

●	Enter new lines of business or exit the current line of business.

●	Enter into an exclusive agreement or arrangement to manufacture or sell EES’s technology.

●	Sell, assign, transfer, pledge, or encumber material technology or material intellectual property.

●	Take any action which deviates from the current budget approved by the Board of Directors by more than 15%.

Preferred Liquidation Preference — In the event of the termination of EES or a Company Sale (as defined within the EES LLC agreement) the holders of the EES Preferred Units are entitled to receive for each outstanding unit an amount equal to the greater of: 1) the original issuance price per unit plus an 8% liquidation preference, accrued from the issuance date and (2) the amount which would have been payable to such EES Preferred Member had the EES Preferred Units been converted into EES Common Units in connection with a termination or Company Sale.

After payment of the Preferred Liquidation Preference, any remaining proceeds are distributed proportionally to the Common Unit holders. A Company Sale is defined as a sale of Units, sale of Assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more third parties (other than Voting Members) shall own in excess of fifty percent of the Voting Units or assets of the Company. As of December 31, 2019, the EES Preferred Liquidation Preference was $136,816. Because the occurrence of a Company Sale was not probable, the Company concluded the EES Preferred Units were not probable of becoming redeemable. Therefore, the carrying value had not been remeasured to the Preferred Liquidation Preference.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

14. Contingently Redeemable Preferred Units (cont.)

The occurrence of a Company Sale requires the approval of both the Board of Directors and Preferred Members. Therefore, the liquidation provisions are considered contingent redemption provisions as there are certain elements that are not solely within the control of the Company. Accordingly, the Preferred Units have been presented in the mezzanine section of the consolidated balance sheet.

Conversion — The Preferred Units are convertible at any time, at the option of the holder, into EES Common Units of the Company. Upon an optional conversion, distributions payable on such EES Preferred Units that have been declared but remain unpaid, shall be converted into EES Common Units. Upon the closing of a Qualified Public Offering (as defined within the EES LLC Agreement), EES Preferred Units will automatically convert to common units.

The EES Preferred Units are initially convertible on a one-to-one basis into EES Common Units, subject to certain adjustments for unit splits and combinations. The EES Preferred Units are also subject to full-ratchet, anti-dilution price protection (a “down round” provision). Under that provision, if the Company issues EES Common Units at an effective price that is less than the conversion price (the “Dilutive Price”), then the conversion price of the EES Preferred Units is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of either EES Common Units or securities convertible into EES Common Units, at a Dilutive Price, the EES Preferred Units would be convertible into a greater number of EES Common Units.

Bridge Preferred Units

As discussed at Note 12, the Company entered into subscription agreements to sell EES Preferred Units to the Holders at a price of $0.50 per unit concurrently with the issuance of the 2019 Phase II Notes, which resulted in the issuance of approximately 12,000,000 EES Preferred Units (the “2019 EES Bridge Preferred Units”). The Company recognized $2,031 attributable to the 2019 EES Bridge Preferred Units based on the allocated fair value of cash proceeds.

Upon the issuance of 2019 EES Bridge Preferred Units, the down round provision was triggered for the Series C and Series D EES Preferred Units whereby the conversion price was adjusted from $1.10 and $1.75, respectively to $0.50 per EES Common Unit, which resulted in approximately 144,200,000 additional EES Common Units being issuable upon conversion of the Series C and Series D EES Preferred Units. As the fair value a EES Common Unit was determined to be less than $0.50 on both 1) the original issuance date of the Series C and Series D EES Preferred Units and 2) immediately following the issuance of the EES Bridge Preferred Units, the down round did not trigger a BCF. Therefore, a deemed dividend was not recognized.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

14. Contingently Redeemable Preferred Units (cont.)

As of December 31, 2019, the Preferred Units were convertible into approximately 224,900,000 EES common units. Refer to Note 12 for further discussion regarding the fair value allocated to the EES Preferred Units. During the years ended December 31, 2020 and 2019, activities attributable to the EES Preferred Units was as follows:

	Preferred Units
	Units	Amount
Balance, December 31, 2018	68,716	$105,548
Contributions allocated to EES Preferred Units	11,991	2,031
Discount on convertible notes, beneficial conversion feature	—	1,786
Balance, December 31, 2019	80,707	109,365
Contributions allocated to EES Preferred Units	10,598	1,759
Issuance of EES Preferred Units	20,000	10,000
Balance, November 16, 2020	111,305	$121,124

In connection with the Merger on November 16, 2020, the Preferred Units were converted to 255,523,120 EES common units. 14,727,844 shares of the Company’s common stock were issued to the EES Preferred Units holders.

15. Stock-Based Compensation

Since 2012, Eos has issued stock options to employees and certain service providers under the 2012 Eos Equity Incentive Plan (“2012 Plan”). In addition to stock options, the 2012 Plan provides for the issuance of other forms of stock-based compensation, including profit interests, unit appreciation rights and restricted units. Subsequent to the closing of the Merger, the Company approved the 2020 Equity Incentive Plan (the “2020 Incentive Plan”) and reserved 6,000,000 shares of common stock for issuance thereunder. The Incentive Plan became effective immediately upon the Closing of the Merger and all equity granted under the 2012 Plan were converted into equivalent equity under the 2020 Incentive Plan. As of December 31, 2020, the Company has stock options and restricted units issued under the 2020 Incentive Plan.

The following table summarizes stock option activity during the years ended December 31, 2020 and 2019. All stock option activity was retroactively restated to reflect the converted options. See Note 2 for the conversion in connection with the Merger.

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Options Outstanding at December 31, 2018	303,028	$26.20	2.8
Granted	254,882	$9.54
Cancelled/Forfeited	(165,072)	$27.24
Options Outstanding at December 31, 2019	392,838	$15.09	5.4
Granted	1,972,679	$9.07
Cancelled/Forfeited	(221,881)	$18.57
Options Outstanding at December 31, 2020	2,143,636	$9.19	9.5
Options Exercisable at December 31, 2020	15,859	$26.81	1.7

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

15. Stock-Based Compensation (cont.)

As of December 31, 2020 and 2019, 3,825,176 and 87,906 shares remain for future issuance, respectively. Options vest generally over three to five years and have a term of five to ten years. During the year ended December 31, 2020, the Company granted stock options with both service and performance conditions. Stock compensation is recognized on a straight-line basis over the requisite service period of the award, which is generally the award vesting term. For awards with performance conditions, compensation expense is recognized using an accelerated attribution method over the vesting period. The performance conditions primarily relate to the completion of project milestones, achievement of operational certifications, and the Company’s closing of financing rounds.

The Company’s Restricted Units (RU) represent the right to receive one common share, subject to vesting and transferability restrictions. For the year ended December 31, 2020 and December 31, 2019, 123,478 and — RUs were granted. During the same periods, 174,761 and — common shares were issued for RUs that had fully vested during the current and prior periods. As of December 31, 2020, 42,318 RUs were outstanding and unvested. These unvested RUs include (1) 31,188 units issued to directors of our Board which will vest at the earlier of our next annual shareholders meeting or December 8, 2021 and (2) 11,130 units issued to a member of our senior management which will be vested on December 16, 2021. These RUs were measured at their grant-date fair value of $13.46 per unit and will be fully vested in 2021.

The Company recorded stock compensation expense of $5,081 for the year ended December 31, 2020 which includes $977 from RUs and $4,104 from stock options, respectively. $135 of stock compensation was recorded for the year ended December 31, 2019, including $4 from RUs and $131 from stock options, respectively. The stock compensation has been recorded in cost of sales, R&D expense and general and administrative expenses in the Statements of Operations. Unrecognized stock compensation expenses amount to $7,416 and include $472 attributable to RUs, which is expected to be recognized within one year, and $6,944 attributable to stock option, which is expected to be recognized over the next four years.

The weighted average assumptions used to determine the fair value of options granted in 2020 and 2019 are as follows:

	2020	2019
Volatility	52.99%	58.20%
Risk free interest rate	0.39%	1.89%
Expected life (years)	5.19	6.25
Dividend yield	0%	0%

The weighted average grant date fair value of all options granted was $5.38 and $1.21 per option for the years ended December 31, 2020 and 2019, respectively.

EOS ENERGY ENTERPRISES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($ IN THOUSANDS)

16. Shareholder’s Equity

Preferred Shares

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 200,000,000 shares of common stock with $0.0001 par value. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 48,943,082 and 3,930,336 common stocks issued and outstanding.

Warrants

The Company sold warrants to purchase 9,075,000 shares of the Company’s common stock in the public offering and the private placement on May 22, 2020. One warrant entitles the holder to purchase one whole share of common stock at a price of $11.50 per share. At December 31, 2020, there were 9,075,000 warrants outstanding which will become exercisable on May 22, 2021.

Disgorgement of short swing profits

For the year ended December 31, 2020, the Company recognized $432 increase to Additional Paid in Capital as a capital contribution from a stockholder for the disgorgement of short swing profits under Section 16 (b) of the Exchange Act, from B. Riley Securities, Inc, which is affiliated with B. Riley Financial Inc, a shareholder owning more than 5% of our common stock. The Company received the full payment in January 2021.

17. Subsequent Events

On January 22, 2021, the Triggering Event for the issuance of the Earnout Shares occurred as the Company’s stock price exceeded $16.00 per share for 20 trading days within a consecutive 30-trading day period during the Earnout Period as described in Note 2. This Triggering Event resulted in the issuance of 2,000,000 shares of the Company’s common stock. In addition, the Block B Sponsor Earnout Shares (as defined in Note 2) of 859,000 shares were released upon the achievement of the daily milestone of $16.00 per share as discussed in Note 2.